Exhibit 10.1
EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

dated as of December 6, 2019 among
CVA FINANCE LLC,
as Seller

COVANTA ENERGY, LLC,
Individually and as initial Servicer,

THE PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO

AND

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as
Administrative Agent

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EXHIBIT, SCHEDULE AND ANNEX LIST

EXHIBIT I	Definitions; Construction
EXHIBIT II	Conditions Precedent
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Guidelines
SCHEDULE II	Collection and Concentration Accounts – Banks and Account Numbers
SCHEDULE III	Seller Party Information
SCHEDULE IV	Notice Addresses and Directed Account Information

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assignment and Assumption Agreement
ANNEX D	Forms of U.S. Tax Compliance Certificates

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RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (together with the Exhibits, Schedules and Annexes hereto, in each case, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 6, 2019 is by and among CVA FINANCE LLC, a Delaware limited liability company, as seller (the “Seller”), COVANTA ENERGY, LLC, a Delaware limited liability company, individually (“Covanta”), and as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the PURCHASERS and PURCHASER AGENTS (in each case, as defined herein) from time to time party hereto, and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“CACIB”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Seller desires to sell certain receivables owned by it to the Administrative Agent for the benefit of the Purchasers and to grant a security interest in all of its other receivables to the Administrative Agent for the benefit of the Purchasers to secure the Seller’s obligations arising hereunder, in each case, in the manner and pursuant to the terms herein set forth. Covanta has agreed to act as the initial servicer with respect to such receivables in the manner and pursuant to the terms herein set forth. The definitions of certain capitalized terms used herein and rules of construction applicable hereto are set forth in Exhibit I attached hereto and forming part hereof.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility.

(a)    Purchases. On the terms and subject to the conditions set forth in this Agreement (including Section 1.2), (i) the Seller, as seller, may from time to time during the Commitment Period, request the purchase (each, a “Purchase”) of Pool Receivables for a purchase price equal to the Aggregate Funding Amount set forth in the related Purchase Notice, and (ii) each Purchaser Group shall fund its Group Commitment Percentage of the applicable Aggregate Funding Amount (its “Purchaser Group Funding Amount”) for each such Purchase as follows:
(A) if a Purchaser Group has a Conduit Purchaser, such Conduit Purchaser, at its sole option, may fund such Purchaser Group Funding Amount for its Purchaser Group (or, if there is more than one Conduit Purchaser in a Purchaser Group, may fund its internally allocated percentage of such Purchaser Group Funding Amount) or, upon notice to the Seller, the Administrative Agent and its Purchaser Agent, may decline to fund such Purchase, and (B) each Committed Purchaser shall, and hereby severally agrees to, fund its Internal Commitment Percentage of the remainder of (x) the Purchaser Group Funding Amount for its Purchaser Group, less (y) the amount (if any) funded by any Conduit Purchaser(s) in its Purchaser Group with respect to such Purchaser Group Funding Amount pursuant to clause (ii)(A) of this sentence for such Purchase.

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(b)    Delivery of Purchase Request and Sold Receivables Schedule. Each Purchase of Pool Receivables made pursuant to Section 1.1(a) shall be made on the Business Day (the “Purchase Date”) requested by Seller for such Purchase in an irrevocable written notice in the form of Annex B (each, a “Purchase Notice”), which Purchase Notice shall attach a schedule (the “Sold Receivables Schedule”) identifying all Pool Receivables that will newly become “Sold Receivables” in connection with such Purchase as well as listing all “Sold Receivables” from any prior Purchase or Reinvestment (in any case, as selected in compliance with Section 1.2(b)). Each Purchase Notice (and related Sold Receivables Schedule) will be delivered by the Seller to the Administrative Agent and each Purchaser Agent by 11:00 a.m., New York, New York time, at least one Business Day before the requested Purchase Date. Each Purchase Notice will identify: (i) the Aggregate Funding Amount (and each Purchaser Group Funding Amount forming part thereof if there is more than one Purchaser Group) for such Purchase; (ii) the requested Purchase Date; and (iii) the pro forma calculation of the Capital Coverage Amount on the Purchase Date after giving effect to such Purchase, and showing that such Capital Coverage Amount equals or exceeds the Aggregate Capital at such time after giving effect to such Purchase. With respect to any Purchase, the Purchaser Group Funding Amount for each Purchaser Group shall not be less than $1,000,000 and shall be in integral multiples of $100,000 in excess thereof.

(c)    Funding of Purchases. On the Purchase Date of each Purchase, subject to the terms and conditions herein set forth, upon satisfaction of the conditions precedent set forth in Exhibit II, each applicable Purchaser shall make available to the Seller in same day funds an amount equal to the portion of Aggregate Funding Amount to be funded by such Purchaser as determined pursuant to Section 1.1(a). Such funds shall be remitted to the Directed Account or such other account as is identified for such purpose by the Seller in the Purchase Notice delivered by the Seller to the Administrative Agent and each Purchaser Agent in connection with such Purchase.

(d)    Reinvestments. On the terms and subject to the conditions set forth in this Agreement (including Section 1.2), the Seller hereby requests that on each day that is not a Termination Day, all Reinvestment Collections not previously applied under this subsection (d) shall be remitted to the Seller (or held by the Servicer on behalf of the Seller) to fund the purchase price of a reinvestment purchase of additional Pool Receivables that are newly designated as “Sold Receivables” on the books and records of the Seller in accordance with Section 1.2(b) (each such reinvestment purchase, a “Reinvestment” and the day on which such Reinvestment occurs, a “Reinvestment Date”). If the conditions precedent set forth herein for a Reinvestment have been met on any day, such Reinvestment shall occur automatically (without any further request or notice required to be delivered by Seller in connection therewith) and shall be deemed to have been funded by each Purchaser based on its Investment Percentage (as determined immediately prior to such Reinvestment) of the Reinvestment Collections being reinvested in connection therewith (that otherwise would have been for the account of such Purchaser and applied in reduction of its Capital). Upon notice by any Conduit Purchaser to the Seller, the Administrative Agent and its Purchaser Agent that it is declining to fund any such Reinvestment, each Committed Purchaser in the Purchaser Group of such Conduit Purchaser (ratably based on the Internal Commitment Percentage of each such Committed Purchaser if there is more than one Committed Purchaser in the applicable Purchaser Group) shall purchase such Conduit Purchaser’s Investment Percentage of the Reinvestment Collections subject to such Reinvestment (by paying to such Conduit Purchaser the amount thereof in exchange for ownership of such Reinvestment Collections), and thereupon such purchased Reinvestment Collections shall be subject to such Reinvestment, together with all other Reinvestment Collections relating to such Reinvestment, pursuant to the terms of this subsection (d) (and treated hereunder the same as all other Reinvestment Collections in all respects); provided, that the Capital of any such Committed Purchaser (that purchases and simultaneously reinvests Reinvestment Collections pursuant to this sentence) shall be increased by the amount of such purchase and the Capital of any such Conduit Purchaser (that declines to make a Reinvestment) shall be reduced by the amount received by it from the Committed Purchaser(s) with respect to such sale of Reinvestment Collections described in this sentence.

Section 1.2. Terms of Purchases and Reinvestments.

(a)    Identification of Sold Receivables. The Seller shall maintain (or cause the Servicer to maintain on behalf of the Seller) books and records sufficient to readily identify the Sold Receivables subject to any Purchase or Reinvestment. The Seller and Servicer shall cause all Sold Receivables to be identified in each Sold Receivables Schedule and Information Package delivered hereunder; provided, that the Servicer shall provide to the Administrative Agent a list of Sold Receivables at any time upon reasonable prior notice.

(b)    Selection of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables the “Sold Receivables” to be transferred in connection with each Purchase or Reinvestment hereunder solely in accordance with the following requirements: (i) each Sold Receivable shall be an Eligible Receivable on the date it is first included as a “Sold Receivable” in connection with the applicable Purchase or Reinvestment, (ii) the Sold Receivables shall be identified on an invoice-by-invoice basis and the transfer of each Sold Receivable hereunder shall be the transfer of 100% of the Seller’s right, title and interest in the invoice evidencing such Sold Receivable (such that such “Sold Receivable” shall constitute the full amount due under such invoice), and (iii) no Purchase or Reinvestment, after giving effect thereto, shall cause the aggregate Outstanding Balance of Sold Receivables at any time to exceed the Aggregate Capital at such time or be less than the Aggregate Capital by $100,000 or more or 0.5% or more.

(c)    Limitations on Obligation to Fund. Notwithstanding anything to the contrary set forth herein, under no circumstances shall any Conduit Purchaser be required to fund any Purchase or Reinvestment. In addition, notwithstanding anything to the contrary set forth herein, Seller shall not request any Purchaser to fund any Purchase or Reinvestment, and under no circumstances shall any Committed Purchaser be required to fund any Purchase or Reinvestment, if after giving effect thereto: (i) any event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; (ii) the outstanding Capital of such Committed Purchaser, when added to the outstanding Capital of all other Purchasers (including any Conduit Purchasers) in such Purchaser’s Purchaser Group at such time, would exceed the Group Commitment for such Purchaser Group; (iii) the outstanding Capital of such Committed Purchaser would exceed its Commitment; (iv) the Aggregate Capital would exceed the Capital Coverage Amount at such time, (v) the Aggregate Capital would exceed the Purchase Limit, or (vi) the conditions precedent to such Purchase or Reinvestment set forth on Exhibit II have not been met.

(d)    Several Obligations. Each Purchaser’s obligations hereunder shall be several and not joint. Accordingly, with respect to each Committed Purchaser’s obligation to fund its requisite portion of the Aggregate Funding Amount for any Purchase as determined pursuant to Section 1.1(a), (i) failure of any other Committed Purchaser to fund its requisite portion of such Aggregate Funding Amount shall not relieve such Committed Purchaser of its obligation to fund its requisite portion of such Aggregate Funding Amount, and (ii) such Committed Purchaser shall not be liable for the failure of any other Committed Purchaser (whether or not in the same Purchaser Group) to fund its requisite portion of such Aggregate Funding Amount.

Section 1.3.    Sales and Conveyances.

(a)    Sale of Sold Assets. Effective on each Purchase Date and each Reinvestment Date, the Seller hereby sells and assigns to the Administrative Agent, on behalf of the Purchasers (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of Seller’s right, title and interest in and to: (i) each Pool Receivable newly identified as a “Sold Receivable” on the Sold Receivables Schedule delivered in connection with any such Purchase or newly identified as a “Sold Receivable” on the books and records of the Seller in connection with any such Reinvestment, (ii) all Related Security with respect to each such Sold Receivable, and (iii) all Collections with respect to, and all other proceeds of, any of the foregoing (all of the foregoing, collectively with respect to each and every Purchase and Reinvestment hereunder, the “Sold Assets”).

(b)    Back-Up Pledge of Sold Assets. It is the intention of the parties to this Agreement that the conveyance by the Seller to the Administrative Agent on behalf of the Purchasers pursuant to Section 1.3(a) of all of Seller’s right, title and interest in and to the Sold Assets constitutes an absolute and irrevocable sale of such Sold Assets by Seller and not a pledge thereof. Accordingly, the parties agree and intend that the conveyance of such Sold Assets by Seller hereunder shall be treated as a sale for all purposes (other than for Tax purposes). If, notwithstanding the foregoing, any Governmental Authority, bankruptcy trustee or other Person with authority to determine the characterization of the conveyance of the Sold Assets from Seller to the Administrative Agent on behalf of the Purchasers hereunder characterizes such conveyance as a pledge or other security for indebtedness, then Seller shall be deemed hereunder to have granted, and Seller does hereby grant, to the Administrative Agent, on behalf of the Purchasers, a first priority, continuing security interest in all of the Seller’s right, title and interest in, to and under all Sold Assets, whether now or hereafter owned, existing, arising or acquired and wherever located, to secure the prompt payment and performance of the Secured Obligations.

(c)    Security Interest Grant in Seller Collateral. To secure the prompt payment and performance of the Secured Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a first priority, continuing security interest in and lien upon all of the Seller’s right, title and interest in, to and under all Seller Collateral, whether now or hereafter owned, existing, arising or acquired and wherever located. The foregoing shall be in addition to, and not in limitation of, the sale and back-up security interest granted by the Seller to the Administrative Agent on behalf of the Purchasers in, to and under the Sold Assets pursuant to subsections (a) and (b) of this Section 1.3.

(d)    Perfection. In connection with each Purchase of and Reinvestment in Sold Assets, the back-up grant therein, and the grant of the security interest in the Seller Collateral, the Seller hereby authorizes the filing by the Administrative Agent of all applicable UCC Financing Statements and amendments thereto in all jurisdictions necessary to perfect (and to continue the perfection of) the transfer of any ownership interest or security interest, as the case may be, created hereby, including any Financing Statement containing an all-property collateral description such as “all of the debtor’s personal property and assets” or language similar thereto. Each bank account owned by the Seller or into which Collections of Pool Receivables are remitted or held, including the Collections Accounts (and any Lock-Boxes attached thereto) and the Concentration Account, shall be subject to a Controlled Account Agreement in favor of the Administrative Agent (and in form and substance satisfactory to the Administrative Agent) that is effective to give the Administrative Agent, for the benefit of the Secured Parties, a first priority, perfected security interest through “control” (as defined in the UCC) in each such Controlled Account, and no such Controlled Account shall be subject to a control agreement or similar agreement that grants “control” (as defined in the UCC) to any other Person.
(e)    Authorizationsand Further Assurances. The Sellerherebyauthorizesthe Administrative Agent and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or reasonably desirable, or that the Administrative Agent or any Purchaser Agent may reasonably request, to perfect, protect or more fully evidence the sales, security grants and other conveyances or transfers made under this Agreement or any other Transaction Document, or to enable the Administrative Agent, for the benefit of the Secured Parties, to exercise and enforce rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent or any Purchaser Agent, at the Seller’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent or any Purchaser Agent may reasonably request, to perfect, protect or evidence any of the foregoing. The Seller authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Subject Property without the signature of or further consent from the Seller. Remedies. Upon the occurrence of any Termination Event, the Administrative Agent, for the benefit of the Secured Parties, shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies of a secured party with respect to the Subject Property that are available under the applicable UCC and under other applicable Law after a default, which rights and remedies shall be cumulative and non-exclusive.

(g)    Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sales, assignments, transfers and conveyances set forth in this Section 1.3 do not constitute, and are not intended to result in, the creation or an assumption by the Administrative Agent, any Purchaser Agent or any Purchaser of any obligation or liability of any Seller Party or any other Person under or in connection with all, or any portion of, any Subject Property, all of which shall remain the obligations and liabilities of the applicable Seller Party or such other Person, as the case may be. Without limiting the generality of the foregoing, in no event shall the Administrative Agent, any Purchaser Agent or any Purchaser have any duty whatsoever with respect to any Regulatory Actions and Approvals required in connection with the Pool Assets (or any of them), all of which obligations and duties shall be retained by the applicable Originator and, to the extent deemed by any applicable Governmental Authority as being not so retained by the Originator, shall be performed by, and constitute the obligation of, the Servicer.

(h)    No Security. It is the intent of each of the parties hereto that no Purchase or Reinvestment hereunder shall constitute, or be deemed to constitute, the transfer of or interest in a “security” under U.S. securities laws or within the meaning of the UCC. The Seller agrees that all actions taken by it in connection with this Agreement and the transactions contemplated hereby will be consistent with the foregoing intent.

Section 1.4. Settlement Procedures.

(a)    Administration of Pool Receivables. The collection of the Pool Receivables shall be administered by the Servicer in accordance with Article IV and the other terms and provisions of this Agreement with respect thereto. The Seller shall cooperate with the Servicer in performing its duties hereunder and shall take all actions reasonably requested by the Servicer in furtherance thereof. Except as required by any Contract, applicable Law, or as directed by the related Obligor in writing, all Collections received from an Obligor of more than one Receivable shall be applied in the order of the age of such Receivables, starting with the oldest such Receivable.

(b)    Retention In Concentration Account. On each Business Day, the Servicer shall transfer from each Collection Account to the Concentration Account all Collections on deposit therein until the amount on deposit in the Concentration Account on such day is at least equal to the amount required to be retained therein pursuant to this subsection (b) on such day; provided, that Servicer may, at its option, transfer more than the minimum required amount from any Collection Account to the Concentration Account; and provided, further, if any such day is not a Termination Day, amounts not required to be transferred from a Collection Account to the Concentration Account (if any) shall be subject to release pursuant to subsection (c) of this Section. Subject to distributions to be made pursuant to Section 1.4(e) on any Settlement Date, on each day, the Servicer shall retain in the Concentration Account (from deposits made therein pursuant to the first sentence of this subsection (b), Section 4.2(f), or otherwise) at a minimum,
(i)    if such day is a Termination Day, 100% of all such Collections and any other funds then on deposit in any Collection Account or the Concentration Account; and (ii) if such day is not a Termination Day, from Collections on Sold Receivables (or, if there is an insufficient amount of Collections on Sold Receivables, from Collections received on Pledged Receivables securing the Guaranteed Obligations or other Secured Obligations), an amount equal to the sum of (A) the amount of all accrued and unpaid Aggregate Unpaids (other than the Aggregate Capital) accrued through such day including accrued and unpaid Aggregate Yield, Fees, other fees, costs, expenses and indemnities for which a distribution is to be made on the next Settlement Date (or any of the foregoing that will accrue through the next Settlement Date if the Servicer reasonably anticipates, or is notified by the Administrative Agent that the Administrative Agent reasonably anticipates, that there will be insufficient future Collections with respect to such obligations that will accrue through such next Settlement Date), (B) the amount (if any) by which the Aggregate Capital exceeds the lesser of the Purchase Limit and the Capital Coverage Amount, and (C) the accrued but unpaid Servicing Fee (but subject to the right of setoff with respect to such Servicing Fee set forth in Section 1.4(c)(iii)).

(c)	Release of Collections.

(i)    On any day that is not a Termination Day, Servicer shall remit to the Seller (or hold on behalf of the Seller), for the Seller’s own account, all Collections and other funds in the Concentration Account or any Collection Account that are not required to be retained in the Concentration Account pursuant to Section 1.4(b). The portion of such Collections that constitute Reinvestment Collections shall be released to the Seller as a Reinvestment payment pursuant to Section 1.1(d). Any Collections on Sold Receivables that are not Reinvestment Collections and that are released to the Seller under this subsection (c)(i) or that are distributed to the Seller pursuant to priority sixth of Section 1.4(e) shall constitute a guaranty fee for the provision by the Seller of the Seller Guaranty.

(ii)    The Seller may direct all Collections that are to be released to the Seller under clause (i) of this subsection (c) or that are to be distributed to the Seller pursuant to priority sixth of Section 1.4(e), to be remitted by the Servicer, on behalf of the Seller, to Covanta for the purchase by the Seller from Covanta of new Receivables pursuant to the Covanta Purchase and Sale Agreement (or as an equity distribution by the Seller to Covanta with respect to any Collections permitted to be released hereunder that are not Reinvestment Collections as long as such equity distribution is otherwise permitted hereunder, under the other Transaction Documents and pursuant to applicable Delaware limited liability company law).

(iii)    The Servicer may, at its option at any time prior to the occurrence of a Termination Event or Unmatured Termination Event, withdraw from the Concentration Account or any Collection Account the amount that is otherwise required to be remitted to and retained in the Concentration Account pursuant to Section 1.4(b)(ii)(C) with respect to the accrued but unpaid Servicing Fee and offset such amount against the accrued but unpaid Servicing Fee due to the Servicer hereunder.

(d)	Information Package; Distribution Information; and Distribution Mechanics.

(i)    As soon as available after each Settlement Period (but in any event no later than the second Business Day prior to each Settlement Date), the Servicer shall deliver to the Administrative Agent and each Purchaser Agent an Information Package as of the most recently completed Settlement Period. The Information Package shall, among other things, contain a data file showing the determination of the Capital Coverage Amount (including details of the calculation thereof).

(ii)    On or prior to the Business Day preceding each Settlement Date (or on such Settlement Date in the event that daily settlements are required by the Administrative Agent following the Facility Termination Date), the Administrative Agent

will notify the Servicer and the Seller by electronic mail of the amount of accrued and unpaid Aggregate Yield and Fees (as determined through such Settlement Date) to be distributed on such Settlement Date pursuant to Section 1.4(e).

(iii)    Section 1.4(e) sets forth the priority of distributions for payments on any Settlement Date. If there is more than one recipient in any priority level and there are insufficient funds to pay all recipients in such priority level, such distribution shall be done ratably based on the maximum amount that could be distributed to each such recipient for such priority level distribution. Distributions shall be made to the bank account specified by the recipient in a notice to the Servicer. At the option of any Purchaser, amounts to be distributed to such Purchaser can be directed to its Purchaser Agent in such notice and, in such event, promptly following receipt by such Purchaser Agent of such distribution, such Purchaser Agent shall distribute such amount to the applicable Purchaser in its Purchaser Group that is entitled thereto.

(iv)    All references in Section 1.4(e) to the “Investment Percentage” of any Purchaser shall mean, with respect to the applicable Settlement Date, such Purchaser’s Investment Percentage as determined immediately prior to the open of business on such Settlement Date.

(v)    If at any time following the occurrence of a Termination Event the Administrative Agent has notified the applicable Controlled Account Bank that the Administrative Agent is exercising its right to exclusive control of the Concentration Account, all distributions to be made from the Concentration Account by the Servicer pursuant to Section 1.4(e) shall be made by the Administrative Agent or its designee (or any successor Servicer that has been appointed hereunder).

(e)    Settlement Date Distributions. On each Settlement Date, the Servicer shall, in the manner described in and subject to the terms of Section 1.4(d), distribute all Collections retained (or required to be retained) in the Concentration Account pursuant to Section 1.4(b) or otherwise held in the Concentration Account at such time to the following Persons in the following order of priority:

(i)    first, to the Servicer, any unpaid Servicing Fee that has accrued through the last day of the immediately preceding Settlement Period (until the Servicer has been paid its Servicing Fee in full for such Settlement Period and for any prior Settlement Period), but solely to the extent not otherwise netted out from Collections by the Servicer pursuant to Section 1.4(c)(iii);

(ii)    second, to each Purchaser, all Yield that has accrued on the Capital of such Purchaser and has not been paid to such Purchaser for the Yield Period ending on such Settlement Date (or unpaid from any prior Yield Period);

(iii)    third, to each Purchaser, all accrued and unpaid Fees due to such Purchaser pursuant to the Fee Letter for the Yield Period ending on such Settlement Date (or unpaid from any prior Yield Period);

(iv)    fourth, to the Administrative Agent, each Purchaser Agent, each Purchaser, and any other Affected Person or Indemnified Party, all other Aggregate Unpaids (other than with respect to the Capital of any Purchaser) payable to such Person by the Seller pursuant to the terms of this Agreement (that has not been previously paid to such Person);

(v)    fifth, to each Purchaser, in reduction of the Capital of such Purchaser, an amount equal to either (A) if such day is not a Termination Day, such Purchaser’s Investment Percentage of the amount (if any) by which the Aggregate Capital exceeds the Capital Coverage Amount at such time and (B) if such day is a Termination Day, such Purchaser’s Investment Percentage of all remaining funds available to be distributed on such Settlement Date (until the Aggregate Capital has been reduced to zero); and

(vi)	sixth, to the Seller for its own account, all remaining funds.

(f)	Deemed Collections.

(i)    The Seller hereby agrees that if on any day the Outstanding Balance of any Pool Receivable is reduced or cancelled as a result of (A) any revision, cancellation, allowance, rebate, dilution, discount, or other adjustment (including an extension or adjustment made pursuant to the applicable Credit and Collection Guidelines) made by any Seller Party, including in connection with the cancellation and reissuance of any Pool Receivable, or (B) any set-off, deduction, dispute or similar occurrence by or with an Obligor or by Law (any of the foregoing described in clause (A) or (B), but without duplication, a “Dilution”), the Servicer (if related to the servicing of such Pool Receivable) or the Seller (if related to the origination of such Receivable or if Covanta is no longer the Servicer) shall be deemed to have received on such day a Collection of such Pool Receivable in an amount equal to either (x) the full Outstanding Balance of any such Pool Receivable that has been cancelled or reissued, or (y) otherwise, the amount of the applicable reduction, set-off, deduction, adjustment, dispute or other Dilution.

(ii)    If at any time the Servicer makes or is deemed to have made on any day a representation and warranty hereunder with respect to any Pool Receivable, or provided specific information in any Information Package or other report or certification with respect any Pool Receivable that, in any such case, is not true or correct at the time such representation and warranty was made or deemed made or such information was supplied hereunder, including (A) identifying any Pool Receivable as an Eligible Receivable at any time that it is not an Eligible Receivable, or (B) including the Outstanding Balance of any Pool Receivable that is not an Eligible Receivable at any time in the calculation of the Net Receivables Pool Balance at such time for purposes of any representation or warranty hereunder or in any Information Package, report or certificate delivered hereunder, then the Servicer (or, if Covanta is no longer the Servicer, the Seller) will be deemed to have received on such day a Collection of such Pool Receivable in an amount equal the full Outstanding Balance of any such Pool Receivable subject to such misrepresentation.

(iii)    Any Collection deemed to have been received by the Seller or the Servicer pursuant to clause (i) or clause (ii) of this subsection shall constitute a “Deemed Collection” hereunder. Each of the Seller and the Servicer hereby agrees that it shall remit to the Concentration Account, from its own funds, the amount of any such Deemed Collection deemed to be received by it hereunder within two (2) Business Days’ of such deemed receipt as required by Section 4.2(f); provided, that if the day of any such deemed receipt is not a Termination Day and there are sufficient Collections (excluding Deemed Collections) held in the Concentration Account on such day to satisfy the minimum retention levels set forth in Section 1.4(b), then the amount of such Deemed Collection shall not be required to be deposited into the Concentration Account (or any other Controlled Account) and the Servicer shall release such Deemed Collections to the Seller in the manner set forth in Section 1.4(c)(i) (which may be paid to Covanta for purchases by the Seller from Covanta under the Covanta Purchase and Sale Agreement as described in Section 1.4(c)(ii)) or may be offset by Covanta, as Servicer, against the amount due to it as the Servicing Fee to the extent permitted pursuant to Section 1.4(c)(iii)). If, subject to the exceptions set forth in the preceding sentence, the Seller is required at any time to remit a Deemed Collection into the Concentration Account, the Seller and Covanta hereby agree, for the benefit of the Secured Parties, that Covanta shall deposit into the Concentration Account the amount of any corresponding “Deemed Collection” (as defined in the Covanta Purchase and Sale Agreement) due by Covanta to the Seller pursuant to the Covanta Purchase and Sale Agreement in satisfaction of Covanta’s payment obligation thereunder and the Seller’s obligation to make such deposit hereunder.

(g)    Disgorgement. If and to the extent any Affected Person is required for any reason to disgorge or pay over any amount paid or distributed to it hereunder to an Obligor or any other Person (or any trustee, receiver, custodian or similar official in connection with any Insolvency Event of an Obligor or any other Person), (i) such amount shall be deemed not to have been so received by such Affected Person and, accordingly, the Capital or other Aggregate Unpaids previously reduced or paid hereunder (as determined by the Administrative Agent in its sole discretion with respect to how such funds were applied) shall be increased by the amount of such returned or disgorged funds and such Affected Person shall have a corresponding claim against the Seller hereunder for such amount and (ii) if any Seller Party thereafter receives a distribution from or on behalf of such Obligor or other Person, its bankruptcy estate, or any applicable trustee, custodian, receiver or similar official, the amount of such distribution shall constitute a “Collection” with respect to the applicable Receivable and shall be treated as a “Collection” for all purposes hereof and of any other Transaction Document, and such Seller Party shall accordingly deposit such amount into the Concentration Account as required pursuant to Section 4.2(f).

Section 1.5. Required Payments. On each Settlement Date, all accrued and unpaid Yield, Fees and other Aggregate Unpaids shall be payable to the Purchasers pursuant to Section 1.4(e). On the earlier of the Final Maturity Date or the date of the occurrence of any Termination Event that gives rise to or occurs after the Facility Termination Date, the Seller shall remit to each Purchaser an amount equal to the total outstanding Capital of such Purchaser and all other Aggregate Unpaids payable to such Purchaser; provided, that for the avoidance of doubt, the foregoing obligation shall not be recourse to Covanta, any Originator or any other Seller Party (other than Seller).

Section 1.6.    Payments and Computations.

(a)    No Setoff; Timely Distributions. All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset, counterclaim or other reason whatsoever (except as expressly contemplated hereby) and shall be paid or deposited no later than noon (New York, New York time) on the day when due in same day funds to the account designated by the recipient from time to time in a notice to the Servicer. All amounts received after noon (New York, New York time) will be deemed to have been received on the next Business Day.

(b)	Payment Currency. All payments and distributions made hereunder shall be in
U.S. dollars (lawful currency of the United States).

(c)    Late Payments. The Seller (with respect to amounts payable by the Seller) or the Servicer (with respect to amounts payable by the Servicer), as the case may be, shall pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due or payable hereunder, at an interest rate equal to 2.00% per annum above the Base Rate (based on actual number of days and a 365/6 day year), payable on demand; provided, that such rate shall not at any time exceed the maximum rate permitted by applicable Law.

(d)    Business Day Convention. Whenever any payment or deposit to be made hereunder shall be due or payable on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of Yield or interest due thereon, if applicable.

Section 1.7.    Increased Costs.

(a)    Generally. If (A) the adoption after the date hereof of any Regulation or any change therein after the date hereof, (B) any change after the date hereof in the interpretation or administration of any Regulation by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority, or (C) without regard to the date of adoption, effectiveness or implementation, any of the following or any Regulation promulgated by any Governmental Authority in connection with any of the following: (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (z) any accord or other pronouncement of the Bank for International Settlements, the Basel Committee on Banking Supervision or any successor or similar authority, shall:

(i)    subject any Affected Person to any Tax or other charge with respect to any Specified Matter, or shall change the basis of taxation of payments to any Affected

Person of amounts payable under or otherwise in respect of any Specified Matter (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes);

(ii)    impose, modify or deem applicable any reserve, assessment, fee, insurance charge, special deposit, requirement for the maintenance of assets or capital, liquidity or similar requirement against assets of, deposits with or for the account of, liabilities of or credit extended by, any Affected Person or shall impose on any Affected Person or on the United States market for commercial paper or the London interbank market any other condition affecting or otherwise in respect of any Specified Matter; or

(iii)    impose any other condition the result of which is to increase the cost to an Affected Person of performing its obligations under or in connection with this Agreement, or to reduce the rate of return on Affected Person’s capital or assets as a consequence of its obligations under or in connection with this Agreement, or to reduce the amount of any sum received or receivable by an Affected Person, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, promptly following demand by such Affected Person through the Administrative Agent, the Seller shall pay to the Administrative Agent for the benefit of such Affected Person, such additional amount or amounts as will compensate such Affected Person for such Tax, increased cost or reduction.

(b)    Adoption of Regulations. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Regulation (including the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Seller under this Section 1.7 in connection with such measures, in advance of the effective date of such Regulation, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 1.7, without regard to whether such effective date has occurred.

(c)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.

Section 1.8.    Alternative Benchmark Rate.

(a)    Selection of Replacement Index. Upon a LIBOR Replacement Event, the Administrative Agent, in consultation with the Seller, will select a replacement index that will have such adjustments to applicable margins and related amendments to this Agreement as referred to in subsection (b) below such that, to the extent practicable, the all-in rate based on the replacement index will be substantially equivalent to the rate determined using the LIBO Rate (as in effect prior to its replacement).

(b)    Replacement Index Amendments. The Administrative Agent and the Seller shall enter into an amendment to this Agreement to reflect the replacement index and the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including Section 7.1) such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Purchasers, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Purchaser Agents stating that such Purchaser Agents, on behalf of the Purchasers in their Purchaser Group, object to such amendment.

(c)    Standards for Selection of Replacement Index and Adjustments. Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on the LIBO Rate to a replacement index-based rate and
(ii)    may also reflect adjustments to account for (A) the effects of the transition from the LIBO Rate to the replacement index and (B) yield- or risk-based differences between the LIBO Rate and the replacement index.

(d)    Alternative Benchmark Rate. On and after any LIBOR Replacement Event, the “Alternative Benchmark Rate” for each Yield Period will be equal to the new replacement index set forth in any amendment executed in accordance with this Section 1.8; provided, that (i) prior to the effectiveness of any such amendment, the “Alternative Benchmark Rate” shall equal the Base Rate (but only until such time as an amendment reflecting a replacement index and related matters as described above is implemented) and (ii) notwithstanding anything to the contrary contained herein, if at any time the foregoing replacement index is less than zero, the “Alternative Benchmark Rate” shall equal zero at such time for purposes of this Agreement.

Section 1.9.    Temporary Rate Disruption and Illegality.

(a)    Market Disruption. If at any time a Purchaser Agent has determined (which determination shall be conclusive and binding upon the parties hereto) before the first day of any Yield Period, that: (i) the LIBO Rate or Alternative Benchmark Rate, as applicable at such time, in the relevant amounts and for the relevant Yield Period is not available, (ii) adequate and reasonable means do not exist for ascertaining the LIBO Rate or Alternative Benchmark Rate, as applicable, for such Yield Period, or (iii) the LIBO Rate or Alternative Benchmark Rate, as applicable, determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Purchaser Agent) of maintaining any portion of its Capital during such Yield Period, such Purchaser Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller, the Administrative Agent and each other Purchaser Agent. Upon delivery of such notice, the Yield Rate will be determined for the outstanding Yield Period and any future Yield Period based on the Base Rate unless and until the Purchaser Agent gives notice to the Seller, the Administrative Agent and each other Purchaser Agent that such circumstances no longer apply.

(b)    Illegality. If, on or before the first day of any Yield Period, any Purchaser Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Regulation, or compliance by such Affected Person with any Regulation, shall make it unlawful or impossible for such Affected Person to fund or maintain any portion of Capital at or by reference to the LIBO Rate or the Alternative Benchmark Rate, as applicable, such Purchaser Agent shall notify the Seller, the Administrative Agent and each other Purchaser Agent thereof. Upon delivery of such notice, the Yield Rate will be determined for the outstanding Yield Period and any future Yield Period based on the Base Rate until the Purchaser Agent gives notice to the Seller, the Administrative Agent and each other Purchaser Agent that such circumstances no longer apply.

ARTICLE II
REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1. Representations and Warranties; Covenants. Each of the Seller, the Servicer and Covanta hereby (i) makes the representations and warranties applicable to it as set forth in Exhibit III as of the Effective Date and the date of each Purchase and each Reinvestment and (ii) hereby agrees to perform and observe the covenants set forth in Exhibit IV at all times through the Final Termination Date (and thereafter to the extent that any such provision by its nature survives termination hereof).

Section 2.2. Termination Events.

(a)    Facility Termination Date. If any of the Termination Events set forth in Exhibit V shall occur, the Administrative Agent may or, at the direction of the Majority Purchaser Agents, shall, by notice to the Seller, declare the Facility Termination Date to have occurred (and the date of such declaration shall thereupon be the Facility Termination Date); provided, that upon the occurrence of any event described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur automatically.

(b)    Other Rights and Remedies. The right to declare the Facility Termination Date upon the occurrence a Termination Event (or the automatic occurrence of the Facility Termination Date if applicable) pursuant to subsection (a) of this Section is in addition to every other right and remedy arising upon the occurrence of a Termination Event under this Agreement or existing at Law, in equity, or otherwise, including (by way of example only), the right to terminate and replace the Servicer pursuant to Section 4.1(a), the right to deliver an Activation Notice under any Controlled Account Agreement pursuant to Section 4.3(e) and the right to take remedial or enforcement actions pursuant to Section 1.3(f) or Section 4.4(a). No exercise, partial exercise or failure to exercise any right or remedy upon the occurrence of a Termination Event or at any time thereafter shall impact the ability to exercise the same right or remedy at any subsequent time or the ability to exercise any other right or remedy at the same time or at any subsequent time. The rights and remedies in this Agreement are cumulative and not exclusive and may be exercised concurrently or sequentially or in any other manner at the sole option of the holders of such rights and remedies.

ARTICLE III INDEMNIFICATION

Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrative Agent, any Purchaser Agent, any Purchaser, any Liquidity Provider, any other Program Support Provider, the Program Administrative Agent or any of their respective Affiliates, agents, employees, officers, and directors (each, an “Indemnified Party”) may have under any Transaction Document or under applicable Law, the Seller hereby agrees to indemnify each Indemnified Party and hold each Indemnified Party harmless from and against any and all claims, damages, expenses, costs, losses and liabilities, including Attorney Costs (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, in connection with, or in any way related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, including:

(i)    the failure of any information provided in any Sold Receivables Schedule, Information Package or other report, certificate or other materials delivered by either the Seller or the Servicer pursuant to any Transaction Document to be true and correct, including the inclusion of any Receivable in the calculation of the Net Receivables Pool Balance at any time if such Receivable is not an Eligible Receivable at such time;

(ii)    the failure of any representation, warranty, certification or statement made or deemed made by or on behalf of the Seller (or any of its officers) under or in connection with this Agreement, any other Transaction Document, or in any certificate, report, instrument or other document delivered hereunder or under any other Transaction Document to have been true and correct as of the date made or deemed made

(iii)    the failure (or purported failure) by any Seller Party to comply with any applicable Law, rule or Regulation with respect to the subject transactions, any Transaction Document, or any Contract, other Pool Assets or other Subject Property, or to take or obtain any requisite Regulatory Actions and Approvals in connection therewith; or the failure of any Pool Assets or other Subject Property to conform to, or to be serviced, collected, administered, enforced, originated, sold, pledged, conveyed, contributed, or otherwise transferred in accordance with, any applicable Law, rule or Regulation or failure of any of the foregoing to be in compliance with all required Regulatory Actions and Approvals;

(iv)    the failure to vest in the Administrative Agent, for the benefit of the Secured Parties, a First Priority Interest in the Subject Property;

(v)    any commingling of Collections on or proceeds of the Pool Assets with any other funds;

(vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim arising out of, in connection with, or in any way related to the sale of the goods or services giving rise to such Receivable or the furnishing or failure to furnish such goods or services, or the servicing, enforcement or collection activities by any Person with respect to any Receivable or any Contract related thereto;

(vii)    any failure of the any Seller Party to perform its respective duties or obligations in accordance with the provisions of Law, this Agreement, any other Transaction Document or any Contract;

(viii)    any products liability, environmental or other claim, action or litigation by an Obligor or other third party with respect to any Subject Property, the goods or services that are the subject of any Pool Receivable, the related Contract, any contract or agreement to which any Seller Party is party, any Transaction Document or the transactions contemplated hereby or thereby;

(ix)	the use of proceeds of Purchases or Reinvestments;

(x)    the conveyance of an assignment or security interest in any Subject Property under the Purchase and Sale Agreements or this Agreement (or any of them);

(xi)    the failure of any Seller Party to pay when due any Taxes, energy surcharges or other governmental charges payable in connection with any of the Pool Receivables or any Transaction Document, or the imposition of any such taxes on any Affected Person, including without limitation whether arising by reason of the underlying transactions between an Originator and an Obligor (or otherwise in relation to any Pool Receivable), the sale of the Sold Assets, the pledge of any Subject Property, or the Affected Person’s purchase or holding of a Sold Receivable or other Pool Receivable;

(xii)    any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents or the ownership of the Pool Receivables or any Pool Assets;

(xiii)    any failure of a Controlled Account Bank to comply with the terms of the applicable Controlled Account Agreement;

(xiv)    any action taken by any Seller Party in the enforcement or collection of any Pool Receivable;

(xv)    the failure or delay in providing any Obligor with an invoice or other evidence of indebtedness; or

(xvi)    the failure of the sale and pledge of any Pool Receivable under the Transaction Documents to comply with the notice or any other requirements of FACA or any analogous State or local Laws;

provided, that notwithstanding the foregoing, the Seller shall not be liable for any such Indemnified Amounts (a) to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification therefor, or (b) in respect of Taxes other than as expressly set forth in this Agreement and any Taxes arising out of any non-Tax claim.

Section 3.2. Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have under any Transaction Document or under applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party and hold each Indemnified Party harmless from and against any and all Indemnified Amounts arising out of, in connection with, or in any way related to any of the following:

(i)    the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement and the other Transaction Documents to which it is a party or any other breach by the Servicer of any of its obligations hereunder or thereunder, including failure by the Servicer to deliver reports, certificates and other information required to be delivered by the Servicer pursuant to any Transaction Document or failure or delay by the Servicer to timely perform applicable invoicing and collection duties with respect to the Pool Receivables and to otherwise service the Pool Receivables in accordance with applicable Law and the Credit and Collection Guidelines;

(ii)    the failure of any information provided by the Servicer for inclusion in any Sold Receivables Schedule, Information Package or other report, certificate or other materials delivered pursuant to any Transaction Document to be true and correct, including the inclusion of any Receivable in the calculation of the Net Receivables Pool Balance at any time if such Receivable is not an Eligible Receivable at such time;

(iii)    the failure of any representation, warranty, certification or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement, any other Transaction Document, or in any certificate, report, instrument or other document delivered by the Servicer hereunder or under any other Transaction Document to have been true and correct as of the date made or deemed made;

(iv)    the failure (or purported failure) by the Servicer (or any subservicer, agent or independent contractor appointed by the Servicer) to comply with any applicable Law, rule or Regulation with respect to the subject transactions, any Transaction Document, or any Contract, other Pool Assets or other Subject Property, or to take or obtain any requisite Regulatory Actions and Approvals in connection therewith; or the failure of any Pool Assets or other Subject Property to conform to, or to be serviced, collected, administered, enforced, originated, sold, pledged, conveyed, contributed, or otherwise transferred in accordance with, any applicable Law, rule or Regulation or failure of any of the foregoing to be in compliance with all required Regulatory Actions and Approvals;

(v)    any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool arising out of, in connection with, or in any way related to the servicing, enforcement or collection activities by any Servicer (or any subservicer, agent or independent contractor appointed by the Servicer) with respect to any Pool Receivable or any Contract related thereto;

(vi)    any action (whether or not a breach) taken by the Servicer (or any subservicer, agent or independent contractor appointed by the Servicer) in the servicing, administration, collection or enforcement of any Pool Receivable or other Subject Property or the failure to take any action that purportedly should have been taken in connection therewith; or

(vii)    any commingling by the Servicer of Collections on or proceeds of the Pool Assets with any other funds;

(viii)    the failure by the Servicer or the Seller to pay when due any Taxes, energy surcharges or other governmental charges payable in connection with any of the Pool Receivables or any Transaction Document, or the imposition of any such taxes on any Affected Person, including without limitation whether arising by reason of the underlying transactions between an Originator and an Obligor (or otherwise in relation to any Pool Receivable), the sale of the Sold Assets, the pledge of any Subject Property, or the Affected Person’s purchase or holding of a Sold Receivable or other Pool Receivable;

(ix)	Taxes described in clause (a) of Section 3.3.

provided, that notwithstanding the foregoing, the Servicer shall not be liable for any such Indemnified Amounts (a) to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification therefor, (b) to the extent that such indemnification would constitute credit recourse for uncollectible Receivables; and (c) in respect of Taxes other than Taxes arising from any non-Tax claim.

Section 3.3. Indemnity for Taxes.

(a)    Any and all payments by or on account of any obligation of the Seller hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, if the Seller is required to pay any Tax pursuant to paragraph 1(r) of Exhibit IV that is (i) related to any payment by or on account of any obligation of the Seller hereunder and (ii) an Excluded Tax, the Seller shall be entitled to deduct the amount of such Tax paid from payments hereunder by the Seller. The Seller will indemnify each Affected Person against any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the

Administrative Agent timely reimburse it for the payment of, any Other Taxes. The Seller shall indemnify each Affected Person for any Taxes resulting from the transactions contemplated hereunder treated by any Governmental Authority differently than the tax treatment set forth in Section 7.7 (including any expenses or attorney fees related thereto).

(b)    Each Affected Person will notify the Seller of any event of which it has knowledge that will entitle such Affected Person to compensation pursuant to this Section 3.3; provided, however, that failure of any Affected Person to demand indemnification for any Indemnified Taxes shall not constitute a waiver of such right to indemnification. Any notice claiming compensation under this Section 3.3 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. The Seller shall be obligated to pay any claim for Indemnified Taxes upon receipt of such written notice.

(c)    Each Affected Person agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 3.3 or compensation pursuant to Section 1.7 including, subject to applicable Law, a change in the funding office of such Affected Person; provided, however, that nothing contained herein shall obligate any Affected Person to take any action that imposes on such Affected Person any unreimbursed additional costs or legal or regulatory burdens which such Affected Person reasonably considers material, nor which, in such Affected Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition.

(d)    As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section, the Seller shall deliver to the Administrative Agent (i) a copy of a receipt issued by such Governmental Authority evidencing any material payment of Taxes by the Seller (or other applicable taxpayer) to a Governmental Authority pursuant to this Section, (ii) a copy of the return reporting such payment or (iii) other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    If any Affected Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of such Affected Person, shall repay to such Affected Person the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will any Affected Person be required to pay any amount to the Seller pursuant to this paragraph (e) the payment of which would place such Affected Person in a less favorable net after-Tax position than such Affected Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Affected Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

ARTICLE IV ADMINISTRATION AND COLLECTIONS

Section 4.1.    Appointment of the Servicer.

(a)    Servicer Appointment. The servicing, administering, collection and enforcement of the Pool Receivables and other Subject Property shall be conducted Covanta, as Servicer, or any successor designated by the Administrative Agent from time to time as the “Servicer” in accordance with this Section. Until the Administrative Agent gives notice to Covanta (in accordance with this Section) of the designation of a new Servicer, Covanta is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. On or after the occurrence of a Termination Event, the Administrative Agent may in its sole discretion (and at the direction of the Majority Purchaser Agents, shall) designate as Servicer any Person (including itself) to succeed Covanta or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)    Servicer Transition. Upon the designation of a successor Servicer as set forth in clause (a), Covanta agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and Covanta shall cooperate with and assist such new Servicer. Such cooperation shall include providing access to and transferring related records and permitting use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security, in each case unless prohibited by law or any contract relating to any such license, hardware or software. Covanta hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, if the then-current Servicer so requests and the Administrative Agent approves in writing, Covanta shall act as the data- processing agent of the then-current Servicer and, in such capacity, Covanta shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that Covanta conducted such data-processing functions while it acted as the Servicer.

(c)    No Voluntary Resignation. Covanta acknowledges that, in making their decision to execute and deliver this Agreement, the Administrative Agent, the Purchaser Agents and the Purchasers have relied on Covanta’s agreement to act as Servicer hereunder. Accordingly, Covanta hereby agrees that (i) it will not voluntarily resign as Servicer hereunder at any time prior to the Final Termination Date and (ii) it will not cease performing its servicing obligations hereunder prior to the Final Termination Date unless a replacement “Servicer” has been designated by the Administrative Agent hereunder and has commenced performance of the servicing responsibilities herein set forth. No replacement Servicer that has accepted the appointment hereunder shall voluntarily resign or cease performing its servicing functions prior to the Final Termination Date unless removed by the Administrative Agent prior to such date.

(d)    Sub-servicers. The Servicer may delegate its duties and obligations hereunder to any sub-servicer (each a “Sub-Servicer”); provided, that, in each such delegation (i) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated; (ii) the Seller, the Administrative Agent and each Purchaser Group shall have the right to look solely to the Servicer for performance; (iii) the terms of any agreement with any Sub-Servicer shall provide that such agreement shall be subject to termination at any time (without penalty); and
(iv)    if such Sub-Servicer is not an Originator, the Administrative Agent shall have consented in writing in advance to such delegation (and shall not have thereafter directed termination of such Sub-Servicer).

Section 4.2.    Duties of the Servicer; Duties of Seller Parties Upon Receipt of Collections.

(a)    General Servicer Duties and Standard of Care. The Servicer shall take or cause to be taken all such action as may be necessary to service, administer, collect and enforce each Pool Receivable and other Subject Property from time to time, all in accordance with (i) this Agreement and each other Transaction Document, (ii) the Credit and Collection Guidelines, (iii) the applicable Contract related thereto (if applicable), (iv) all required Regulatory Actions and Approvals (with respect to itself and such Subject Property), (v) all other applicable Laws, rules and Regulations, and (vi) prevailing industry standard and commercially reasonable care and diligence (that is at least equal to the level of care and diligence applied by the Servicer to similar receivables, if any, managed by Servicer for its own account or for the account of any third party).

(b)    Modification of Pool Receivables. The Servicer may, in accordance with the applicable Credit and Collection Guidelines, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Ineligible Aged Receivable as the Servicer may determine to be appropriate to maximize Collections thereof or as required under applicable Laws or the applicable Contract; provided, that for the purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the original invoice related to such Pool Receivable unless such Pool Receivable has been cancelled and reissued with an appropriate Deemed Collection in an amount equal to the Outstanding Balance of the cancelled Pool Receivable being paid or applied pursuant to Section 1.4(f); and (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable, Defaulted Receivable or Ineligible Aged Receivable or limit the rights of any Purchaser, Purchaser Agent or the Administrative Agent under this Agreement.

(c)    Legal Actions Relating to Pool Receivables. Notwithstanding anything to the contrary contained herein, on and after the Facility Termination Date or the occurrence of any Termination Event, the Administrative Agent may direct the Servicer (whether Covanta or any other Person) to commence or settle any legal action to enforce the collection of any Pool Receivable or to foreclose upon, repossess or take other action under any Related Security. In no event, however, shall the Servicer be entitled to make, or authorize any Person to make, the Administrative Agent, any Purchaser Agent, any Purchaser or any other Affected Person a party to any legal action without such Person’s express prior written consent.

(d)    Servicer Performance Obligations for Pool Assets; No Release. Notwithstanding anything herein to the contrary, the Servicer shall (or shall cause the applicable Sub-servicer to):
(i) comply with and perform all of the terms and obligations that would be binding on the applicable Originator (if it had remained the counterparty) under each Contract related to a Pool Receivable, (ii) take or obtain all required Regulatory Actions and Approvals (if not obtained or taken by the applicable Originator) with respect to the Pool Assets and Subject Property, and (iii) pay when due all Taxes, energy surcharges and other governmental charges payable under any of the Pool Receivables or this Agreement. No exercise by the Administrative Agent, the Purchaser Agents, the Purchasers or any designee of any of them of their respective rights or powers hereunder, including pursuant to Section 4.4, shall relieve the Servicer of, or release the Servicer from, its duty to perform all obligations under the Contracts with respect to the Pool Assets and its other obligations set forth in this Agreement.

(e)    Obligor Payments. The Seller and the Administrative Agent, on behalf of the Secured Parties, hereby instruct the Servicer to, and the Servicer hereby irrevocably agrees to, instruct all Obligors and any other Person making any payment with respect to any Pool Assets to remit all Collections and make payments on the Pool Assets solely to one or more Collection Accounts (or a Lock-Box linked to a Collection Account) that has been established pursuant to, and complies with the requirements set forth in, Section 4.3. Servicer hereby agrees that it shall not, and it shall not permit any other Seller Party to, direct any Obligor or other Person to remit any Collections or other proceeds of Subject Property directly to Servicer, any other Seller Party, or in to any other manner or in any other lock-box, bank account or location that is not a Collection Account (or a Lock-Box linked thereto). If an Obligor or other Person fails to so deliver Collections or other payments to a Collection Account or the related Lock-Box, the Servicer will use its best efforts to cause such Obligor or other Person to deliver all subsequent payments on Pool Assets to a Collection Account or related Lock-Box and shall comply with the requirements set forth in subsection (f) of this Section with respect to depositing such amounts into the Concentration Account.

(f)	Seller Party Receipts. If, notwithstanding the requirements set forth in subsection
(e)    of this Section, any Seller Party receives Collections of Pool Receivables or other proceeds of Subject Property on any day, or is deemed to receive any Collections on Pool Receivables pursuant to Section 1.4(f) on any day, Covanta, the Seller and the Servicer each hereby agrees that it shall, and that it shall cause each other Seller Party to, hold such Collections or Deemed Collections in trust for the Administrative Agent, for the benefit of the Secured Parties, and deposit such Collections or Deemed Collections into the Concentration Account as soon as possible and in any event within two (2) Business Days of such receipt or deemed receipt (except as otherwise expressly permitted in Section 1.4(f)).

(g)    No Commingling. The Servicer will not permit funds other than Collections on the Pool Assets to be deposited into the Concentration Account, any Collection Account or any related Lock-Box. The Servicer will not commingle Collections on Pool Assets and other proceeds of Subject Property with any other funds.

(h)    Receipt of Unrelated Funds. If, notwithstanding the prohibition on commingling hereunder, any funds that are not Collections of Pool Receivables or other proceeds of Subject Property are nevertheless deposited into the Concentration Account, any Collection Account or any related Lock-Box, the Servicer will promptly, and in any event within ~~two~~ five Business Days after the Servicer obtains actual knowledge of such deposit, identify such funds for segregation and turn over such funds to the Person entitled thereto (into an account that is not a Controlled Account hereunder); provided, that if the Servicer is not Covanta or any other Seller Party, the Servicer may turn over such funds to Covanta (for payment by Covanta to the Person entitled thereto) less all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections.

(i)	Delivery, Maintenance and Return of Records.

(i)    Covanta shall cause each other Originator to deliver to it all Receivable Records with respect to each Receivable transferred to it by such Originator pursuant to the Originator Purchase and Sale Agreement.

(ii)    Covanta shall deliver to the Servicer, on behalf of the Seller, all Receivable Records with respect to each Receivable transferred by Covanta to the Seller pursuant to pursuant to the Covanta Purchase and Sale Agreement.

(iii)    The Servicer shall hold and maintain all Receivable Records with respect to all Pool Receivables and all other books and records related to the Subject Property for the benefit of the Seller and the Administrative Agent, for the benefit of the Secured Parties, with respect to each of their respective rights and interests therein. The Receivable Records for any Pool Receivable shall identify detailed information with respect to all payments thereon and the satisfaction thereof.

(iv)    The Servicer shall mark its master data processing records relating to the Pool Assets to evidence that: (A) the Pledged Assets are owned by the Seller and have been pledged to the Administrative Agent for the benefit of the Secured Parties and (B) the Sold Asset were owned by the Seller immediately prior to the applicable Purchase or Reinvestment hereunder and have been sold to the Administrative Agent on behalf of the Purchasers pursuant hereto. In addition, Covanta (whether or not the Servicer) shall, and shall cause each other Originator to, mark its master data processing records to evidence the sales or contributions of the Pool Assets pursuant to the applicable Purchase and Sale Agreements.

(v)    Promptly after the Final Termination Date, the Servicer shall deliver to the Seller all Receivable Records with respect to the Pool Receivables that are in its possession or control.

Section 4.3. Controlled Accounts.

(a)    Establishment of Controlled Accounts. The Seller and Servicer acknowledge and agree that on or prior to the Closing Date, the Seller has opened as owner and account holder, or been assigned ownership of, each of the Collection Accounts (including any Lock-Boxes related thereto) and the Concentration Account, in each case, that are listed on Schedule II – Part A.

(b)    Controlled Account Agreements For Existing and New Controlled Accounts. On or prior to the Effective Date, the Seller shall have delivered to the Administrative Agent a fully executed and effective Controlled Account Agreement in respect of each Controlled Account identified on Schedule II – Part A. The Seller may establish a new Controlled Account (not listed on Schedule II – Part A) solely upon at least ten (10) Business Days’ prior written notice to the Administrative Agent and execution by the applicable Controlled Account Bank, Seller and the Administrative Agent of a Controlled Account Agreement (or amendment to an existing Controlled Account Agreement, if applicable). Each Controlled Account Agreement for a Collection Account shall also apply to any related Lock-Box and all remittances and other items deposited into any Lock-Box shall be deposited solely into the related Collection Account. No Controlled Account shall be linked to any account other than another Controlled Account established in compliance herewith (or a related Lock-Box). The Controlled Account Agreements for each Controlled Account shall provide the Administrative Agent with “control” within the meaning of Section 9-104 of the UCC over such Controlled Account.

(c)    Account Representations; Qualified Bank. The Seller represents and warrants that each Controlled Account constitutes a “deposit account” within the meaning of the applicable UCC and that the Seller is the owner of each such Controlled Account, free and clear of any Adverse Claims. Each Controlled Account shall be established at a Controlled Account Bank that is a Qualified Bank on the Closing Date (or, if established after the Closing Date, on the date such new Controlled Account is opened) and shall remain at all times subject to a Controlled Account Agreement.

(d)    Restrictions on Account Closings. Neither the Seller nor the Servicer shall, and neither the Seller nor Servicer shall permit any other Person to, attempt to close any Controlled Account unless, solely with respect to any Collection Account, the Collections and other proceeds of Subject Property directed to such Collection Account (or to any Lock-Box attached thereto) are redirected to another Collection Account at a Qualified Bank subject to a Controlled Account Agreement that has been established in compliance with the requirements set forth in this Section.

(e)    Notice of Exclusive Control. At any time on or after the occurrence of a Termination Event, the Administrative Agent may in its sole discretion (and at the direction of the Majority Purchaser Agents, shall) give notice to each Controlled Account Bank that the Administrative Agent is exercising its rights to exclusive control under the applicable Controlled Account Agreement with respect to the applicable Controlled Accounts (an “Activation Notice”). Each of the Seller and the Servicer hereby agrees that if the Administrative Agent (either directly or at the direction of the Majority Purchaser Agents) exercises its right to deliver Activation Notices under the Controlled Account Agreements, the Administrative Agent shall have exclusive control of the Controlled Accounts and of all Collections of all Pool Receivables and all other proceeds of Subject Property. Each of the Seller and the Servicer hereby further agrees to take any other action that the Administrative Agent may reasonably request in connection with the Administrative Agent exercising or maintaining such exclusive control. After any Activation Notice has been delivered by the Administrative Agent to any Controlled Account Bank hereunder, any Collections of Pool Receivables and other proceeds of Subject Property received by the Seller or the Servicer (other than in a Controlled Account) shall be sent immediately (and in any event within one Business Day) to the Concentration Account (or as otherwise instructed by the Administrative Agent). Any Collections of Pool Receivables or other proceeds of Subject Property deposited into any Controlled Account or otherwise received by the Administrative Agent may be held in the Concentration Account or in any other account (including any account at CACIB) selected by the Administrative Agent (and may be commingled with other funds) prior to any distribution hereunder pursuant to Section 1.4(e) (with references in Section 1.4(e) to the distribution of funds in the Concentration Account including any such Collections or proceeds of Subject Property otherwise held by the Administrative Agent in any other account as permitted hereby).

(f)    Qualified Banks. If at any time the Controlled Account Bank at which any Controlled Account has been established ceases to be a Qualified Bank, the Administrative Agent may in its sole discretion (and at the direction of the Majority Purchaser Agents, shall) require that the Seller to promptly (and in any event within thirty days of such notice) either, at the option of the Seller, (i) open a replacement Controlled Account with a new Controlled Account Bank that is a Qualified Bank and for which an effective and binding Controlled Account Agreement has been executed by the applicable Controlled Account Bank, Administrative Agent and Seller, or (ii) in the case of a Collection Account (but not the Concentration Account), cease using such Collection Account and redirect all Collections and other proceeds of Subject Property that would be otherwise deposited therein (or remitted to the related Lock-Box) to a different existing Collection Account (or related Lock-Box) that is at a Qualified Bank and subject to a fully executed, effective and binding Controlled Account Agreement. Failure of the Seller to comply with the terms of this subsection shall be an immediate Termination Event and shall entitle the Administrative Agent to deliver an Activation Notice, hold Collections at a different account and take the other actions described in (and subject to the terms of) subsection (c) of this Section.

Section 4.4. Enforcement Rights.

(a)    Enforcement Rights Generally. At any time on or after the occurrence of a Termination Event:

(i)    the Administrative Agent may, at its option (and at the expense of the Servicer) (A) provide notice to each Obligor disclosing the ownership interest or security interest, as applicable, of the Administrative Agent, for the benefit of the Secured Parties, in the Pool Receivables and other Subject Property, (B) direct each Obligor to pay all amounts payable under any Pool Assets directly to the Administrative Agent or its designee (for the benefit of the Secured Parties), and (C) take such other actions as are necessary under FACA, any similar law, or otherwise to enable the Administrative Agent, its designee, or any successor servicer, for the benefit of the Secured Parties, to collect payments directly from the Obligors and otherwise service, administer, collect and enforce the Pool Assets;

(ii)    the Administrative Agent may, at its option (but without limiting its rights under the foregoing clause (a)(i)), instruct the Seller or the Servicer to, and upon receipt of such instructions the Seller or the Servicer (as applicable) shall, (A) provide notice to each Obligor disclosing the ownership interest or security interest, as applicable, of the Administrative Agent, for the benefit of the Secured Parties, in the Pool Receivables and other Subject Property, (B) direct each Obligor to pay all amounts payable under any Pool Assets directly to the Administrative Agent or its designee (for the benefit of the Secured Parties), and (C) take such other actions as are necessary under FACA, any similar law, or otherwise to enable the Administrative Agent, its designee, or any successor servicer, for the benefit of the Secured Parties, to collect payments directly from the Obligors and otherwise service, administer, collect and enforce the Pool Assets;

(iii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license (to the extent permitted under applicable contracts) to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent; and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections or other proceeds of Subject Property in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee; and

(iv)    the Seller and the Servicer shall enforce any and all covenants and obligations of Covanta under the Covanta Purchase and Sale Agreement and, to the extent of the assignment of the interest of Covanta thereunder, any and all covenants and obligations of each Originator contained in the Originator Purchase and Sale Agreement, in any case, as shall be instructed by the Administrative Agent.

(b)    Power of Attorney. Each of the Seller and the Servicer hereby authorizes the Administrative Agent and any designee thereof, and irrevocably appoints the Administrative Agent and any such designee, as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller or the Servicer, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the Seller or the Servicer, as applicable, and on behalf of the Seller or the Servicer, as applicable, as may be necessary or desirable, in the reasonable determination of the Administrative Agent to collect any and all amounts or portions thereof due under any and all Subject Property, including endorsing the name of the Seller or the Servicer, as applicable, on all checks and other instruments representing Collections, executing a notice of assignment in the name of the Seller or the Servicer, as applicable, and delivering such notice of assignment to the applicable Obligor in the name of the Seller or Servicer, invoicing any Obligor or enforcing the obligations of any Obligor under any Pool Receivable, and taking any of the other actions described in subsection (a) of this Section. On or prior to the Effective Date, the Seller shall deliver to the Administrative Agent stand-alone powers of attorney executed by the Seller and each Originator and duly notarized, in form and substance satisfactory to the Administrative Agent, for use in connection with any activities permitted to be taken hereunder by a successor servicer or by the Administrative Agent or its designee (whether or not a successor servicer has been appointed hereunder) on or after the occurrence of a Termination Event. In addition, promptly upon the request of the Administrative Agent (and no later than two Business Days after any such request), whether or not a Termination Event or Unmatured Termination Event has occurred, each of the Seller and

Covanta agrees that it will deliver, and cause each other Originator to deliver, to the Administrative Agent, (i) undated and pre-signed notices of assignment that may be required under FACA or any other assignment of claims act or similar Law of any jurisdiction, which the Administrative Agent shall have the right to date and deliver at any time on or after an Unmatured Termination Event or a Termination Event has occurred, and (ii) fully executed and notarized powers of attorney appointing the Administrative Agent or its designee with the power to notify, collect from and otherwise deal with any specific Government Obligor or Contract in the name and stead of the grantor of such power if such specific power is necessary or desirable in connection with exercising any of the rights and remedies herein provided.

(c)    Limitation on Liability. Notwithstanding anything to the contrary contained herein, none of the rights or powers conferred upon the Administrative Agent or any designee thereof under subsection (a) of this Section or as attorney-in-fact under subsection (b) of this Section shall (i) give rise to any duty whatsoever to act in any manner or to exercise any right or power at any time or (ii) impose any liability for any action taken or not taken in connection therewith, whether or not such action or inaction shall be inadequate or invalid for any purpose.

Section 4.5. Servicing Fee. In consideration of the performance by the Servicer of its servicing obligations herein set forth, the Seller hereby agrees to pay to the Servicer through a distribution pursuant to Section 1.4(e) (or permit to be offset by the Servicer to the extent permitted by Section 1.4(c)(iii)), a Servicing Fee (the “Servicing Fee”) for each Settlement Period equal to the product of (i) 1.00% per annum (the “Servicing Fee Rate”), multiplied by,
(ii)    the average daily aggregate Outstanding Balance of the Pool Receivables for each day during such Settlement Period, multiplied by, (iii) a fraction, the numerator of which is the actual number of days in such Settlement Period and the denominator of which is 360. As long as any Seller Party is Servicer hereunder, the Servicer shall only be entitled to its Servicing Fee and shall not be entitled to any other payment or reimbursement for the costs and expenses of Servicer in performing its duties and obligations hereunder.

ARTICLE V
SOLD RECEIVABLES GUARANTY

Section 5.1. Guaranty of Obligor Payments on Sold Receivables. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers), then such obligations of the Seller shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws). Notwithstanding any other provisions of this Agreement, the Guaranteed Obligations are limited recourse obligations of the Seller payable solely from its assets. No recourse shall be had against Covanta, the Servicer, or their respective Affiliates (other than the Seller) or any Officer, director, employee, limited partner, shareholder, authorized person of incorporator of Covanta, the Servicer or their respective Affiliates (other than the Seller), or any successors or assigns of any of them, for any Guaranteed Obligations or other amounts payable hereunder by the Seller.

Section 5.2. Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to herein or therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the Subject Property securing the Guaranteed Obligations or the other Aggregate Unpaids (or any portion thereof) or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any other Seller Party or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Subject Property (or any portion thereof) securing the Guaranteed Obligations or the other Aggregate Unpaids (or any portion thereof) or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor or any Seller Party or by reason of the bankruptcy or insolvency of any Obligor or any Seller Party. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor or any Seller Party, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Subject Property or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (b) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Termination Events) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (c) to the fullest extent permitted by applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations,
(e) any failure to perfect or continue perfection of a security interest in any of the Subject Property, (f) any defenses, set-offs or counterclaims which any Seller Party or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

Section 5.3. Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations;
(c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Seller Party or any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Seller Party or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 5.4. Waiver of Rights. The Seller expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any;
(e)    all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled;
(f)    any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (i) proceed against any Obligor, any Seller Party, or any other Person, (ii) proceed against or exhaust any other security held from any Obligor, any Seller Party or any other Person, (iii) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Seller Party or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Seller Party, or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) any defense based upon principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations; (k) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (l) any rights to set-offs, recoupments and counterclaims; (m) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (n) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

Section 5.5. Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article V shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable and documented costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 5.6. Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, upon the occurrence of a Termination Event, the Guaranteed Obligations may be declared by the Administrative Agent to be, or with respect to a Termination Event of the type set forth in paragraph (f) of Exhibit V shall automatically become, forthwith due and payable notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller; provided, that the foregoing is subject in all respects to the last two sentences of Section 5.1.

Section 5.7. Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Seller Party, or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Termination Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Seller Party, or any other Person in respect of the Guaranteed Obligations.

Section 5.8. Inducement. The Purchasers have been induced to make the Purchases and Reinvestment under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

ARTICLE VI THE AGENTS

Section 6.1. Appointment and Authorization. (a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints CACIB, as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. At no time shall the Administrative Agent have any duty or responsibility to any Person to investigate or confirm the correctness or accuracy of any information or documents delivered to it in its role as Administrative Agent hereunder or any obligation in respect of the failure of any Person (other than the Administrative Agent) to perform any obligation hereunder or under any other Transaction Document. The Administrative Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser Agent, any Purchaser, or any Seller Party. Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser or any Purchaser Agent with any credit or other information with respect to any Seller Party, whether coming into its possession before the Closing Date or at any time or times thereafter.

(b)    Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assignment Agreement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c)    Except as otherwise specifically provided in this Agreement, the provisions of this Article VI are solely for the benefit of the Purchaser Agents, the Administrative Agent and the Purchasers, and none of the Seller or Servicer shall have any rights as a third party beneficiary or otherwise under any of the provisions of this Article VI, except that this Article VI shall not affect any obligations which any Purchaser Agent, the Administrative Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d)    In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrative Agent, or any of their respective successors and assigns.

Section 6.2. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 6.3. Exculpatory Provisions. None of the Purchaser Agents, the Administrative Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitments of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by any Seller Party, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of any Seller Party to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrative Agent shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller Parties.

Section 6.4. Reliance by Agents. (a) Each Purchaser Agent and the Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrative Agent. Each Purchaser Agent and the Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrative Agent and Purchaser Agents.

(c)    The Purchasers within each Purchaser Group with a majority of the Commitments of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d)    Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in its Purchaser Group and any assignee or other transferee from any such Person that becomes a Purchaser in its Purchaser Group and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 6.5. Notice of Termination Events. Neither any Purchaser Agent nor the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless the Administrative Agent and the Purchaser Agents have received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrative Agent), it shall promptly give notice thereof to the Administrative Agent. The Administrative Agent shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 6.6. Non-Reliance on Administrative Agent and Purchaser Agents. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, or any Purchaser Agent hereafter taken, including any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrative Agent and the Purchaser Agents that, independently and without reliance upon the Administrative Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of any Seller Party and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning any Seller Party that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 6.7. Administrative Agent, Purchasers, Purchaser Agents and Affiliates. Each of the Administrative Agent, the Purchasers and the Purchaser Agents and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller Parties (or any of them). With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrative Agent in their individual capacities.

Section 6.8. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Administrative Agent (but solely in its capacity as Administrative Agent) and its respective officers, directors, employees, representatives and agents (to the extent not reimbursed by any Seller Party and without limiting the respective obligations of each of the Seller Parties to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such Person as determined by final non-appealable judgment of a court of competent jurisdiction).

Section 6.9. Successor Administrative Agent. The Administrative Agent may, upon at least thirty (30) days’ prior written notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrative Agent. Such resignation shall not become effective until (x) a successor Administrative Agent is appointed by the Majority Purchaser Agents and has accepted such appointment and (y) so long as no Termination Event has occurred and is continuing, the Seller shall have consented to such successor Administrative Agent (such consent not to be unreasonably withheld or delayed). Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions that expressly hereunder or by their nature survive termination of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE VII MISCELLANEOUS

Section 7.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by any Seller Party therefrom, shall be effective unless in a writing signed by the Administrative Agent, the Majority Purchaser Agents, and, in the case of an amendment, by the Seller and the Servicer; provided, however, that no such amendment or waiver shall, (a) without the consent of each Purchaser, (i) extend the Scheduled Facility Termination Date, the Final Maturity Date, or the date of any payment or distribution of Collections by the Seller or the Servicer, (ii) decrease the outstanding amount of the Aggregate Capital (or the Capital of any Purchaser), the Aggregate Yield or aggregate Fees (or the Yield or Fees payable to any Purchaser), or the Yield Rate (other than any waiver of any increase in the Yield Rate due to a Termination Event); (iii) increase the aggregate Commitment or the Commitment of any Purchaser; (iv) amend any requirement regarding the Capital Coverage Amount being equal to or in excess of the Aggregate Capital as a condition to any Purchase or Reinvestment, (v) amend or modify the provisions of this Section 7.1 or the definition of “Aggregate Capital”, “Capital”, “Capital Coverage Amount”, “Change in Control,” “Eligible Receivable”, “Facility Termination Date”, “Majority Purchaser Agents”, “Net

Receivables Pool Balance”, “Termination Day” or “Total Reserves”; (vi) release all or substantially all of the Pool Assets from the security interest granted (or, as applicable, ownership interest conveyed) by the Seller to the Administrative Agent for the benefit of the Secured Parties hereunder; (vii) terminate the Seller Guaranty or release the Seller from its obligations thereunder; or (viii) amend or modify any defined term (or any term used directly or indirectly in such defined term) used in clauses (i) through (vii) above in a manner that would circumvent the intention of the restrictions set forth in such clauses and (b) without the consent of the Majority Purchaser Agents, amend, waive or modify any provision expressly requiring the consent of the Majority Purchaser Agents. Each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No failure on the part of any Purchaser Agent, any Purchaser or the Administrative Agent to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 7.2. Notices, Etc. All notices, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth on Schedule V (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective when received.

Section 7.3. Successors and Assigns; Participations; Assignments.

(a)	Participations.

(i)    Any Purchaser may in its sole discretion sell to one or more Persons (each a “Participant”) participating interests in its Capital, its rights to the Subject Property, and its other rights and interests hereunder and under any other Transaction Document; provided, that such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer, Covanta, each Purchaser Agent and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.

(ii)    Without limiting the generality of the rights of the Purchasers set forth in clause (i) of this subsection, any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its in its Capital, its rights to the Subject Property, and its other rights and interests hereunder and under any other Transaction Document without notice to or consent by any Person.

(iii)    In the event of any such grant by any Purchaser of a participating interest pursuant to clause (i) or clause (ii) of this subsection, such Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller and Servicer each hereby agree that each Participant (including any Liquidity Provider or Program

Support Provider that acquires a participating interest from the applicable Conduit Purchaser) shall be entitled to all of the rights under and the benefit of Sections 1.5 and
1.7 and Articles III and IV to the same extent as if it were a Purchaser and acquired its interest by assignment pursuant to subsection (b) of this Section.

(iv)    Each Purchaser (or its Purchaser Agent on its behalf) that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of its Participants and the amounts of each such Participant’s interest in any Capital, Commitments or other rights or obligations hereunder (the “Participant Register”); provided that no Purchaser or Purchaser Agent shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in such Capital, Commitments or other rights or obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Capital, Commitments or other rights or obligations hereunder is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)	Assignments by Purchasers.

(i)    Any Purchaser may assign to one or more Persons (each a “Purchasing Purchaser”), in the same Purchaser Group or in a different Purchaser Group, all or any designated portion (the “Assignment Percentage”) of its Capital, other Aggregate Unpaids, rights and interests hereunder and under the Transaction Documents (including its interest in the Subject Property) and, with respect to an assigning Committed Purchaser, its Commitment, in any case, with the consent of the Administrative Agent and the Purchaser Agents for the Purchaser Groups of the assigning Purchaser and Purchasing Purchaser. Subject to clause (iii) of this subsection, any such assignment among Purchasers shall be evidenced by an Assignment and Assumption Agreement substantially in the form of Annex C with any changes as have been approved by the parties thereto and the consenting parties (each, an “Assignment Agreement”), duly executed by the applicable Purchasing Purchaser and assigning Purchaser and duly executed as consenting parties by the related Purchaser Agents and the Administrative Agent.

(ii)    Upon (A) the execution of an Assignment Agreement by the parties thereto and the consenting parties, (B) delivery of an executed copy thereof to the Seller, the Servicer, the related Purchaser Agents and the Administrative Agent and (C) payment by the Purchasing Purchaser to the assigning Purchaser of the agreed purchase price, if any (or compliance with clause (iii) of this subsection), such assigning Purchaser shall be released from and relinquish its right to the Assignment Percentage of each and every right, interest and obligation of such assigning Purchaser and such Purchasing Purchaser shall assume the Assignment Percentage of each of the foregoing, regardless of the purchase price (if any) paid for such assignment. Upon consummation of any such assignment as described in the preceding sentence, the Purchasing Purchaser shall be and become, for all purposes, a “Purchaser” party hereto (and a “Committed Purchaser” if the assigning Purchaser is a Committed Purchaser) to the same extent as if it were an original party hereto in such capacity and with the same rights, benefits and obligations applicable to Purchasers (and, solely if applicable, Committed Purchasers) generally. Any new Purchaser Agent for a Purchasing Purchaser shall also have the rights and obligations of a “Purchaser Agent” upon execution of any applicable Assignment Agreement as a consenting party. The Assignment Agreement shall be an amendment hereof only to the extent necessary to reflect the addition of any such new Purchasing Purchaser and any new Purchaser Agent and Purchaser Group.

(iii)    Notwithstanding anything to the contrary set forth herein, a Conduit Purchaser may assign its rights and interests to a Purchasing Purchaser pursuant to and in compliance with this subsection (b), but without any requirement for the consent of the Administrative Agent, its Purchaser Agent or any other Person (other than the Purchasing Purchaser) if the Purchasing Purchaser either (A) is a commercial paper conduit that has as its Purchaser Agent the Purchaser Agent or an Affiliate thereof of the assigning Conduit Purchaser, or (B) is a Committed Purchaser, Liquidity Provider or Program Support Provider for such Conduit Purchaser. In such event, the Purchasers in such Purchaser Group may use their own documentation or internal records rather than execute an Assignment Agreement to evidence such assignment; provided, upon request of Seller, the Purchaser Agent for such Purchaser Group shall confirm whether or not any such assignment has occurred and the amount of Capital held by each Purchaser in its Purchaser Group.

(iv)    The Administrative Agent, acting as non-fiduciary agent for the Seller (such agency being solely for Tax purposes), shall maintain at an office of the Administrative Agent, a copy of each Assignment Agreement delivered to hereunder and a register for the names and addresses of the Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital and Yield owing to each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the Servicer, the Purchasers, and any other Affected Persons shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller, any Purchaser Agent, any Purchaser and any other Affected Person at any reasonable time and from time to time upon reasonable prior notice. Each Purchaser that assigns (other than a collateral assignment or participation) or transfers all or part of its rights and interests hereunder to a Purchasing Purchaser shall be required to provide the Administrative Agent with notice of such assignment in order for the Purchasing Purchaser’s assumed Capital, Commitment (if any), rights in the Subject Property, and other rights and interests to be reflected in the Register.

(c)    Purchaser Financing and Pledges. Without limiting the rights of the Purchasers otherwise set forth herein, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights and interests under this Agreement or any other Transaction Document, all or any portion of its interest in the Subject Property, and its interest in its Capital, to secure any obligations of such Purchaser or in connection with the management or financing of its assets, including, without limitation any such pledge or assignment to a Federal Reserve Bank, the United States Treasury, the Federal Deposit Insurance Corporation, a collateral trustee or a security trustee without notice to or consent of any Seller Party or any other Person; provided that no such pledge or grant of a security interest shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto. The Seller and Covanta will, and Covanta will cause each Originator to, reasonably cooperate with any reasonable request by the Administrative Agent or any Purchaser for any information, certification or action by Seller, Covanta, individually or as Servicer, or any other Originator, necessary or beneficial in connection with any financing or securitization of its rights and interests in the Subject Property.

(d)    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include any successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. None of the Seller, the Servicer (except as expressly set forth in Section 4.1) or Covanta shall, and Covanta shall not permit any Originator to, assign its rights or delegate its obligations under this Agreement or any other Transaction Document to which it is a party or any interest herein or therein, in each case, without the prior written consent of the Administrative Agent and each Purchaser Agent. Each Liquidity Provider and each other Program Support Provider not a direct party to this Agreement is an express third party beneficiary hereof. The Originators are not third party beneficiaries to, and have no rights under, this Agreement.

(e)    Enforcement By Agents. Without limiting any other rights that may be available under applicable Law, the rights of the Administrative Agent, each Purchaser Agent and each Purchaser may be enforced through it or by its agents.

Section 7.4. Costs; Expenses. In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay, within five Business Days of demand therefor, all fees, costs and expenses, including reasonable Attorney Costs, incurred by the Administrative Agent, any Purchaser Agent, any Purchaser, any Affiliate of any of the foregoing, and any representative or agent thereof in connection with (i) the preparation, execution, delivery and administration of this Agreement, the other Transaction Documents, and the other documents and agreements to be delivered hereunder, (ii) periodic audits and agreed upon procedures with respect to the Pool Receivables or otherwise conducted pursuant to any Transaction Document,
(iii)    any amendment, waiver, modification or termination of any Transaction Document, (iv) the establishment and maintenance of the Lock-Boxes, Collection Accounts and Concentration Accounts, with the Seller as the owner thereof, including all fees, costs, indemnities and other amounts owing to the Controlled Account Bank, (v) any analysis or legal advice or other advice sought in the evaluation of their respective rights and remedies, or ability to enforce or take any other action, under this Agreement or any other Transaction Documents; and (vi) the exercise of remedies under, or the enforcement of, this Agreement and the other Transaction Documents and its applicable rights in and to the Subject Property.

Section 7.5. Confidentiality.

(a)    By Seller Parties. The Seller and Covanta, individually and as Servicer, agrees with respect to itself that it shall, and Covanta agrees that it shall cause each Originator to: (i) refrain from posting to a website or publish or otherwise distribute to any other Person this Agreement and the other Transaction Documents, including any pricing hereunder or thereunder and (ii) maintain the confidentiality of the information in this Agreement and the other Transaction Documents relating to structuring fees, used fees, unused fees, other fees, yield, and other pricing terms, including in communications with third parties and any publications; provided, that the Transaction Documents and such information may be disclosed (A) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent; (B) as required by the rules of any stock exchange; (C) to legal counsel, accountants and auditors for the Seller Parties if such counsel, accountants and auditors agree to hold it confidential or are otherwise under a professional duty to maintain the confidentiality of such information, (D) as required by Law or pursuant to any binding court order, subpoena, or other legal process and (E) if required in connection with any litigation or dispute between the parties hereto (provided that each Seller Party will use reasonable efforts to obtain confidential treatment for such information in connection with such litigation or dispute).

(b)    By Agents and Purchasers. The Administrative Agent, the Purchaser Agents and the Purchasers agree to maintain the confidentiality of all non-public information (that was not independently developed or acquired by such Person and that did not become public information in any manner other than by breach hereof by such Person) regarding the Seller Parties and the Obligors received by it in connection with this Agreement; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality similar to the confidentiality restrictions herein set forth; (ii) to legal counsel, accountants and auditors of the Purchaser Agents, the Purchasers or the Administrative Agent if such counsel, accountants and auditors agree to hold it confidential or are otherwise under a professional duty to maintain the confidentiality of such information; (iii) to any assignee or participant or potential assignee or participant (if it agrees to abide by the terms of this Section 7.5); (iv) to any regulatory or governmental authorities having jurisdiction, or claiming to have jurisdiction, over the Administrative Agent, any Purchaser Agent, any Purchaser or any Participant, (v) as required by any Law, rule, or regulation, or pursuant to any direction, request or order of any judicial, administrative or regulatory authority or proceedings or as requested in any court order, subpoena, or other legal process, (vi) as required in connection with any litigation or dispute or in connection with the exercise of any rights or remedies under any of the Transaction Documents, (vii) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the Exchange Act, (viii) to investors and potential investors in Commercial Paper Notes of any Conduit Purchaser as required by regulations or regulatory authorities or the actual or potential financing source of any other Purchaser, and (ix) to any Liquidity Providers, Program Support Providers or equity investors in any Conduit Purchaser.

Section 7.6. Tax Forms; FATCA. (a) Each Purchaser shall deliver to the Seller and to the Administrative Agent, on the Closing Date (or, if later, on the date on which it becomes a Purchaser), or at the time or times prescribed by applicable Laws, or when reasonably requested by the Seller, Covanta or the Administrative Agent, and each Affected Person (other than the

Purchasers) shall deliver to the Seller and to the Administrative Agent, on or prior to receipt of its first payment under any Transaction Document, such properly completed and executed documentation prescribed by applicable Laws or by the relevant Governmental Authority of any jurisdiction and such other reasonably requested information as will permit the Seller, Covanta, the Administrative Agent or the applicable Purchaser Agent, as the case may be, to determine (i) whether or not payments made hereunder are subject to withholding Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Purchaser’s (or such other Affected Person’s) entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Purchaser (or such other Affected Person) by the Seller pursuant to this Agreement or otherwise to establish such Purchaser’s (or such other Affected Person’s) status for withholding Tax purposes in the applicable jurisdiction.

(b)	Without limiting the generality of the foregoing:

(i)    Each Purchaser (and each Affected Person, other than the Purchasers, that receives a payment under any Transaction Document) that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Seller and the Administrative Agent executed originals of IRS Form W-9 certifying that such Purchaser or Affected Person is exempt from United States federal backup withholding tax or such other documentation or information prescribed by applicable Laws or reasonably requested by the Seller, the applicable Purchaser Agent, or the Administrative Agent as will enable the Seller, such Purchaser Agent or the Administrative Agent, as the case may be, to determine whether or not such Purchaser (or such other Affected Person) is subject to backup withholding or information reporting requirements; and

(ii)    each Purchaser (and each Affected Person, other than the Purchasers, that receives a payment under any Transaction Document) that is organized under the Laws of a jurisdiction other than the United States (including each State thereof and the District of Columbia) (a “Foreign Purchaser” and a “Foreign Affected Person”, respectively) that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder shall deliver to the Seller and the Administrative Agent (in such number of copies as shall be reasonably requested by the Seller or the Administrative Agent) on or prior to the date on which such Foreign Purchaser becomes a Purchaser with respect to this Agreement (and from time to time thereafter upon the request of the Seller or the Administrative Agent, but only if such Foreign Purchaser is legally entitled to do so), or in the case of a Foreign Affected Person, on or prior to receipt of its first payment under any Transaction Document, whichever of the following is applicable:

(A)    in the case of a Foreign Purchaser (or Foreign Affected Person), claiming eligibility for benefits of an income Tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable,

(B)	executed originals of IRS Form W-8ECI,

(C)    in the case of a Foreign Purchaser (or Foreign Affected Person) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate (a “U.S. Tax Compliance Certificate” in the form contained in Annex D-1) to the effect that such Foreign Purchaser (or Foreign Affected Person) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Seller within the meaning of section 871(h)(3)(A) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code, and (y) executed originals of IRS Form W 8BEN or IRS Form W-8BEN-E, as applicable, or

(D)    to the extent a Foreign Purchaser (or Foreign Affected Person) is not the beneficial owner, executed originals of IRS Form W-8IMY and all required supporting documentation, including IRS Form W-8ECI, IRS Form W- 8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Annex D-2 or Annex D-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Purchaser (or Foreign Affected Person) is a partnership and one or more direct or indirect partners of such Foreign Purchaser (or Foreign Affected Person) are claiming the portfolio interest exemption, such Foreign Purchaser (or Foreign Affected Person) may provide a U.S. Tax Compliance Certificate substantially in the form of Annex D-4 on behalf of any direct or indirect partner, or

(E)    duly completed executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Seller, Covanta or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)    If a payment made hereunder to any Purchaser (or other Affected Person) would be subject to United States federal withholding Tax imposed by FATCA if such Purchaser (or such other Affected Person) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser (or such other Affected Person) shall deliver to the Seller, the applicable Purchaser Agent and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Seller, the applicable Purchaser Agent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller, the Servicer, the applicable Purchaser Agent or the Administrative Agent as may be necessary for the Seller, the applicable Purchaser Agent or the Administrative Agent to comply with its obligations under FATCA and to determine that such Purchaser (or such other Affected Person) has complied with such Purchaser’s (or such other Affected Person’s) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(c)    Each Purchaser (and each Affected Person, other than the Purchasers, that receives a payment under any Transaction Document) shall promptly notify the Seller, the applicable Purchaser Agent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Section 7.7. Tax Treatment. The Seller and each Purchaser agree that each Purchase and Reinvestment, and the transactions contemplated under this Agreement shall be treated as the issuance of indebtedness for United States federal income Tax purposes. Each party to this Agreement or any other Transaction Document agrees to not take any Tax position inconsistent with such Tax characterization and shall not report the transactions arising under this Agreement for Tax purposes in any manner other than the issuance of debt obligations on all applicable Tax returns unless otherwise required by applicable Law.

Section 7.8. Status of Administrative Agent; Delivery of Tax Forms. On or before the date that any Person becomes the Administrative Agent hereunder (and from time to time thereafter upon the reasonable request of the Seller), it shall deliver to the Seller properly two completed and executed originals of either (i) IRS Form W-8ECI, or (ii) such other documentation reasonably requested by the Seller as will permit the Seller to make payments to the Administrative Agent without or at a reduced rate of deduction or withholding of any Taxes imposed by the United States. The Administrative Agent agrees that if any form or documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or documentation or notify the Seller of its legal inability to do so.

Section 7.9. GOVERNING LAW AND JURISDICTION.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND
§5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)).

(b)    EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON- EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 7.10. Execution in Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

A facsimile, pdf attachment to an email or other form of electronic delivery of any such counterpart shall be as effective as delivery of a manually signed (ink) original.

Section 7.11. Survival. The provisions of Article III, Article VI, Sections 1.7, 7.4, 7.5, 7.9, 7.12,

7.15	, 7.17, 7.18, 7.19, 7.20 and this Section 7.11 shall survive any termination of this Agreement.

Section 7.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WITH RESPECT TO CONTRACT CLAIMS. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 7.13. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 7.14. Headings. The captions and headings of this Agreement, including any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 7.15. Special Damages. No claim may be made by any party hereto or its Affiliates against any other party hereto or its respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees on behalf of itself and its Affiliates not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.16. Patriot Act. Each Purchaser hereby notifies each Seller Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each applicable Seller Party, which information includes the name and address of each Seller Party and other information that will allow such Purchaser to identify each Seller Party in accordance with the Patriot Act.

Section 7.17. No Proceedings.

(a)    Against Conduit Purchaser. Each of the Seller, Covanta, individually and as Servicer, each Purchaser Agent, the Administrative Agent and each Committed Purchaser hereby agrees (and each Liquidity Provider and Program Support Provider agrees to the extent of its third party beneficiary rights hereunder) that it will not, and Covanta agrees that it will not permit any other Seller Party to, institute against any Conduit Purchaser, or join any other Person in instituting against any Conduit Purchaser, any Insolvency Event until one year plus one day following the last day on which all Commercial Paper Notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Purchaser shall have been indefeasibly paid in full. The terms of this subsection shall not limit the rights of any Person to file any claim in or otherwise take any action with respect to any Insolvency Event with respect to any Conduit Purchaser that was instituted by any other Person (that is not such Person or its Affiliate).

(b)    Against Seller. Covanta, individually and as Servicer, hereby agrees that it will not, and it will not permit any other Seller Party to, institute against the Seller, or join any other Person in instituting against the Seller, any Insolvency Event until one year plus one day following the Final Termination Date. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any Insolvency Event with respect to the Seller that was instituted by any other Person (that is not such Person or its Affiliate).

Section 7.18. Limitation of Payments. Notwithstanding any provisions contained in this Agreement to the contrary, each Conduit Purchaser shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

Section 7.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, or in any other agreement, arrangement or understanding among any of the parties hereto or thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any other Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 7.20. Limited Liability. Notwithstanding anything to the contrary contained in this Agreement, the obligations of any Conduit Purchaser under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Purchaser and shall be payable solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper Notes. No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Agreement shall be had against any Person or entity providing corporate management services to such Conduit Purchaser (each a “Corporate Services Provider”) (or any Affiliate thereof), or any stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Purchaser, and that no personal liability whatsoever shall attach to or be incurred by such Corporate Services Provider (or any Affiliate thereof), or the stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of such Corporate Services Provider (or any Affiliate thereof) and every such stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this Section 7.20 shall not relieve any such stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written,

CVA FINANCE LLC, as Seller

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	President

COVANTA ENERGY, LLC, individually and as initial Servicer
By:	/s/James E. Reilly
Name:	James E. Reilly
Title:	Vice President and Treasurer

[Signature page to Receivables Purchase Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT
BANK, as Administrative Agent

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

[Signature page to Receivables Purchase Agreement]

CACIP PURCHASER GROUP:

CREDIT AGRICOLE CORPORATE AND INVESTMENT
BANK, as Purchaser Agent

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT
BANK, as Committed Purchaser

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

Commitment: $100,000,000

[Signature page to Receivables Purchase Agreement]

ATLANTIC ASSET SECURITIZATION LLC,
as Conduit Purchaser

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

LA FAYETTE ASSET SECURITIZATION LLC,
as Conduit Purchaser

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Michael Regan
Name:	Michael Regan
Title:	Managing Director

[Signature page to Receivables Purchase Agreement]

EXHIBIT I DEFINITIONS; CONSTRUCTION

1.    Certain Defined Terms. As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Activation Notice” has the meaning set forth in Section 4.3(c).

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means, with respect to any asset, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, on, in, against, or with respect to such asset, but excluding (i) any ownership interest or security interest of the Administrative Agent for the benefit of the Secured Parties arising hereunder, and (ii) the rights of any Controlled Account Bank expressly set forth in any Controlled Account Agreement.
“Affected Person” means the Administrative Agent, the Purchaser Agents, the Purchasers, any Liquidity Provider, any other Program Support Provider, any Program Administrative Agent or any of their respective Affiliates.

“Affiliate” means, as to any Person: any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, including any direct or indirect Subsidiary of such Person or of any Person controlling such Person. For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting shares or membership interests, by contract, or otherwise.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Funding Amount” means, with respect to any Purchase, the aggregate amount of funds to be remitted by the Purchasers to the Seller as the purchase price for the new Sold Assets being sold hereunder in connection with such Purchase (and the Capital of each such Purchaser shall be increased by the portion of such Aggregate Funding Amount funded by such Purchaser).

“Aggregate Unpaids” means, at any time, all of the following at such time: (a) the Aggregate Capital at such time; (b) the accrued and unpaid Aggregate Yield at such time; (c) the accrued and unpaid Fees under the Fee Letter at such time; (d) all other fees, costs, expenses, indebtedness, reimbursement obligations, and other liabilities and obligations of any type owing by the Seller to the Administrative Agent, any Purchaser Agent, any Purchaser, any Indemnified Party or any other Affected Person arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

Exhibit I-1

“Aggregate Yield” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Yield with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Allowance for Doubtful Accounts” means the amount determined by the Servicer in its sole discretion with respect to any Pool Receivable that is not an Ineligible Aged Receivable but which the Servicer reasonably determines in not collectible.
“Alternative Benchmark Rate” has the meaning given to it in Section 1.8(d).
“Anti-Corruption Laws” means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act of 2010; and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted.
“Assignment Agreement” has the meaning given to it in Section 7.3(b).

“Assignment Percentage” has the meaning set forth in Section 7.3(b) of this Agreement

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external legal counsel.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C.
§ 101, et seq.), as amended from time to time.

“Base Rate” means, with respect to any Yield Period, the fluctuating rate per annum (changing as and when there is a change in such rate and using for such Settlement Period the average rate for each day occurring during such Settlement Period) equal on any day during such Settlement Period to the highest of (a) the per annum rate most recently published as the “U.S. Prime Rate” in the Wall Street Journal or any comparable publication that publishes such rate that is selected by the Administrative Agent (which may not be the lowest rate applicable to financings by any Purchaser at such time); (b) the Federal Funds Rate plus 0.50% per annum; and (c) either the LIBO Rate or the Alternative Benchmark Rate, as applicable, plus 1.00% per annum.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means any day (other than a Saturday or Sunday) on which (a) banks are not authorized or required to close in New York City, New York and (b) if this definition of “Business Day” is utilized in connection with the LIBO Rate, dealings are carried out in the London interbank market.

“CACIB” has the meaning set forth in the preamble to this Agreement.

“CACIB Purchaser Group” means the Purchaser Group of which CACIB is the Purchaser
Agent.

“Capital” means, with respect to any Purchaser, the aggregate amount paid by such
Purchaser in respect of any Purchase pursuant to Section 1.1(c), as adjusted from time to time as follows: (a) as reduced by the amount of funds distributed to such Purchaser in reduction of Capital pursuant to Section 1.4(e)(v), (b) as reduced (in the case of a Conduit Purchaser) or increased (in the case of a Committed Purchaser) by the amount of any purchase of Reinvestment Collections pursuant to Section 1.1(d) in the event that a Conduit Purchaser declines to make a Reinvestment, and (c) as increased (with respect to any assignee Purchaser) or reduced (with respect to any assignor Purchaser) by the amount of any assignment of Capital pursuant to any Assignment Agreement executed hereunder or any transfer between Purchasers in the same Purchaser Group (which, for the avoidance of doubt, does not require the execution of an Assignment Agreement); provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded, returned or disgorged distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time minus (b) the Total Reserves at such time.

“Change in Control” means that (a) Covanta ceases to directly own 100% of the ownership interests of Seller, (b) Covanta ceases to own, directly or indirectly, 100% of the ownership interests of each Originator (other than itself), (c) any Person other than Holding shall acquire direct ownership, beneficially or of record, of any voting stock of Covanta, (d) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of Holding and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% of the outstanding voting stock of Holding, or (e) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holding cease to be occupied by Persons who either (i) were members of the board of directors of Holding on the Closing Date or (ii) were nominated for election by the board of directors of Holding, a majority (other than vacant seats) of whom were directors on the Closing

Date or whose election or nomination for election was previously approved by a majority of such directors.

“Closing Date” means December 6, 2019.

“Collection Account” means a deposit account of the Seller maintained at a bank for the purpose of receiving Collections, either directly or by transfer directly from a related Lock-Box, as identified on Schedule II – Part A (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account required or permitted hereunder).

“Collections” means, with respect to any Receivable, (a) all collections and funds that are received (whether in the form of cash, ACH, wire transfer, check, instrument, bank draft, or otherwise) by any Originator, the Seller or the Servicer in payment of such Receivable (including all payments in respect of purchase price, interest, finance charges, fees, Taxes, transmission charges and other charges related thereto) or otherwise collected, paid or applied in respect such Receivable or the Related Security (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon); and (b) all Deemed Collections.

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Commitment” means, with respect to any Committed Purchaser, the amount set forth as such Committed Purchaser’s “Commitment” on the signature page to this Agreement or as set forth in any Assignment Agreement or other agreement pursuant to which such Committed Purchaser became a party hereto, as such amount may be modified in connection with any subsequent assignment of such Commitment pursuant to an Assignment Agreement executed hereunder, and as such amount may be increased or decreased (but not below, in aggregate for all Committed Purchasers, the Aggregate Capital), on a pro rata basis for all of the Committed Purchasers, by the mutual agreement of the Committed Purchasers, Seller and Administrative Agent.

“Commitment Period” means the period from (and including) the Effective Date through (but excluding) the Facility Termination Date.

“Committed Purchaser” means each Person listed as such (and its respective Commitment) on the signature pages of this Agreement or in any Assignment Agreement.

“Concentration Account” means a deposit account of the Seller identified on Schedule II
– Part A, for the purpose of receiving Collections from the Collection Accounts (or any replacement account as herein required).

“Concentration Percentage” means, for any Obligor Group, the highest concentration percentage for which such Obligor Group qualifies based on the debt rating requirement set forth in the table below (which, in the case of any Government Obligor, shall include any rating for any general obligation debt of such Government Obligor (but excluding net revenue bonds or other obligations that are not general obligations of such Government Obligor)):

DEBT RATING REQUIREMENT	CONCENTRATION PERCENTAGE
The Obligor Rated Party for such Obligor Group: (i) has a short-term debt rating of at least A-1 by Standard & Poor’s and at least P-1 by Moody’s; or (ii) has no short-term debt rating and has a long-term debt rating of at least A by Standard & Poor’s and at least A2 by Moody’s; provided, with respect to any Government Obligor, only one such rating set forth in clause (i) or (ii) need apply in order to qualify for this category	20.00%
The Obligor Rated Party for such Obligor Group: (i) either (A) has a short-term debt rating of at least A-2 by Standard & Poor’s and at least P-2 by Moody’s or
(B) solely if assigned a short-term debt rating by only one of the foregoing rating agencies, has a short-term debt rating of at least A-1 by Standard & Poor’s or at least P-1 by Moody’s; or (ii) has no short-term debt rating and either (A) has a long-term debt rating of at least BBB+ by Standard & Poor’s and at least Baa1 by Moody’s, or (B) solely if assigned a long-term debt rating by only one of the foregoing rating agencies, has a long-term debt rating of at least A by Standard & Poor’s or at least A2 by Moody’s; provided, with respect to any Government Obligor, only one such rating set forth in clause (i)(A) or (ii)(A) need apply in order to qualify for this category
10.00%
The Obligor Rated Party for such Obligor Group: (i) either (A) has a short-term debt rating of at least A-3 by Standard & Poor’s and at least P-3 by Moody’s or
(B) solely if assigned a short-term debt rating by only one of the foregoing rating agencies, has a short-term debt rating of at least A-2 by Standard & Poor’s or at least P-2 by Moody’s; or (ii) has no short-term debt rating and either (A) has a long-term debt rating of at least BBB- by Standard & Poor’s and at least Baa3 by Moody’s, or (B) solely if assigned a long-term debt rating by only one of the foregoing rating agencies, has a long-term debt rating of at least BBB+ by Standard & Poor’s or at least Baa1 by Moody’s; provided, with respect to any Government Obligor, only one such rating set forth in clause (i)(A) or (ii)(A) need apply in order to qualify for this category
6.67%
There is no Obligor Rated Party for such Obligor Group or the Obligor Rated Party for such Obligor Group does not qualify under any of the rating requirements set forth in this chart above (including non-investment grade and unrated Obligors)	4.00%

“Conduit Purchaser” means each commercial paper conduit that is signatory hereto or that becomes a party to hereto as a Conduit Purchaser by the assignment from an assignor Conduit Purchaser pursuant to an Assignment Agreement or otherwise in accordance with the terms hereof.

“Contract” means, with respect to any Receivable, any and all contracts, agreements, instruments, invoices, notes, or other documents or writings (whether or not electronic) pursuant to which such Receivable arises or that evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable; provided, that each singular reference to a “Contract” related to a Receivable shall include each and every one of the foregoing with respect to such Receivable.

“Controlled Account” means (i) any Collection Account (including any Lock-Box associated therewith) and (ii) the Concentration Account.

“Controlled Account Agreement” means, collectively, (i) the Blocked Account Control Agreement, dated on or about December 6, 2019, among the Seller, the Servicer, the Administrative Agent and JPMorgan Chase Bank, N.A., as depositary, relating to the deposit accounts referred to therein, as amended from time to time, (ii) the Blocked Account Control Agreement, dated on or about December 6, 2019, among the Seller, the Servicer, the Administrative Agent and JPMorgan Chase Bank, N.A., as depositary, relating to the Lock-Box and accounts referred to therein, as amended from time to time, and (iii) a deposit account control agreement (and, if applicable, with lock-box provisions), in form and substance satisfactory to the Administrative Agent, executed by any future Controlled Account Bank, the Administrative Agent, the Servicer and the Seller with respect to any future Controlled Accounts established by the Seller (or the Servicer on behalf of the Seller).

“Controlled Account Bank” means any bank holding one or more Controlled Accounts.

“Covanta” has the meaning set forth in the preamble to this Agreement.

“Covanta Notes” means any promissory notes, instruments, deferred purchase price obligation or similar debt issued or arising under or in connection with the Originator Purchase and Sale Agreement with respect to the non-cash portion of the purchase price paid by Covanta to any Originator for the acquisition of Pool Assets thereunder.

“Covanta Purchase and Sale Agreement” means the Covanta Purchase and Sale Agreement, dated as of the date hereof, between Covanta, as seller, and the Seller, as purchaser, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit Agreement” means that certain Second Amended and Restated Credit And Guaranty Agreement, dated as of August 21, 2018, by and among Covanta, as borrower, Holding and certain Subsidiaries of Covanta, as guarantors, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent and issuing bank, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., Citizens Bank, N.A., MUFG Union Bank, N.A. and Sumitomo Mitsui Banking Corporation, as co-syndication agents and TD Bank, N.A., Capital One, National Association, CoBank, ACB and Compass Bank, as co-documentation agents, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit and Collection Guidelines” means, the Servicer’s Billing, Accounts Receivable and Credit Management Process Guideline and any other policies or guidelines applicable to origination, credit, servicing and collection of any Pool Receivables by Covanta, any Originator or Servicer (on behalf of Seller), as applicable, in each case, as in effect on the Closing Date and set forth in Schedule I, as any of the foregoing are modified in compliance with the restrictions set forth in Exhibit IV; provided, if a new Originator is added pursuant to the terms hereof and it has a different origination policy, the addition of such policy shall be deemed to be a “change” in the Credit and Collection Guidelines for purposes of the covenants set forth in Exhibit IV.

“Data Medium” means any medium whatsoever for storing or transmitting data or information, whether physically or electronically, including books, printed documents or records, video recordings, audio recordings, magnetic disks, optical disks, computer tapes, magnetic tapes, digital tapes, magnetic files, cloud storage, online repositories, any network or other use of the Internet, computer hard drives, flash drives, and any other form of computer storage or transmission.

“Days’ Sales Outstanding” means, at any time, an amount equal to (a) the average of the Outstanding Balances of all Pool Receivables as of the last day of each of the three most recently ended calendar months; divided by (b) the quotient of (i) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the three most recently ended calendar months, divided by (ii) 90.

“Debt” means (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes, mortgages, indentures or other similar instruments; (c) obligations to pay the deferred purchase price of property or services (other than trade accounts payable); (d) all capital lease obligations; and (e) obligations under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Deemed Collection” has the meaning set forth in Section 1.4(f).

“Default Ratio” means, for any calendar month, the quotient (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) of (a) the aggregate Outstanding Balance of all Pool Receivables that are Defaulted Receivables during such calendar month, divided by (b) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the month that is six calendar months before such month.

“Defaulted Receivable” means, with respect to any calendar month, a Pool Receivable
(a)    for which any payment, or part thereof, was unpaid for more than 120 days but not more than 150 days from the original due date for such payment at any time during such calendar month,
(b)    as to which an Insolvency Event has occurred with respect to the Obligor thereof during such calendar month; or (c) that at any time during such month was first written-off as uncollectible (or should have been first written-off as uncollectible during such month in accordance with the Credit and Collection Guidelines).

“Delinquency Ratio” means, with respect to any calendar month, the quotient (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) of (a) the aggregate Outstanding Balance of all Delinquent Receivables as of the last day of such calendar month, divided by (b) the aggregate Outstanding Balance of all Pool Receivables as of the last day of such calendar month.

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment.

“Dilution” has the meaning set forth in Section 1.4(f)(i).

“Dilution Horizon Ratio” means, as of the last day of any calendar month, the quotient (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the consecutive 45 day period ending on such last day, divided by (b) the Gross Balance as of the last day of such calendar month.

“Dilution Ratio” means, for any month, the quotient (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the aggregate amount of Dilution during such calendar month, divided by (b) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the immediately preceding calendar month.

“Dilution Reserve Percentage” means, on any date, the product of (a) the Dilution Horizon Ratio multiplied by (b) the sum of (i) the product of 2.50 multiplied by the average of the Dilution Ratios for the twelve most recently ended calendar months plus (ii) the Dilution Spike Factor.

“Dilution Spike Factor” means, as of any day, the product of (a) the remainder, if positive, of (i) the highest Dilution Spike Factor Ratio for any applicable Dilution Spike Factor Measurement Date, minus (ii) the arithmetic average of the Dilution Spike Factor Ratios for each applicable Dilution Spike Factor Measurement Date, multiplied by (b) the quotient of (i) the highest Dilution Spike Factor Ratio for any Dilution Spike Factor Measurement Date, divided by
(ii)    the arithmetic average of the Dilution Spike Factor Ratio for each applicable Dilution Spike Factor Measurement Date.

“Dilution Spike Factor Measurement Date” means, as of any day, the last day of each of the twelve most recent calendar months ending on or prior to such day.

“Dilution Spike Factor Ratio” means, with respect to any Dilution Spike Factor Measurement Date, the quotient of (a) the sum of (i) the Dilution Ratio for the calendar month ending on such Dilution Spike Factor Measurement Date plus (ii) ½ the Dilution Ratio for the immediately preceding calendar month, divided by (b) 1.5.

“Directed Account” means the bank account set forth on Schedule IV or such other bank account set forth in a written notice from the Seller to the Administrative Agent and each Purchaser Agent; provided, if the “Directed Account” is a bank account owned by Covanta, any remittance by a Purchaser to the Directed Account shall constitute a payment by such Purchaser to the Seller for amounts payable by such Purchaser to the Seller hereunder and a simultaneous payment by the Seller to Covanta for amounts payable by the Seller to Covanta under the Covanta Purchase and Sale Agreement.

“Direct Taxes” means any sales, use, gross receipts, goods and services, excise or personal property Taxes imposed on or with respect of any Pool Receivable.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on or after the Closing Date that the initial Purchase occurs hereunder.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)    that constitutes an unconditional and irrevocable unsecured payment obligation of an Obligor that (i) is a resident of, and has a billing address in, the United States (including Local Government Obligors and Federal Government Obligors), and (ii) is not an Affiliate of the Seller, Covanta or any other Originator;

(b)	that is denominated and payable only in United States dollars in the United States;

(c)    that is due (and required to be paid) in full pursuant to the express terms thereof on a stated due date that is no more than 65 days after the original invoice date of such Receivable;

(d)	that arises in the ordinary course of business of an Originator;

(e)    that has been originated and serviced in compliance with, and that otherwise satisfies all the requirements of, the Credit and Collection Guidelines;

(f)    that has been fully earned by the applicable Originator and for which all goods to be delivered in connection therewith have been fully delivered to the applicable Obligor and all services to be performed in connection therewith have been fully performed for such Obligor and, in any such event, for which no future delivery of additional goods or performance of additional services or other undertakings or obligations is required by such Originator or any other Person;

(g)    for which revenue recognition for the sale of all goods or services giving rise to such Receivable has been completed by the applicable Originator;

(h)    that is evidenced by a final (and not provisional) invoice with a unique invoice number that does not correspond to any other Receivable and that represents amounts not less than the invoiced balance (evidencing such “Receivable” in its entirety) and such invoice has been delivered to and received by the applicable Obligor;

(i)    that arises under a Contract that (i) is in full force and effect and is a legal, valid and binding obligation of an Obligor, enforceable against such Obligor in accordance with its terms, subject only to bankruptcy or equitable principles generally applicable to enforceability of a contract; (ii) contains no confidentiality provisions or restrictions on assignment (whether set forth in such Contract or pursuant to any Law with respect to assignments applicable to such Contract) that would be breached by the sale, pledge, assignment or other transfer thereof, including any sale, pledge, assignment or other transfer pursuant to or as contemplated by any of the Transaction Documents; and (iii) is governed by the law of one of the States;

(j)    that, together with the related Contract, conforms in all material respects to all applicable Laws, rules and Regulations and for which all required Regulatory Actions and Approvals, if any, have been taken or obtained; and no part of such Pool Receivable or the related Contract is in material violation thereof;

(k)    that has been originated, maintained and serviced at all times in compliance with all applicable Laws, rules and Regulations, and all required Regulatory Actions and Approvals, if any, with respect to any of the foregoing have been taken or obtained;

(l)    that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2;

(m)    if originated by an Originator other than Covanta, (i) for which such Originator had good and marketable title thereto, free and clear of any Adverse Claims, immediately prior to the transfer thereof to Covanta pursuant to the Originator Purchase and Sale Agreement, (ii) that was freely assignable by such Originator to Covanta immediately prior to such transfer, (iii) that was sold in a true sale for the fair market value thereof by such Originator to Covanta pursuant to and in compliance with the terms of the Originator Purchase and Sale Agreement (and, on the date of such sale, Covanta had the financial resources to pay any Covanta Notes issued or arising in connection therewith), and (iv) with respect to which Covanta acquired a First Priority Interest in such Pool Receivable, the Related Security, and the Collections and other proceeds with respect thereto that has been validly assigned to the Administrative Agent for the benefit of the Secured Parties (as a subsequent transferee);

(n)    whether originated by Covanta or any other Originator, (i) for which Covanta had good and marketable title, free and clear of any Adverse Claims, immediately prior to the transfer thereof to the Seller pursuant to the Covanta Purchase and Sale Agreement, (ii) that was freely assignable by Covanta to the Seller immediately prior to such transfer, (iii) that was contributed or sold in a true contribution or true sale for the fair market value thereof by Covanta to the Seller pursuant to and in compliance with the terms of the Covanta Purchase and Sale Agreement, and (iv) with respect to which the Seller acquired a First Priority Interest in such Pool Receivable, the Related Security, and the Collections and other proceeds with respect thereto that has been validly assigned to the Administrative Agent for the benefit of the Secured Parties;

(o)    (i) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, (ii) that is freely assignable by the Seller (as a sale or pledge) to the Administrative Agent for the benefit of the Secured Parties hereunder, and (iii) with respect to which the Administrative Agent for the benefit of the Secured Parties has acquired a First Priority Interest in such Pool Receivable, the Related Security, and the Collections and other proceeds with respect thereto;

(p)    that constitutes an “account” as defined in the UCC and is not (and is not evidenced by) an “instrument”, “chattel paper” or “general intangible”, as each of the foregoing is defined in the UCC;

(q)	that is not an Ineligible Aged Receivable;

(r)    for which Ineligible Aged Receivables of the applicable Obligor do not exceed 50% of the Outstanding Balance of all such Obligor’s Receivables;

(s)	the payment of which by the applicable Obligor is not subject to any withholding

Tax;

(t)	that is not interest-bearing (except for any late payment charges);

(u)	that was not originated by an Excluded Originator;

(v)    if the related Obligor is a Government Obligor, for which such Government

Obligor has fully appropriated and authorized the payment thereof;

(w) that (i) is not subject to any revocation, dispute, setoff, claim, counterclaim, holdback or defense to payment in full thereof (whether or not asserted by the applicable Obligor), (ii) is not owed by a Government Obligor to which any Seller Party has any accrued and unpaid obligations (whether to such Government Obligor directly or to any governmental entity of which it is a part) other than for Taxes that are not yet due or are being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP, and
(iii) is not, and in accordance with the Credit and Collection Guidelines is not required to be, accounted for as doubtful, disputed or written-off (in whole or in part); and

(x) for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Person, is treated as a single employer under Section 414(b) or (c) of the

Exhibit I-2

Internal Revenue Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event” (as that term is defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30 day notice period is waived)) with respect to a Plan; (b) a withdrawal by any Originator or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which the relevant entity is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by such Originator or any of its ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Originator or any of its ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excess Concentration Amount” means, at any time (but without duplication), the sum of
(a) the sum of the Excess Obligor Group Concentration Amounts for each Obligor Group at such time, plus (b) the sum of the Excess State Concentration Amounts for each State at such time, plus (c) the Excess Federal Government Obligor Concentration Amount at such time; provided, at any time, for any Obligor Group that is a Government Obligor for which the Excess Obligor Group Concentration Amount is positive and that is also part of an Excess State Concentration Amount, the Servicer may, at its option, exclude all (or any) of the Pool Receivables of such Obligor Group from both the Gross Balance and the Excess Concentration Amount calculation for purposes of determining the Excess Concentration Factor at such time.

“Excess Concentration Factor” means, at any time, the quotient of (a) the Excess Concentration Amount at such time divided by (b) the Gross Balance at such time.

“Excess Federal Government Obligor Concentration Amount” means, at any time, the amount by which the aggregate Outstanding Balance of all Pool Receivables for which the Obligor is a Federal Government Obligor at such time exceeds 5% of the Gross Balance at such time.

“Excess Obligor Group Concentration Amount” means, at any time, with respect to any Obligor Group, the amount (if any) by which (i) the Outstanding Balance of the Pool Receivables of all Obligors in such Obligor Group at such time exceeds (ii) the product of (A) the Concentration Percentage for such Obligor Group at such time multiplied by (B) the Gross Balance at such time.

“Excess State Concentration Amount” means, for any State at any time, the amount by which (a) the State Receivables Balance at such time exceeds (b) the product of the (i) Gross Balance at such time, multiplied by (ii) the following applicable percentage: (A) for the State with the largest State Receivables Balance at such time, 25%; (B) for the State with the second largest State Receivables Balance at such time, 20%; and (C) for each other State, 15%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Originator” means any Originator that has become subject after the Effective Date to any change in the Regulatory Actions and Approvals or other applicable Law to which it is subject, or there is a change in the implementation or manner of compliance with any of the foregoing that, in any event, individually or in the aggregate, (i) adversely affects the ability of such Originator to generate Receivables of the same character or credit quality as currently applicable on the Effective Date in any material respect, (ii) adversely affects the ability of the Originator or any assignee or transferee of the Originator to originate, enforce, service (including any servicing by such Originator as a subservicer for Covanta, if applicable), assign, transfer or pledge Receivables or otherwise perform any of the activities contemplated by the Transaction Documents in any material respect, or (iii) otherwise could reasonably be expected to have or result in a Material Adverse Effect.

“Excluded Taxes” means, with respect to an Affected Person, any of the following Taxes imposed on or with respect to such Affected Person or required to be withheld or deducted from a payment to such Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, state gross receipts Taxes, and branch profits Taxes, in each case, imposed as a result of such Affected Person being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or that are Other Connection Taxes, (b) in the case of a Purchaser, United States federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to its portion of Capital pursuant to a law in effect on the date on which such Purchaser first funds a portion of Capital or first becomes obligated to fund a portion of Capital, except in each case to the extent that amounts with respect to such Taxes were payable to such Purchaser’s assignor immediately before such Purchaser first funded a portion of Capital or first became obligated to fund a portion of Capital, (c) any Tax attributable to and which would not have been imposed but for such Affected Person’s failure to comply with the requirements contained in Section 7.6, and (d) any United States federal withholding Taxes imposed under FATCA.

“FACA” means the Federal Assignment of Claims Act, 41 U.S.C. § 15, as supplemented by the Federal Acquisition Regulations, 48 C.F.R.

“Facility Termination Date” means the earliest to occur of: (a) the Scheduled Facility Termination Date, (b) the Facility Termination Date determined pursuant to Section 2.2(a), (c) the date designated by the Seller as the “Facility Termination Date” upon 30 days prior written notice to the Administrative Agent and each Purchaser Agent, and (d) any date designated as the “Facility Termination Date” by the Purchaser Agent of the CACIB Purchaser Group at such

Exhibit I-3

Purchaser Agent’s sole discretion on or after the occurrence of a Liquidity-Based Amortization Event.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreements among Governmental Authorities implementing the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements, or treaties or conventions among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Person acting as Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Government Obligor” means a Government Obligor that is the United States of America (but not any State or subdivision of a State) and includes any executive, legislative, or judicial agency, authority, bureau, board, department, instrumentality, commission, regulatory body or subdivision of the federal government whose obligations are backed by the full faith and credit of the United States of America.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means (i) that certain fee letter agreement, dated as of the Closing Date, among the Seller, the Purchaser Agents and the Administrative Agent, as amended, restated, supplemented or otherwise modified, and (ii) any replacement, supplemental, or separate fee letter entered into in connection with this Agreement that is identified as a “Fee Letter” for purposes hereof.

“Fees” means all fees set forth in the Fee Letter, including the “Used Fee” and the “Unused Fee” (as therein defined).

“Final Maturity Date” means the date occurring 185 days after the Facility Termination
Date.

“Final Termination Date” means the date occurring on or after the Facility Termination
Date on which the Capital of each Purchaser has been reduced to zero, no accrued and unpaid Yield is outstanding, and all other Aggregate Unpaids (other than contingent and unasserted indemnification obligations that survive termination of this Agreement) have been indefeasibly paid in full.

“Financial Covenant Breach” means that either (i) the Leverage Ratio (as defined in the Credit Agreement as in effect on the Effective Date) as of the last day of any fiscal quarter exceeds 4:1 or (ii) the Interest Coverage Ratio (as defined in the Credit Agreement as in effect on the Effective Date) as of the last day of any fiscal quarter is less than 3:1.

“Financing Statement” means a UCC financing statement, utility security instrument, or similar filing, as applicable, that is required under the UCC or other applicable Law for perfection by filing with respect to the applicable debtor or seller identified therein, and, if applicable, any amendment statement thereto or continuation statement thereof.

“First Priority Interest” means an ownership interest or security interest that is free and clear of any Adverse Claims and that constitutes a valid, perfected, first priority “security interest” (as defined in the UCC to include the sale of an account) under the UCC that is enforceable against all other Persons, including any current owner (in the case of a pledge) or prior owner and any creditor of or transferee from any such current or prior owner.

“Foreign Affected Person” has the meaning set forth in Section 7.6. “Foreign Purchaser” has the meaning set forth in Section 7.6.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Government Obligor” means an Obligor that is the United States of America, any State, and any other Governmental Authority or a Person owned or managed by a Governmental Authority.

“Governmental Authority” means any foreign, federal, State or local government or political subdivision of any of the foregoing, including (i) any county, parish, borough, city, municipality, village, or town, (ii) any central bank (or similar monetary or regulatory authority),
(iii)    any governmental body or governmental entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (iv) any utility commission, utility board, utility agency, environmental agency or other similar or dissimilar regulatory body, (v) any court, tribunal, arbitrator, or other judicial body, and (vi) any agency, authority, bureau, board, department, instrumentality, commission or subdivision of any of the foregoing.

“Gross Eligible Balance” means, at any time, the aggregate Outstanding Balance of all Pool Receivables that are Eligible Receivables at such time.

“Gross Balance” means, at any time, the aggregate Outstanding Balance of all Pool Receivables at such time.

“Group Commitment” means, at any time with respect to any Purchaser Group, the sum of the Commitment of each Committed Purchaser in such Purchaser Group.

Exhibit I-4

“Group Commitment Percentage” means with respect to any Purchaser Group, a fraction (expressed as a percentage) (i) the numerator of which is the Group Commitment of such Purchaser Group and (ii) the denominator of which is the aggregate Group Commitments of all Purchaser Groups.

“Guaranteed Obligations” has the meaning set forth in Section 5.1. “Holding” means Covanta Holding Corporation.
“Indemnified Amounts” has the meaning set forth in Section 3.1.

“Indemnified Party” has the meaning set forth in Section 3.1.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller, any Originator or Covanta under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Director” has the meaning set forth in Section 4(c) of Exhibit IV. “Ineligible Aged Receivable” means a Pool Receivable as to which any of the following apply: (a) any payment, or part thereof, remains unpaid for 61 or more days from the original due date for such payment; (b) as to which an Insolvency Event shall have occurred with respect to the Obligor thereof; or (c) that has been, or consistent with the Credit and Collection Guidelines should be, written off as uncollectible.
“Information Package” means a report, in substantially the form of Annex A. “Insolvency Event” means, with respect to any Person, that such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or the assets of such Person or any material portion thereof shall become subject to any composition, marshaling of assets or similar arrangement for the benefit of creditors; or any case, action or proceeding shall be instituted by or against such Person before any court or other Governmental Authority under any United States federal law (including the Bankruptcy Code) or any State, local or foreign law or the law of any other jurisdiction relating to bankruptcy, insolvency, reorganization, liquidation, receivership, dissolution, winding-up or relief of debtors or seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, except with respect to an Obligor or the Seller, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the foregoing actions, events or proceedings described in this paragraph.

Exhibit I-5

“Internal Commitment Percentage” means, for each Committed Purchaser in a Purchaser Group, the Commitment of such Committed Purchaser divided by the total of all Commitments of all Committed Purchasers in such Purchaser Group.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
“Investment Company Act” means the Investment Company Act of 1940, as amended. “Investment Percentage” means, at any time with respect to any Purchaser, the ratio of the Capital of such Purchaser to the Aggregate Capital.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LIBO Rate” means, for any Yield Period (as long as a LIBOR Replacement Event has not occurred), the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in United States dollars for a one month period as it appears on the relevant display page on the Bloomberg Professional Service (or any successor or substitute page or service providing quotations of interest rates applicable to United States dollar deposits in the London interbank market as selected by the Administrative Agent), at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Yield Period; provided, that notwithstanding the foregoing, if the LIBO Rate would otherwise be below zero, the LIBO Rate will be deemed to be zero.

“LIBOR Replacement Event” means the determination made by the Administrative Agent (which determination shall be final, binding and conclusive, absent manifest error) that any of the following apply: (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Yield Period, including because LIBO is not available or published on a current basis, and such circumstances are unlikely to be temporary, (ii) the applicable supervisor or administrator (if any) of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent or any Purchaser has published or made a public statement identifying the specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, (iii) a rate other than the LIBO Rate has become a widely recognized benchmark rate for newly originated loans in US dollars in the U.S. market, or (iv) a public statement or publication of information was made by the regulatory supervisor for the administrator (if any) of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent or any Purchaser has made a public statement that the LIBO Rate is no longer representative.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly)

Exhibit I-6

in order to provide liquidity or other enhancement for such Conduit Purchaser’s Commercial Paper Notes or other senior indebtedness.

“Liquidity-Based Amortization Event” shall mean the date that the Purchaser Agent of the CACIB Purchaser Group notifies the Administrative Agent, the other Purchaser Agents, the Seller and the Servicer in writing that any Conduit Purchaser in such Purchaser Agent’s Purchaser Group has not funded any Purchase or Reinvestment by such Conduit Purchaser through the issuance of Commercial Paper Notes for a period of at least 270 consecutive days.

“Liquidity Provider” means each bank, other financial institution or other Person that is at any time party to a Liquidity Agreement as a lender (or any participant thereof).

“Lock-Box” means each lock-box maintained by a Controlled Account Bank for the purpose of processing Collections.

“Loss Reserve Percentage” means, on any date, the product of (a) 2.50 multiplied by (b) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recently ended calendar months multiplied by (c) the quotient of (i) the sum of (A) the sum of the initial Outstanding Balances of all Pool Receivables originated by the Originators during the three most recently ended calendar months, plus (B) 50% of the Outstanding Balance of all Pool Receivables originated by the Originators during the fourth preceding calendar month, divided by (ii) the remainder of (A) the aggregate Outstanding Balance of all Pool Receivables (other than Ineligible Aged Receivables) as of the last day of the most recently ended calendar month minus (B) the Allowance for Doubtful Accounts.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents for the Purchaser Groups with Group Commitments that aggregate more than 50% of the Purchase Limit; provided, however, that so long as the Group Commitment of any single Purchaser Group is greater than 50% of the Purchase Limit, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents for Purchaser Groups with Group Commitments that aggregate more than 50% of the Purchase Limit.

“Material Adverse Effect” means a material adverse effect on:

(a)    the business, financial condition, results of operations, assets, liabilities, or properties of the Seller, Covanta, any other Originator or the Servicer taken as a whole;

(b)    the ability of the Seller, Covanta, any other Originator or the Servicer to perform its obligations under any Transaction Document to which it is a party;

(c)	the legality, validity or enforceability of any Transaction Document;

(d)    the value, legality, validity, enforceability, or collectability of the Pool Receivables (other than an immaterial portion thereof);

(e)    the perfected ownership interest of the Seller in the Subject Property, free of any interest of any Originator or any creditor or transferee of any Originator;

Exhibit I-7

(f)    the attachment, perfection, priority or enforceability of, or the status as a First Priority Interest in, the interest of the Administrative Agent, for the benefit of the Secured Parties, in, to or under any of the Subject Property; or

(g)    the rights and remedies of the Administrative Agent, any Purchaser Agent or any Purchaser under any of the Transaction Documents or associated with their respective interests in the Subject Property, including under any Contract.

“Material Debt” means (i) with respect to the Seller, any Debt thereof, and (ii) with respect to Covanta, any other Originator, the Servicer, or any Affiliate thereof (other than Seller), whether individually or collectively with respect to one or more of the foregoing, Debt under one or more facilities with an aggregate principal amount of at least $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA to which any Originator or any of its ERISA Affiliates makes or is obligated to make contributions.

“Net Receivables Pool Balance” means, at any time, the remainder of: (a) the Gross Eligible Balance at such time minus (b) the product of (i) the Excess Concentration Factor at such time, multiplied by (ii) the Gross Eligible Balance at such time.

“Obligor” means, with respect to any Receivable, each Person contractually obligated, directly or indirectly, to make the payment thereunder (including any guarantor or similar Person), and expressly includes any Governmental Authority, public utility, independent system operator, regional transmission owner or other obligor that owes the amount that is payable under the Contract evidencing or giving rise to such Receivable for the goods sold or services rendered in connection therewith.

“Obligor Group” means, with respect to one or more Obligors of Pool Receivables at any time, (i) an Obligor (individually) if no other Obligor is an Affiliate of such Obligor at such time; and (ii) any two or more Obligors (collectively) that are Affiliates of each other at such time.

“Obligor Rated Party” means, with respect to any Obligor Group, the Obligor in such Obligor Group that has the lowest debt rating assigned to it by either Moody’s or Standard & Poor’s (or, if applicable, has the status of being unrated); provided, that if no Obligor in such Obligor Group has any debt rating assigned to it but a Person (the “Parent”) for which all such Obligors are direct or indirect Subsidiaries does have a debt rating, the Parent shall be the “Obligor Rated Party” for such Obligor Group, but only if the Servicer reasonably believes that the Parent will support or guarantee the obligations of each of the Obligors in such Obligor Group and the Administrative Agent does not reasonably object.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Originator” means any of the following: (i) Covanta; (ii) a Person that is listed as one of the “Other Originators” on Schedule III and that is an original party (in its capacity as a seller)

to the Originator Purchase and Sale Agreement, or (iii) a Person that has received the prior written approval of the Administrative Agent, in its sole discretion (and after satisfactory credit review and due diligence), to become an “Originator” for purposes hereof and that has executed a “New Originator Joinder Agreement” under (and as defined in) the Originator Purchase and Sale Agreement and other applicable documentation with respect thereto.

“Originator Purchase and Sale Agreement” means the Originator Purchase and Sale Agreement, dated as of the date hereof, between the Originators (other than Covanta), as sellers, and Covanta, as purchaser, as amended, amended and restated, supplemented or otherwise modified from time to time, including as supplemented by any New Originator Joinder Agreement (as therein defined).

“Other Connection Taxes” shall mean with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any portion of Capital.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” means, with respect to any Receivable, at any time, the outstanding principal balance thereof at such time.

“Participant” has the meaning set forth in Section 7.3(a). “Participant Register” has the meaning set forth in Section 7.3(a).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA PATRIOT Act).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which Covanta or any of its ERISA Affiliates contributes or has an obligation to contribute (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to contribute or have an obligation to contribute).

“Pledged Receivable” means, at any time, each outstanding Pool Receivable that is not a Sold Receivable at such time; provided, that if any such Pool Receivable is thereafter designated as a “Sold Receivable” in connection with any Purchase or Reinvestment, such Pool Receivable shall become a “Sold Receivable” hereunder and shall cease to be a “Pledged Receivable.”

“Pledged Assets” means, at any time, (a) all Pledged Receivables at such time; (b) all Related Security with respect thereto; (c) all Collections thereon; and (d) all proceeds and products of any of the foregoing.

“Pool Assets” means the Sold Assets and the Pledged Assets.

“Pool Receivable” means any Receivable in the Receivables Pool (whether constituting a Sold Receivable or a Pledged Receivable).

“Program Administration Agreement” means that certain administration agreement between any Conduit Purchaser and Program Administrative Agent governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility or any other agreement having similar purposes, as in effect from time to time.

“Program Administrative Agent” means the administrator designated for Purchaser under the Program Administration Agreement.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Subject Property (or portions thereof) maintained by such Conduit Purchaser or (d) the making of loans or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section 1.1(a).

“Purchase and Sale Agreements” means the Covanta Purchase and Sale Agreement and the Originator Purchase and Sale Agreement.

“Purchase Date” has the meaning set forth in Section 1.1(b).

“Purchase Limit” means $100,000,000 (or such other amount as mutually agreed by the parties that is equal to the aggregate Commitment of all Committed Purchasers at such time in the event of any change thereto pursuant to the terms hereof). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the Aggregate Capital at such time.

“Purchase Notice” has the meaning set forth in Section 1.1(b).

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent in accordance with the terms set forth in this Agreement.

“Purchaser Group” means (i) initially, the Purchaser Agent and Purchasers signatory hereto that comprise the CACIB Purchaser Group, and (ii) upon a new Purchaser Agent becoming party hereto, such Purchaser Agent and each of the Conduit Purchaser(s) (if any) and Committed Purchaser(s) for which such Purchaser Agent has been identified as serving as its “Purchaser Agent” hereunder.

“Purchaser Group Funding Amount” has the meaning set forth in Section 1.1(a). “Purchasers” means the Conduit Purchasers and the Committed Purchasers. “Purchasing Purchaser” has the meaning set forth in Section 7.3(b).
“Qualified Bank” means a bank that has a short term unsecured debt rating of no lower than A-1 by Standard & Poor’s and P-1 by Moody’s

“Receivable” means any indebtedness or other obligations of an Obligor arising from the sale of goods or services (including power and electricity) by an Originator to such Obligor, including the obligation of such Obligor to pay the purchase price and any interest, finance charges, fees, Taxes, transmission charges and other charges related thereto.

“Receivable Records” means, with respect to any Receivable, all physical or electronic documents, data and records in any Data Medium created in connection with the origination, funding, acquisition, ownership, sale, contribution, transfer, servicing, collection or enforcement of such Receivable or the related Contract, including all communications with the applicable Originator or Obligor and all other contracts, agreements, documents, and Financing Statements relating thereto, all documentation, filings, certifications and records with respect to any Regulatory Actions and Approvals required in connection therewith, and all other written or electronic correspondence, data and information of any type relating to, or arising in connection with, any of the foregoing or with such Receivable generally.

“Receivables Pool” means, at any time, all of the then-outstanding Receivables (including both Sold Receivables and Pledged Receivables) that have been or have purported to be transferred to the Seller pursuant to the Covanta Purchase and Sale Agreement.

“Register” has the meaning set forth in Section 7.3(b).

“Regulation” means any treaty, Law, rule, regulation or guideline of any jurisdiction or any directive or request of any Governmental Authority (whether or not having the force of law), including with respect to industry-specific regulations on or with respect to public utilities, delivery and sales of energy and electricity (whether wholesale or retail, as applicable) in intrastate or interstate commerce, the transportation, storage, treatment or disposal of hazardous waste, environmental matters, remediation requirements, government contracting, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy,

“Regulatory Actions and Approvals” means, with respect to any Person, matter or activity, all consents, approvals, licenses, authorizations, or orders of any kind or nature whatsoever required to be obtained from any Governmental Authority (including the Federal Energy Regulatory Commission and any other similar or dissimilar Governmental Authority) or other Person with respect thereto, and all notices, filings or other actions required to be given, filed or taken in connection therewith, in any event, pursuant to any Law, rule or Regulation or required under any contract relating to any regulated activity or otherwise, or required by any Government Obligor.

“Reinvestment” has the meaning set forth in Section 1.1(d).

“Reinvestment Collections” means, on each day that is not a Termination Day, the amount of all Collections and Deemed Collections on any Sold Receivable (or, to the extent of any amounts due under the Seller Guaranty, Collections and Deemed Collections on Pledged Receivables) that are then on deposit in the Concentration Account and that are not required to be retained therein pursuant to Section 1.4(b), up to, but not in excess of, the Outstanding Balance of new Pool Receivables that are to be designated as “Sold Receivables” in connection with the Reinvestment of such Reinvestment Collections.

“Reinvestment Date” has the meaning set forth in Section 1.1(d).

“Related Security” means, with respect to any Receivable, each of the following:

(a)	the related Contract and Receivable Records;

(b)    any security interests, liens or other property interests that secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with any Financing Statements or similar filings relating thereto, and all rights in any repossessed goods;

(c)    any guaranties, indemnities, letters of credit (including any letter-of-credit rights), derivatives, insurance, supporting obligations (as defined in the UCC), or other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d)    all books and records relating to such Receivable or any other related security described above, including all of the Seller’s right, title and interest in all books and records of each Originator to the extent related to any of the foregoing;

(e)    all of the Seller’s right, title and interest, solely with respect to such Receivable, in and to (i) the Covanta Purchase and Sale Agreement, including with respect to monies due or to become due to Seller from Covanta thereunder with respect to such Receivable, and (ii) the Originator Purchase and Sale Agreement (with respect to Seller’s rights as assignee of Covanta), including with respect to monies due or to become due to Covanta (that have been assigned to the Seller) from the applicable Originator thereunder with respect to such Receivable; and

(f)	all proceeds of any of the foregoing.

“Reserve Floor Percentage” means, for any date, the sum of (a) 20.0% plus (b) the product of (i) the average of the Dilution Ratios for the twelve most recently ended calendar months multiplied by (ii) the Dilution Horizon Ratio computed as of the last day of the most recently ended calendar month.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of Ukraine).

“Sanctioned Person” means any Person (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more Persons described in clauses (a) or (b).

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) the Canadian government or (f) any other applicable jurisdiction.

“Sanctions List” shall mean any list of designated Persons that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any member state and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury.

“Scheduled Facility Termination Date” means the date occurring 364 days after the Effective Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” means all Aggregate Unpaids, Guaranteed Obligations, and other obligations of any type whatsoever, whether payment or performance, of the Seller or the Servicer (in its capacity as servicer and not in its individual capacity) arising hereunder or under any other Transaction Document, including the obligation to pay or distribute any Collections hereunder or thereunder, in any such case, howsoever evidenced, whether now existing or hereafter arising, direct or indirect, due or to become due, accrued or unaccrued, absolute or contingent, and whether or not any of the foregoing arise or accrue after the commencement of any Insolvency Event with respect to the Seller and whether or not allowed as a claim in any proceeding with respect thereto.

“Secured Parties” means (a) with respect to the Sold Assets, the Purchasers, and (b) with respect to the Seller Collateral, the Administrative Agent, the Purchaser Agents, the Purchasers, each other Affected Person, and each other Indemnified Party.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Collateral” means all of the following: (a) all Pledged Assets; (b) the Collection Accounts, Lock-Boxes, the Concentration Account and, in each case, all funds on deposit therein or instruments, investments, and items of any type credited thereto; (c) all rights (but none of the obligations) of the Seller under the Covanta Purchase and Sale Agreement and the Originator Purchase and Sale Agreement (with respect to the assignment of the rights of Covanta against the Originators under the Originator Purchase and Sale Agreement), including (i) all monies due or to become due under either Purchaser and Sale Agreement to the Seller from Covanta (in the case of the Covanta Purchase and Sale Agreement) or to Covanta (and assigned to the Seller) from an Originator (in the case of the Originator Purchase and Sale Agreement); and (ii) all rights, remedies, powers, claims and privileges of the Seller against Covanta or of Covanta (and assigned to the Seller) against an Originator arising under or in connection with the applicable Purchase and Sale Agreement; (d) all other property and assets of the Seller of any kind or nature whatsoever, and (e) all products and proceeds of, and all amounts received or receivable under, any or all of the foregoing.

“Seller Guaranty” has the meaning set forth in Section 5.1.

“Seller Parties” means the Servicer, the Seller, Covanta (in any capacity, including individually, as an Originator, and as Servicer), each other Originator and any Affiliates of any of them.

“Servicer” has the meaning set forth in the preamble to this Agreement. “Servicing Fee” shall mean the fee referred to in Section 4.5. “Servicing Fee Rate” shall mean the rate referred to in Section 4.5.
“Settlement Date” means (a) the 15th calendar day of each month (or if such day is not a Business Day, the next Business Day), and (b) on and after the Facility Termination Date, each other day selected from time to time by the Administrative Agent (it being understood that the
Administrative Agent may select such Settlement Date to occur as frequently as daily). References to the “related” Settlement Period with respect to any Settlement Date shall mean the Settlement Period most recently ended.

“Settlement Period” means: (a) prior to the Facility Termination Date, (i) initially the period commencing on (and including) the Effective Date and ending on (and including) the last

Exhibit I-8

day of first full calendar month thereafter; and (ii) thereafter, each period beginning on (and including) the first day of each calendar month and ending on (and including) the last day of such calendar month, and (b) on and after the Facility Termination Date, the period described in the foregoing clause (a)(ii) or such other period (including a period of one day) as shall be selected from time to time by the Administrative Agent.

“Sold Assets” has the meaning set forth in Section 1.3(a).

“Sold Receivables” means, at any time, each and every Pool Receivable that on or prior to such time has been either (i) listed as a “Sold Receivable” on any Sold Receivables Schedule in connection with any Purchase or (ii) designated as (or required to be designated as) a “Sold Receivable” on the books and records of Seller in connection with any Reinvestment; provided, that a Receivable shall cease to be a “Sold Receivable” if it is repurchased by Covanta pursuant to the Covanta Purchase and Sale Agreement.

“Sold Receivables Schedule” has the meaning set forth in Section 1.1(b).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Matter” this Agreement, any other Transaction Document, the ownership, maintenance or financing of any Pool Assets or other Subject Property, the payment of any amount due thereunder, or any obligation to advance or otherwise remit funds hereunder or to or for the benefit of a Purchaser under a Liquidity Agreement or other Program Support Agreement.

“Standard & Poor’s” means Standard & Poor’s Global Ratings and any successor thereto.
“State” means any State of the United States of America or the District of Columbia. “State Receivables Balance” means, at any time with respect to any State, the aggregate
Outstanding Balance of all Pool Receivables at such time for which the Obligor is a Government
Obligor (other than a Federal Government Obligor) comprised of a Governmental Authority that is such State or is within such State, including any county, parish, borough, city, municipality, village, town or other political subdivision of such State and any executive, legislative, or judicial

Exhibit I-9

agency, authority, bureau, board, department, instrumentality, commission, or regulatory body of such State or of any political subdivision thereof.

Exhibit I-10

“Subject Property” means the Sold Assets and the Seller Collateral.

“Subsidiary” means, as to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” means any all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Day” means each day that occurs (i) on or after the Facility Termination Date, or (ii) on any day that the conditions to Reinvestment have not been met.

“Termination Event” has the meaning specified in Exhibit V.

“Total Reserves” means, at any time, the product of (a) the sum of (i) the greater of (A) the sum of the Loss Reserve Percentage and the Dilution Reserve Percentage as of the most recently ended Settlement Period and (B) the Reserve Floor Percentage as of the most recently ended Settlement Period plus (ii) the Yield & Servicing Reserve Percentage as of the most recently ended Settlement Period, multiplied by (b) the Net Receivables Pool Balance at such time.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreements, the Fee Letter, each Controlled Account Agreement, each lien release agreement, each Beneficial Ownership Certification and all other material certificates, instruments, Financing Statements, reports, notices, agreements and documents executed or delivered from time to time under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

“UCC” means the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.

“United States” means the United States of America.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.

Exhibit I-11

Exhibit I-12

“Yield” means, for any Yield Period with respect to the Capital of each Purchaser:

where:		YR x C x N/Year
YR	=	the applicable Yield Rate for such Yield Period,
C	=	the daily average Capital of such Purchaser outstanding during such Yield Period,
N	=	the number of days in such Yield Period,
Year	=	360 days (or, with respect to the Base Rate, 365/6 days);

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and, provided further, that Yield shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Period” means (i) initially, the period from (and including) the Effective Date through (but excluding) the first Settlement Date; and (ii) thereafter, the period from (and including) each Settlement Date through (but excluding) the next Settlement Date thereafter.

“Yield Rate” means, for any Yield Period, (i) if no Termination Event has occurred, either the LIBO Rate or the Alternative Benchmark Rate, as applicable, for such Yield Period; and (ii) if a Termination Event has occurred, the Base Rate plus 2.00% per annum.

“Yield & Servicing Reserve Percentage” means, at any time:

(2.50 x (BR + SFR) x DSO)/360
where:

BR	= the Base Rate as of the last day of the most recently ended calendar month,
SFR    =    Servicing Fee Rate, and

DSO	= the Days’ Sales Outstanding as of the last day of the most recently ended calendar month.

2.    Other Terms; Construction. The Exhibits, Schedules and Annexes to this Agreement (including this Exhibit I) fully form part of this Agreement. References in this Agreement (including in this Exhibit I) to a Section, Exhibit, Schedule or Annex shall mean, unless the context otherwise requires, a Section of or Exhibit, Schedule or Annex to this Agreement. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and similar terms are references to this Agreement, taken as a whole; and the words “shall” and “will” have identical meanings. Unless otherwise expressly stated, all approvals, consents and other actions that may be taken by a party are in such party’s sole discretion. Unless the context otherwise requires, as used herein,

(i)	“or” means “and/or,”, (ii) the singular of any word includes the plural and vice versa, (iii) the

Exhibit I-13

word “including” (and with correlative meaning “include” and “includes”) means “including without limitation” (and shall not be interpreted in any way as a restriction or limitation on the operative category), (iv) references to any Law refer to that applicable Law as amended from time to time and include any successor Law; (v) references to any agreement (including internal references to this Agreement set forth herein, including in any Exhibit, Schedule or Annex hereto) refer to such agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms and (vi) references to any Person mean such Person or, if applicable, that Person’s successors and permitted assigns. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

3.    Accounting Terms; Material Changes in GAAP. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Covanta will ensure that each set of financial statements delivered by it pursuant to Exhibit IV is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the most recent Covanta financial statements delivered on or prior to the Effective Date (and without giving effect to any “Accounting Change” (as defined below), unless otherwise provided in an amendment entered into as contemplated below). In the event that any Accounting Change shall occur and such change has a material impact on any of the calculations of financial covenants, standards or terms in this Agreement, then the Covanta and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial conditions of Covanta shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Covanta and the Administrative Agent, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred; provided, no other party is required to be party to any such amendment in order for it to be effective other than Covanta and the Administrative Agent. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

* * * * * * *

Exhibit I-14

EXHIBIT II CONDITIONS PRECEDENT

1.    Conditions Precedent to Effectiveness. The effectiveness of this Agreement (and occurrence of the “Effective Date”) is subject to the Administrative Agent’s having received, on or before the Effective Date, each of the following items, each of which must be in form and substance satisfactory to the Administrative Agent and the Purchasers in each such Person’s sole discretion:

(a)    A fully executed copy of this Agreement, the Purchase and Sale Agreements, the Controlled Account Agreements (covering all Collection Accounts and the Concentration Account), and the Fee Letter, each duly executed and delivered by the parties thereto.

(b)    Evidence that ownership of each of the Collection Accounts has been transferred from the applicable Originator to the Seller.

(c)    A certificate of an appropriate officer, director or manager, as applicable, of each of the Seller, Covanta, individually and as Servicer, and each other Originator, dated as of the Effective Date, certifying (i) a true, correct and complete copy of the resolutions of the Board of Directors or Managers or other appropriate body of such Person authorizing the execution, delivery and performance by it of the Transaction Documents to which it is a party is attached thereto and, with respect to the certificate of an officer of Covanta, also certifying that a true, correct and complete copy of the resolutions of the Board of Directors of Holding authorizing the execution, delivery and performance by its Subsidiaries of the Transaction Documents is attached thereto; (ii) all necessary corporate or limited liability company action and governmental approvals, if any, required with respect to this Agreement and the other Transaction Documents have been taken; (iii) that attached thereto is a true, complete and correct copy of (A) the certificate of incorporation or formation of such Person, certified by the Secretary of State (or a comparable official) of such Person’s State of organization or formation on a date reasonably near the Effective Date, (B) current by-laws, limited liability company agreement or other applicable organizational documents of such Person; and (C) good standing (or comparable) certificate of such Person issued by the Secretary of State (or a comparable official) of such Person’s jurisdiction of organization or formation on a date reasonably near the Effective Date; (iv) the names, titles and true signatures of its officers who are authorized to sign the Transaction Documents; (v) that all of the representations and warranties herein and in the other Transaction Documents are true, complete and correct as of the Effective Date and do not fail to state a fact necessary to make the foregoing not materially misleading; and (vi) that there is no Unmatured Termination Events or Termination Events in effect on the Effective Date.

(d)    A solvency certificate executed by a senior financial officer of the Seller, Covanta and each other Originator, dated as of the Effective Date, certifying that such Person is Solvent.

(e)    Completed search reports, dated a date prior to, but reasonably near the date hereof, listing all federal and state tax liens and Financing Statements filed in any jurisdiction referred to in subsection (f) of this Section that name Covanta, any other Originator or the Seller as debtor, showing no Adverse Claims on any Subject Property (unless evidence of termination is provided pursuant to subsection (h) of this Section or any interest in Subject Property

Exhibit II-1

described therein has been irrevocably released pursuant to the Disclaimer and Release described in subsection (g) of this Section).

(f)    Proper Financing Statements suitable for filing under the UCC of all jurisdictions necessary to perfect the transfers of the Subject Property (other than the Controlled Accounts) pursuant to the Purchase and Sale Agreements and this Agreement (i) naming each Originator (other than Covanta) as debtor/seller, Covanta as secured party/purchaser and the Administrative Agent, for the benefit of the Secured Parties, as total assignee secured party; (ii) naming Covanta as debtor/seller, the Seller as secured party/purchaser and the Administrative Agent, for the benefit of the Secured Parties, as total assignee secured party; and (iii) naming the Seller as debtor/seller and the Administrative Agent, for the benefit of the Secured Parties, as secured party/purchaser.

(g)    A Disclaimer and Release agreement executed by Covanta and the administrative agent under the Credit Agreement, pursuant to which the administrative agent under the Credit Agreement will irrevocably relinquish any lien on or interest in the Subject Property, the equity of the Seller, and the Covanta Notes and will agree to such other matters as the Administrative Agent may reasonably request.

(h)    Acknowledgment copies of proper termination statements (Form UCC-3), any other relevant filings, any lien release agreements, standstill agreements, or other documentation (not otherwise described in subsection (g) of this Section) necessary or desirable to evidence the termination or irrevocable release of all security interests, ownership interests, and other rights of any Person in any Subject Property (not arising under a Transaction Document) or with respect to any Subject Property included in the collateral description of any Financing Statement in effect on or prior to the Effective Date (other than pursuant to a Transaction Document) that has not been terminated (whether or not there is an underlying security interest in such Subject Property by the Person listed as secured party on any such Financing Statement);

(i)    Legal opinions of counsel for the Seller, Covanta, individually and as Servicer, and each Originator, each dated as of the Effective Date and addressed to the Purchasers, the Purchaser Agents and the Administrative Agent, from Milbank LLP or in-house counsel regarding: (i) creation and perfection of security interests (as defined in the UCC to include the sale of accounts) pursuant to the Purchase and Sale Agreements and this Agreement; (ii) corporate matters, including limited liability company or corporate authority, documents duly authorized, and enforceability; (iii) requisite approvals, licenses and consents from any Governmental Authority, (iv) no conflict with law, organizational documents, or any material contracts or agreements, including the Credit Agreement; (v) true sale of Pool Assets under each of the Purchase and Sale Agreements and non-consolidation between Seller, on the one hand and Covanta and the other Originators, on the other hand, (vi) that the companies are not required to register as an investment company (specifying, in the case of Seller, the applicability of the exemption set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act), (vii) with respect to the Seller, that it is not a “covered fund” for purposes of the Volker Rule, and (viii) such other matters as are reasonably requested by the Administrative Agent.

(j)    Satisfactory results of an audit or field exam (performed by representatives of the Administrative Agent) of the Originators and Servicer with respect to the Receivables, the ability

Exhibit II-2

of such Person to perform its obligations under the applicable Transaction Documents, collection, operating and reporting systems, the Credit and Collection Guidelines, and historical receivables data and accounts, including satisfactory results of a review of the respective operating locations.

(k)    The stand-alone powers of attorney to be delivered on or prior to the Effective Date described in Section 4.4(b).

(l)    Evidence of payment of all accrued and unpaid fees (including the structuring fee set forth in the Fee Letter) and all costs and expenses due and payable under any Transaction Document on or prior to the Effective Date, including the legal fees and expenses of Mayer Brown, LLP, counsel to the Administrative Agent.

(m)    With respect to any of the Seller, the Servicer, Covanta or any other Originator that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person.

(n)    Such other information with respect to the Pool Receivables and such other approvals or documents, in each case, as the Administrative Agent or any Purchaser may request.

(o)    Formal approval of the transactions contemplated by the Transaction Documents by the credit committees and other applicable committees for each of the Purchasers.

2.    Conditions Precedent to All Purchases and Reinvestments. Each Purchase and Reinvestment shall be subject to satisfaction of the further conditions precedent that:

(a)    In the case of each Purchase (but not any Reinvestment), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent, on or before the date of such Purchase, a completed Purchase Notice and Sold Receivables Schedule in accordance with Section 1.1(b).

(b)    On the date of such Purchase or Reinvestment, the following statements shall be true and correct both before and after giving effect to such Purchaser or Reinvestment (and acceptance of the proceeds of such Purchase or Reinvestment shall be deemed to be a representation and warranty by the Seller that such statements are then true and correct):

(i)
the representations and warranties contained in Exhibit III to this Agreement are true and correct in all material respects on and as of the date of such Purchase or Reinvestment as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold;

(ii)
no Termination Event has occurred or would result from such Purchase or Reinvestment and, with respect to any Purchase (but not any Reinvestment), no Unmatured Termination Event has occurred or would result from such Purchase;

Exhibit II-3

Exhibit II-4

(iii)	the Aggregate Capital does not exceed the lesser of the Purchase Limit and the Capital Coverage Amount;

(iv)	the outstanding aggregate Capital of all Purchasers in any Purchaser Group does not exceed the Group Commitment of such Purchaser Group;

(v)	the outstanding Capital of each Committed Purchaser does not exceed the Commitment of such Committed Purchaser;

(vi)	the aggregate Outstanding Balance of Sold Receivables does not exceed the Aggregate Capital at such time and is not less than the Aggregate Capital at such time by $100,000 or more or 0.5% or more;

(vii)	if a Purchase, each Sold Receivable newly set forth on the Sold Receivables Schedule attached to the applicable Purchase Notice is an Eligible Receivable;

(viii)	each Pool Receivable included in the calculation of the Capital Coverage Amount (after giving effect to the Purchase or Reinvestment) for purposes of item (iii) above is an Eligible Receivable; and

(ix)	the Facility Termination Date has not occurred.

(c)    Solely with respect to any Purchase (but not any Reinvestment), the Seller and the Servicer have delivered to the Administrative Agent such other information and documentation with respect to the Subject Property as is reasonably requested by the Administrative Agent.

* * * * * * *

Exhibit II-5

EXHIBIT III REPRESENTATIONS AND WARRANTIES

1.    Representations and Warranties. The Seller (with respect to itself and the Subject Property), and Covanta (with respect to itself, individually and as Servicer, and with respect to each other Seller Party (other than the Seller) and the Subject Property), hereby represents and warrants to each Purchaser, each Purchaser Agent and the Administrative Agent, on and as of the Effective Date and the date of each Purchase and Reinvestment, as follows:

(h)    Due Organization and Qualification, Good Standing, Etc. Each Seller Party is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and in good standing as a foreign limited liability company or corporation, as applicable, in each jurisdiction where the nature or conduct of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

(i)    Power and Authority; No Contravention or Adverse Claim. The execution, delivery and performance by each Seller Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the use of the proceeds of Purchases and Reinvestments by any such Seller Party, (i) are within its company powers; (ii) have been duly authorized by all necessary organizational action; (iii) do not contravene or result in a default under or conflict with (A) its organizational documents; (B) any Law, rule or regulation applicable to it except where any contravention thereof could not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect; (C) the Credit Agreement, the Transaction Documents, any other contract relating to any Material Debt or any other indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound; or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except under the Transaction Documents.

(j)    Due Execution and Delivery. Each Transaction Document to which any Seller Party is a party have been duly executed and delivered by such Seller Party.

(k)    Regulatory Actions and Approvals. No Regulatory Actions and Approvals that have not been taken or obtained are required for the due execution, delivery and performance by any Seller Party of any Transaction Document to which it is a party or by which it is bound, other than the filing of the Financing Statements and continuation statements as set forth in the applicable Transaction Documents.

(l)    Binding and Enforceable. Each Transaction Document to which a Seller Party is a party constitutes the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law,

Exhibit III-1

including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

(m)    Litigation and Proceedings. There is no pending or, to the knowledge of any Seller Party, threatened litigation, arbitration, administrative proceeding, or other action or proceeding affecting any Seller Party or any of its Subsidiaries or their respective properties before any court, arbitrator, agency or other Governmental Authority (i) asserting the invalidity or illegality of this Agreement or any other the Transaction Document or seeking to prevent the transactions contemplated hereby or thereby or the transfer of any ownership interest or security interest in any Subject Property hereunder or thereunder, (ii) naming the Seller as a party thereto, or (iii) that could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

(n)    Orders and Judgments. The Seller is not in breach or violation of any ruling, order, writ, injunction, judgment or decree of any court, arbitrator or other Governmental Authority binding on the Seller. No other Seller Party is in breach or violation of any ruling, order, writ, injunction, judgment or decree of any court, arbitrator or other Governmental Authority binding on such Seller Party that (i) could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or the performance by any Seller Party of any of its obligations hereunder or thereunder, (ii) could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect, or (iii) has any material accrued and unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority.

(o)    Reporting Accuracy. No Information Package or other written (or electronic) information, exhibit, financial statement, document, book, record, certificate or report that has been furnished by or on behalf of any Seller Party to the Administrative Agent, any Purchaser Agent or any Purchaser in connection with this Agreement or any other Transaction Document, taken individually or as a whole, fails to be true and correct in any material respect, contains any material misstatement of fact, or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such representation is only that such information was prepared in good faith based upon assumptions (which have been disclosed if material) believed to be reasonable at the time of preparation and, if applicable, in accordance with assumptions and requirements of GAAP for pro forma presentation.

(p)    Company Names and Locations. Set forth on Schedule III hereto is the following information as of the Effective Date with respect to the Seller and each Originator: (i) the complete legal name (as shown in its organizational documents on file in the office of the Secretary of State of its jurisdiction of organization), (ii) each other company name, trade name, “doing business as” name or fictitious name used in the past five years, (iii) its “location” (as defined in the UCC), being its jurisdiction of organization, and (iv) the location(s) (if any) where it maintains all Receivable Records with respect to any Pool Receivables. The Administrative Agent and each Purchaser Agent has received at least thirty (30) days’ prior written notice of any change in any of the information set forth on Schedule III.

(q)    Compliance with Law Generally. Each Seller Party is in compliance with all applicable Law except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, each Seller Party is in compliance in all respects and subject to no exceptions.

(r)    Compliance Policies. Each Seller Party shall, and shall cause its Subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by such Seller Party and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(s)    Anti-Corruption and Anti-Money Laundering Laws. No Seller Party nor any of its Subsidiaries nor their respective directors, officers or, to such Seller Party’s knowledge, any of their respective Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to such Seller Party’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(t)    Sanctions. No Seller Party nor any of its Subsidiaries nor their respective directors, officers or, to such Seller Party’s knowledge, any of their respective Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to such Seller Party’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(u)    Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification for each applicable Seller Party is true and correct in all respects.

(v)    Use of Proceeds. No proceeds of any Purchase or Reinvestment have been or will be used for any purpose that violates Regulations T, U or X of the Federal Reserve Board. No proceeds of any Purchase or Reinvestment have been or will be used in violation of any applicable Laws or Regulations of any applicable jurisdiction, including Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(w)    Eligible Receivables Representation. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance (in any Sold Receivables Schedule, Information Package, or other report, certificate or writing delivered hereunder) was, at the time of such inclusion, an Eligible Receivable.

(x)    Credit and Collection Guidelines; Controlled Accounts; Servicing. The Servicer has complied with, and the Seller has caused the Servicer to comply with, (i) the applicable Credit and Collection Guidelines, and (ii) Article IV of this Agreement, in each case (as applicable), with regard to collection and servicing of the Pool Assets and other Subject

Property, establishment and maintenance of the Controlled Accounts, instructions to Obligors, remittance of Collections, and the other matters therein described. Each of the statements set forth in Article IV with respect to any of the foregoing is an accurate description of the matters therein set forth. Each Originator has complied in all material respects with the applicable Credit and Collection Guidelines with regard to the underwriting and origination of the Pool Assets.

(y)    No Termination Event. No event has occurred and is continuing, or would result from a Purchase or Reinvestment in respect of the Pool Receivables or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

(z)    Accounting Treatment. The sale and contribution of Pool Receivables under the Purchase and Sale Agreements will be treated in its books and on its financial statements as true sales or valid capital contributions and, in either event, absolute transfers thereof by each Seller Party that is party thereto. Other than for Tax purposes, the Seller will account for each transfer of the Sold Receivables to the Administrative Agent on behalf of the Purchasers in connection with any Purchase or Reinvestment hereunder in its books and on its financial statements as sales.

(aa) No Fraudulent Transfer; Solvency. Covanta has given fair consideration and reasonably equivalent value to each Originator in exchange for its acquisition of Pool Assets under the Originator Purchase and Sale Agreement. Either Covanta has made a valid contribution to the capital of the Seller in compliance with Delaware limited liability law or the Seller has given fair consideration and reasonably equivalent value in exchange for its acquisition of Pool Assets under the Covanta Purchase and Sale Agreement. The Purchasers have given fair consideration and reasonably equivalent value to the Seller in exchange for the transfers and pledges contemplated by this Agreement and the obligations of the Seller incurred hereunder. No sale or contribution of Pool Assets under either Purchase and Sale Agreement and no Purchase or Reinvestment of Sold Assets hereunder was done with the intent to hinder, delay or defraud creditors or constitutes a fraudulent transfer or conveyance under any United States federal or applicable State bankruptcy or insolvency Laws or is otherwise void or voidable under such or similar Laws or principles or for any other reason. After giving effect to each Purchase and Reinvestment under this Agreement and each sale, contribution or other transfer of Pool Assets under either Purchaser and Sale Agreement, each of the Seller Parties is Solvent.

(bb) Ordinary Course. Each remittance or distribution of Collections and other funds by or on behalf of the Seller to the Administrative Agent, any Purchaser Agent or Purchaser pursuant to this Agreement has been (i) a payment or distribution on account of a sale consummated or debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller, and (ii) made in the ordinary course of business or financial affairs of the Seller. The sales and contributions of Pool Assets under either Purchase and Sale Agreement and all distributions and allocations of Collections and other funds thereunder has been (i) on account of a true sale and conveyance or valid contribution between the Seller Parties that are the transferor or transferee with respect thereto, as applicable, in the ordinary course of business or financial affairs of such Seller Parties, and (ii) made in the ordinary course of business or financial affairs of such Seller Parties.

(cc) Special Purpose Company; No Securities; Seller Equity. The Seller has no operations or business other than in connection with the transactions described in the Transaction Documents or incidental thereto. The Seller is a direct, wholly owned Subsidiary of Covanta and all of the membership interests (and any other equity interests) in the Seller are owned directly by Covanta free and clear of any Adverse Claims. Since its inception, the Seller has been and continues to be in compliance in all material respects with the separateness covenants set forth in Section 4 of Exhibit IV. The Seller has not issued any securities (whether debt or equity) or any equity interests other than the limited liability company interests of the Seller issued to Covanta, which are held by Covanta free and clear of any Adverse Claims. The Seller has no Debt (whether matured or unmatured) outstanding other than pursuant to the Transaction Documents (if any). The Seller has no Subsidiaries.

(dd) Pari Passu Obligations; No Pledge of Covanta Notes. The obligations of Covanta, individually and as Servicer, to the Seller, the Administrative Agent, any Purchaser Agent or any Purchaser, arising hereunder or under any other Transaction Document, are not subordinated in any way to any other obligations of Covanta or to the rights of any other Person. No Originator has sold or pledged the Covanta Notes issued to it pursuant to the Originator Purchase and Sale Agreement.

(ee) Investment Company Act; Volcker Rule. No Seller Party is required to be registered as an “investment company” under the Investment Company Act and no Seller Party is “controlled by” any a company required to be registered as an “investment company.” The Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act (although other exceptions and exclusions may apply). The Pool Assets are “eligible assets” within the meaning of Rule 3a-7 of the Investment Company Act.

(ff) Financial Statements. The audited consolidated financial statements of Holding and the unaudited consolidated financial statements of Covanta and Seller, in each case (other than Seller), and its consolidated Subsidiaries, delivered to the Administrative Agent hereunder (or publicly available) have been prepared in accordance with GAAP, consistently applied, except to the extent expressly disclosed in such financial statements, and fairly represent the consolidated financial condition and operations of Holding, Covanta or Seller, as the case may be, and (in the case of Holding and Covanta) its consolidated Subsidiaries as at the end of and for the relevant financial period covered thereby except to the extent expressly disclosed in such financial statements.

(gg) No Material Adverse Effect. Since the date of the most recent consolidated financial statements of Covanta and its consolidated Subsidiaries delivered (or publicly available) to the Administrative Agent prior to the Effective Date, there has been no event, circumstance, condition or change that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to have or result in, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Effective Date, there has been no change in the Regulatory Actions and Approvals required to be taken by any Seller Party in the conduct of its business that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to have or result in, a Material Adverse Effect.

(hh) Disregarded Entity; United States Person. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is disregarded as separate from a United States person (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States.

(ii)    Tax Filings. Each Seller Party has filed all material Tax returns and reports required by Law to be filed by it and has timely paid all Taxes, governmental charges and energy surcharges at any time owing, except for Taxes, charges or surcharges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books.

(jj)    Ownership and Transfers.

(i)    Immediately prior to any transfer to Covanta pursuant to the Originator Purchase and Sale Agreement, each Originator (other than Covanta) had good and marketable title to the Pool Assets purported to be transferred by it thereunder, free and clear of any Adverse Claims; each such transfer complied with the terms of the Originator Purchase and Sale Agreement; on the date of each transfer, Covanta had and is expected to continue to have the financial resources to pay any Covanta Notes issued or arising in connection with such transfer; and, upon giving effect to such transfer, Covanta acquired a First Priority Interest in such Pool Assets.

(ii)    Immediately prior to any transfer to the Seller pursuant to the Covanta Purchase and Sale Agreement, Covanta had good and marketable title to the Pool Assets purported to be transferred by it thereunder, free and clear of any Adverse Claims; each such transfer complied with the terms of the Covanta Purchase and Sale Agreement; and, upon giving effect to such transfer, the Seller acquired a First Priority Interest in such Pool Assets.

(iii)    With respect to any Subject Property at any time (or, if any Sold Assets have been transferred in a “true sale” hereunder, immediately prior to such transfer), Seller has (or had) good and marketable title to such Subject Property, free and clear of any Adverse Claims.

(iv)    The Administrative Agent, for the benefit of the Secured Parties, has a First Priority Interest in the Subject Property, free and clear of any Adverse Claims; no effective Financing Statement covering any Subject Property is on file in any filing or recording office, except (A) with respect to each Originator (other than Covanta), a Financing Statement filed in the jurisdiction of organization of such Originator naming such Originator as debtor/seller, Covanta as secured party/purchaser, and the Administrative Agent for the benefit of the Secured Parties as total assignee; (B) a

Exhibit III-2

Financing Statement filed in the jurisdiction of organization of Covanta naming Covanta as debtor/seller, the Seller as secured party/purchaser, and the Administrative Agent for the benefit of the Secured Parties as total assignee; (C) a Financing Statement filed in the jurisdiction of organization of the Seller naming the Seller as debtor/seller and the Administrative Agent for the benefit of the Secured Parties as secured party/purchaser; and (D) any Financing Statement for which the secured party identified thereunder has executed and delivered an irrevocable release of the Subject Property that is in form and substance satisfactory to the Administrative Agent.

(kk) Broker’s or Finder’s Commissions. No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by any Seller Party or any of its officers, directors or agents with respect to this Agreement or any other Transaction Document or with respect to the transactions among the parties hereto or thereto as contemplated hereby or thereby.

(ll) No Reliance. Each Seller Party has consulted with its own legal counsel and independent accountants to the extent it has deemed necessary regarding the Tax, accounting and regulatory consequences of the transactions contemplated by this Agreement and the other Transaction Documents to which it is party, and no Seller Party is participating in such transactions in reliance on any representations or warranties of the Administrative Agent, and Purchaser Agent, any Purchaser, or counsel of any of them, with respect to Tax, accounting, regulatory, legal or any other matters.

2.    Reliance; No Waiver. Each of the Administrative Agent, each Purchaser Agent or each Purchaser has entered into the Transaction Documents to which it is party, and all funding by any Purchaser in connection with a Purchase or Reinvestment hereunder, is made in express reliance on the accuracy of the representations and warranties set forth in this Exhibit III. The knowledge by the Administrative Agent, any Purchaser Agent or any Purchaser of any inaccuracy or breach of any representation and warranty provided by any Seller Party pursuant to this Exhibit III or any other Transaction Document, or any other instrument, certificate or agreement delivered pursuant hereto or thereto, regardless of when, how or from what source such knowledge is acquired, shall not be a waiver by such Person with knowledge or any other Person of such representation and warranty or a waiver of the rights of any of them with respect to such breach. Each of the Administrative Agent, the Purchaser Agents and the Purchasers expressly reserves the right to assert any and all claims for, or arising from, the breach of any representation and warranty by any Seller Party, regardless of any knowledge of such breach prior to the Closing Date or at any time thereafter and no such Person has any duty to disclose any such knowledge to any Seller Party.

* * * * * * *

Exhibit III-3

EXHIBIT IV COVENANTS

1.    Affirmative Covenants. The Seller, with respect to itself, hereby covenants and agrees to comply at all times with the following, and Covanta, individually and as Servicer, hereby covenants and agrees that it will, and will cause either other Seller Party to, comply at all times with the following:

(a)    Preservation of Existence. Each of the Seller and Covanta shall preserve and maintain its existence, rights, franchises, qualifications and privileges, except with respect to Covanta, to the extent that the failure so to preserve and maintain such rights, franchises, qualifications and privileges by Covanta could not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect.

(b)    Change in Name or Location. The Seller, Servicer and each Originator shall keep all Receivable Records, servicing records and all other records regarding the Pool Receivables at the address(es) specified on Schedule III and keep its “location” (as defined in the UCC) in the State set forth in Schedule III unless it has provided at least 30 days’ prior written notice to the Administrative Agent. Neither the Seller nor any Originator will change its name, organizational structure or jurisdiction of organization unless it has provided the Administrative Agent with at least 30 days’ prior written notice of any proposed change thereof. Prior to any change described in this paragraph, the applicable Seller Party shall take and complete all actions necessary or reasonably requested by the Administrative Agent to protect and perfect each sale or security interest in any Pool Assets or other Subject Property conveyed pursuant to this Agreement or either of the Purchase and Sale Agreements as required under the UCC or other applicable Law. Each notice to the Administrative Agent sent pursuant to this paragraph shall set forth the applicable change and the effective date thereof.

(c)    Servicing Records. The Servicer shall, and the Seller shall cause the Servicer (on behalf of the Seller and the Administrative Agent for the benefit of the Purchasers) to, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all Receivable Records and all other records, documents, data and information stored in any Data Medium necessary for the servicing, collection and enforcement of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(d)    Interest in Subject Property. Each Seller Party shall take all action necessary or desirable to establish and maintain a First Priority Interest in the Subject Property in favor of the Administrative Agent, for the benefit of the Secured Parties hereunder and the first priority perfected sale or contribution of Pool Assets under either Purchase and Sale Agreement.

(e)    Enforcement of Purchase and Sale Agreement. The Seller, on its own behalf and on behalf of the Purchasers, shall promptly enforce all covenants and obligations of Covanta contained in the Covanta Purchase and Sale Agreement. Covanta, and Seller (as assignee of

Exhibit IV-1

Covanta), on its own behalf and on behalf of the Purchasers, shall promptly enforce all covenants and obligations of each Originator contained in the Originator Purchase and Sale Agreement.

(f)    Taxes Filings and Payments. Each Seller Party will file all material Tax returns and reports required by law to be filed by it and will promptly pay all Taxes, governmental charges and energy surcharges at any time owing, except when failure to pay could not reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect or such Taxes, charges or surcharges are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books.

(g)    Payment of Direct Taxes. The Seller will pay when due, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Direct Taxes payable in connection with the Pool Receivables, exclusive of (i) any Taxes imposed on any Purchaser (although for the avoidance of doubt, the Seller Party shall indemnify and reimburse such Purchaser for such Taxes) and (ii) any Direct Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books.

(h)    Tax Treatment of Seller. The Seller shall at all times be treated as an entity that is disregarded as separate from its owner (as defined in Treasury Regulation Section 301.7701- 2(a)) for United States federal income tax purposes and shall take all steps necessary to ensure that the entity from which Seller is disregarded as separate is a “United States person” as defined in Section 7701(a)(30) of the Code.

2.    Negative Covenants of the Seller Parties. The Seller, with respect to itself, hereby covenants and agrees to comply at all times with the following, and Covanta, individually and as Servicer, hereby covenants and agrees that it will, and will cause either other Seller Party to, comply at all times with the following:

(a)    No Pledge or Sale. No Seller Party will, or will purport to, sell, transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any of the Subject Property except pursuant to or as otherwise provided in this Agreement or any other Transaction Document. Covanta will not sell, assign, transfer, or create or suffer to exist any Adverse Claim upon the limited liability company interest, or any other equity interest or ownership interest, in the Seller. No Originator will sell, create or suffer to exist any Adverse Claim upon any Covanta Note under which it is the payee. Without limiting the generality of the foregoing, Covanta will not become party to, and will not permit there to be any, amendment, amendment and restatement, or other modification to the Credit Agreement (or any replacement thereof with the same administrative agent or collateral agent thereunder) that would cause the Subject Property, the equity interests of the Seller, or any Covanta Note to become collateral thereunder or for any Subject Property to no longer be within the definition of “Excluded Assets” thereunder.

(b)    Extension or Amendment of Receivables. Except as expressly provided in this Agreement, no Pool Receivable or the related Contract shall be amended, modified or waived in

Exhibit IV-2

any manner that would (i) extend the maturity date of such Pool Receivable, (ii) reduce the Outstanding Balance of such Pool Receivable, (iii) change the original payment terms thereof,
(iv) give rise to any other material change in the terms and conditions thereof.

(c)    Change in Business, Business Structure or Beneficial Ownership. The Seller shall not make any change in the nature, character or scope of its business or its company structure. Neither Covanta or any Originator will make a change in the nature, character or scope of its business or its company structure that could adversely affect the collectibility of any of the Pool Assets or that could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect. No Seller Party shall make or permit any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein without the prior written consent of the Administrative Agent.

(d)    Change in Credit and Collection Guidelines No Seller Party will make or consent to any change in the Credit and Collection Guidelines that would adversely affect the value, legality, validity, enforceability, or collectability of any Pool Receivable, the credit quality of any Pool Receivable, or the enforceability of any Contract, in the case of any of the foregoing, without the prior written consent of the Administrative Agent and the Majority Purchaser Agents. The Servicer (and, if not done by the Servicer, the Seller) will provide the Administrative Agent and each Purchaser Agent with a copy of any amendment to the Credit and Collection Guidelines.

(e)	Compliance With Laws. No Seller Party shall, or shall permit its Subsidiaries to:
(i) fail to comply with all applicable Law if the failure to comply could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect (provided that Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions shall be subject to the following clause (ii)), (ii) fail to comply with any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, (iii) fail to maintain and enforce policies and procedures designed to promote and achieve compliance by such Seller Party and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (iv) use any part of the proceeds of any Purchase or Reinvestment hereunder, directly or indirectly, or otherwise make available such proceeds (A) to any Person in any manner, that would constitute or give rise to a violation of Sanctions by such Seller Party, or (B) for any payments to any official or employee of any Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws; or
(v) directly or indirectly fund all or part of any payment or reimbursement obligation hereunder or under any other Transaction Document out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction.

(f)    No Agreement Modification. Without the prior written consent of the Administrative Agent, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of formation or limited liability company agreement.

Exhibit IV-3

(g)    Restricted Payments. The Seller shall not purchase or redeem any of its membership interests or declare or pay any dividend or other distribution in respect of its membership interests unless: (i) no Termination Event or Unmatured Termination Event has occurred and is continuing; (ii) such distribution is made solely from funds permitted to be distributed to Covanta for such purpose pursuant to Section 1.4(c)(ii); (iii) such equity distribution complies with the Seller’s organizational documents and applicable Delaware limited liability company law; (iv) Covanta remains the sole direct holder of the membership interests in the Seller after giving effect thereto; and (v) after giving effect thereto, the Seller is Solvent.

(h)    No Debt or Other Business. The Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement and the other Transaction Documents; (iii) form any Subsidiary; (iv) make any investments in, or provide any loans or advances to, any other Person; provided, that the Seller shall be permitted to incur minimal obligations incidental to the day-to-day operations of the Seller (such as expenses for stationery, audits, and maintenance of its existence as a limited liability company).

(i)    Merger and Sale of Substantially All Assets. No Seller Party will consolidate or merge with or into any other Person or sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided, that any Person (other than Seller) may consolidate or merge with or into Covanta as long as (i) all requisite Regulatory Actions and Approvals have been taken and obtained; (ii) Covanta is the surviving Person after giving effect thereto; (iii) each Seller Party is Solvent after giving effect thereto; (iv) the Seller is not a party to such transaction in any respect and is not affected thereby; and (v) with respect to any Originator merging into Covanta, it does not affect the value, legality, validity, enforceability, or collectability of any Pool Asset originated by such Originator.

3.    Audit and Reporting Requirements. The Seller, with respect to itself, hereby covenants and agrees to comply at all times with the following, and Covanta, individually and as Servicer, hereby covenants and agrees that it will, and will cause either other Seller Party to, comply at all times with the following:

(a)    Audits. (i) Each of Seller Party shall, from time to time during regular business hours as reasonably requested in advance by the Administrative Agent or any Purchaser Agent, at the cost of the Servicer or, if a Seller Party is no longer the Servicer, the Seller (but subject to the proviso hereto), permit the Administrative Agent, such Purchaser Agent, or, in each case, its agents or representatives (A) to examine and make copies of and abstracts from all books, records, documents, data and information stored in any Data Medium relating to Pool Receivables and the Related Security, including the related Contracts, in the possession or control of such Seller Party; and (B) to visit its offices and properties for the purpose of examining such materials described in the foregoing clause (A), and to discuss matters relating to Pool Receivables and the Related Security or its performance hereunder or under the Contracts, to the extent applicable to such Seller Party, with any of its officers, employees, agents, contractors and accountants (and will make its outside accountants available for such discussion) having knowledge of such matters; provided that unless an Unmatured Termination Event or

Exhibit IV-4

Termination Event has occurred or there is an audit deficiency with respect to any audit, the Servicer (or, if a Seller Party is no longer the Servicer, the Seller, as the case may be) shall not be responsible to pay or reimburse the cost of any such audit other than one audit per calendar year conducted by the Administrative Agent or its designee on behalf of the Secured Parties (which audit may be in writing and provided to the other parties hereto).

(b)    Agreed Upon Procedures Report. At any time and from time to time, upon the request of the Administrative Agent, the Servicer shall (at its own cost if a Seller Party is the Servicer or, otherwise, at the Seller’s cost) cause a firm selected by the Administrative Agent, and reasonably acceptable to the Servicer, to furnish a report to the Administrative Agent, each Purchaser Agent and each Purchaser pursuant to agreed upon procedures (AUP) that are satisfactory in scope to the Administrative Agent; provided, that such AUP report will not be requested by the Administrative Agent more than once per calendar year unless a Termination Event or Unmatured Termination Event has occurred or there is a material discrepancy or deficiency reflected in, or discovered in the creation of, any prior AUP report. The Servicer shall fully cooperate with each AUP review and promptly implement any recommendations made in the related AUP report.

(c)    Reporting and Notice Requirements. Covanta shall provide or, if Covanta does not provide, the Seller shall provide, to the Administrative Agent and each Purchaser Agent the following:

(i)    as soon as possible and in any event within 120 days after the end of each fiscal year of the applicable Person, (A) a copy of Holding’s Form 10-K for such Fiscal Year, which shall include the audited consolidated balance sheets of Holding as at the end of such fiscal year and the related consolidated statements of income and cash flows of Holding for such fiscal year, setting forth in each case, the corresponding figures for the previous fiscal year in reasonable detail, and a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Holding and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit), (B) the unaudited consolidated balance sheets of Covanta and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows of Covanta and its consolidated Subsidiaries for such fiscal year, setting forth in each case, in comparative form the corresponding figures for the previous fiscal year in reasonable detail, all in reasonable detail and prepared in accordance with GAAP, and certified by a financial officer of Covanta as fairly presenting in all material respects the financial condition and results of operations of Covanta and its consolidated Subsidiaries in accordance with GAAP; and (C) an unaudited balance sheet of the Seller (on a stand-alone basis) as at the end of such fiscal year and the related statement of income or operations for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and certified by a financial officer of the Seller as fairly presenting in all material respects the financial condition and results of operations of the Seller in accordance with GAAP;

(ii)    as soon as possible and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Covanta, an unaudited balance sheet of Covanta and its consolidated Subsidiaries as at the end of such fiscal quarter and the related statement of income or operations for such fiscal quarter and for the portion of the Covanta’s fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, and certified by a financial officer of Covanta as fairly presenting in all material respects the financial condition and results of operations of Covanta and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii)    simultaneously with delivery of any financial statements pursuant to clause (i) or clause (ii) of this subsection, a compliance certificate executed by a duly authorized financial officer of Covanta certifying that (A) such person has reviewed the relevant terms of the Transaction Documents and the condition of Covanta, each other Originator and the Seller, (B) there has been no breach of any financial covenant (and showing the detailed calculations of each such financial covenant), and (C) no Unmatured Termination Event or Termination Event has occurred or is continuing or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto;

(iv)    as soon as possible, and in any event within five (5) Business Days after becoming aware thereof, notice of any change in the information provided in the Beneficial Ownership Certification for any of the Seller, the Servicer, Covanta or any Originator that would result in a change to the list of beneficial owners identified therein or the taking of any action by any such Seller Party or any other Person to consummate a transaction with respect to such Seller Party or any Affiliate thereof that would result in the foregoing;

(v)    as soon as possible and in any event within one Business Day after becoming aware thereof, notice of the occurrence of any Termination Event or Unmatured Termination Event, setting forth details thereof and the steps proposed to be taken with respect thereto;

(vi)    promptly upon becoming aware thereof, and in any event within five (5) Business Days thereof, notice of the occurrence or existence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect or apply to the Seller or any Subject Property, setting forth the details of such ERISA Event and the action that it proposes to take with respect thereto;

(vi)    promptly after becoming aware thereof, and in any event within five (5) Business Days thereof, notice of any material litigation, investigation, action or proceeding: (A) in which the Seller is a party; (B) relating to any Transaction Document; (C) involving any Seller Party that has been initiated by any Governmental Authority or in which any Governmental Authority is a party that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect; or (D) involving any Seller Party that is either seeking relief in an amount or seeking injunctive or similar relief of a type that, with respect to any of the foregoing, if adversely determined, could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect;

Exhibit IV-2

(vii)    promptly after the occurrence thereof, and in any event within five (5) Business Days thereof, notice of any event, circumstance, condition or change that (i) creates, individually or in the aggregate, a materially greater burden on any Originator with respect to required Regulatory Actions and Approvals, or (ii) could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect; and

(viii)    promptly upon request, and in any event within five (5) Business Days thereof (or such fewer days as has been reasonably requested by the Administrative Agent), all other documentation and information (including nonfinancial information) that the Administrative Agent, any Purchaser Agent or any Purchaser (or any Liquidity Provider or Program Support Provider) may from time to time reasonably request, including information with respect to (A) the conditions, operations or prospects of Covanta, any Originator, the Seller or the Servicer (and any subservicers), (B) the Subject Property and the First Priority Interest of the Administrative Agent for the benefit of the Secured Parties therein, (C) any data on the credit quality and performance of the Pool Receivables, cash flows and collateral supporting the Pool Receivables, and any other information that is necessary or desirable to conduct comprehensive and well informed stress tests on the cash flows and collateral values supporting the Pool Receivables, and
(D) any other information necessary or desirable to assist the Administrative Agent, any Purchaser Agent or any Purchaser (or any Liquidity Provider or Program Support Provider) in complying with the requirements of Regulation (EU) No. 2017/2402 of the European Parliament.

Documents required to be delivered pursuant to clause (i) of this Section 3(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov.

4.    Separate Existence. Each of the Seller and Covanta, individually and as the Servicer, hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from the Servicer, each Originator, and their respective Affiliates (other than the Seller). Therefore, from and after the date hereof, the Seller (with respect to itself) shall, and Covanta shall and shall cause each other Seller Party to, take all steps specifically required by this Agreement or otherwise prudent under applicable Law to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of any other Seller Party or any other Person and that the Seller is not a division of any of them. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Seller, with respect to itself, hereby covenants and agrees to comply at all times with the following, and Covanta, individually and as Servicer, hereby covenants and agrees that it will, and will cause either other Seller Party to, comply at all times with the following:

Exhibit IV-3

(a)    The Seller will be a limited liability company whose primary activities are restricted in its limited liability company agreement to (i) purchasing or otherwise acquiring from Covanta or any other Originator, owning, holding, granting security interests or selling interests in Pool Assets and other Subject Property; (ii) entering into agreements for the selling and servicing of the Subject Property; and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)    The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by both its organizational documents and the Transaction Documents.

(c)    As used in this paragraph, the terms “Board”, “Member”, “Officer” and “Final Payment Date” have the respective meanings given to them in the Amended and Restated Limited Liability Company Agreement of the Seller dated as of the Closing Date (as in effect on the Closing Date). Not less than one independent director (the “Independent Director”) shall be on the Board of the Seller who is an individual who (i) is not, and has not at any time during the five-year period prior to his or her appointment as Independent Director been, a direct, indirect or beneficial owner, officer, director, employee, affiliate, customer, associate or supplier of any Seller Party (other than Seller), other than his or her service as an independent manager or in a similar capacity of any similar special purpose, bankruptcy-remote company; and (ii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of its businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The limited liability company agreement of the Seller shall at all times provide that (i) none of the Seller's Member, the Board, any Officer or any other Person shall approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller without the prior unanimous written consent of the Member and the Board (including all Independent Directors); and (ii) such provision cannot be amended by the Member prior to the Final Payment Date without the unanimous written consent of the Board (including all Independent Directors).

(d)    The Independent Director shall not at any time serve as a trustee or any similar position, including as a trustee in bankruptcy for the Seller or any other Seller Party.

(e)    Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors, other professionals, a servicer and any other agent contemplated by the Transaction Documents.

(f)    The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Subject Property. The Seller will pay the Servicer the Servicing Fee pursuant to the Transaction Documents. The Servicer shall pay and be responsible for the fees of any Controlled Account Bank (and the Servicing Fee reflects such cost allocation); provided, that the Seller shall pay such fees if not paid by the Servicer when due. Subject to the foregoing, except as otherwise permitted by this Agreement, the Seller will not incur any material indirect or overhead expenses for items shared any other Seller Party that are not reflected in the Servicing Fee or an arms’ length manager’s fee. To the extent, if any, that the Seller shares items of expenses not reflected in the Servicing Fee or any such manager’s fee

Exhibit IV-4

with any Affiliate of Seller, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; provided, that the Servicer may pay all (or any portion of) the expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees.

(g)	The Seller’s operating expenses will not be paid by any other Seller Party.

(h)    The Seller’s books and records will be maintained separately from those of each other Seller Party (subject to subsection (i) below).

(i)    The Seller’s assets shall not be included in the consolidated financial statements of any other Seller Party unless required in accordance with GAAP and any such consolidated financial statements shall contain detailed notes clearly stating that (i) such other Seller Parties are separate legal entities from the Seller and the Seller’s assets and credit are not available to satisfy the debts and obligations of any of its Affiliates or any other Person and (ii) the Seller’s assets shall be listed on the Seller’s own separate balance sheet.

(j)    The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Seller Party.

(k)    The Seller will strictly observe corporate formalities in its dealings with each other Seller Party, and ensure that funds or other assets of the Seller, on the one hand, are not commingled with those of any other Seller Party, on the other hand, except as expressly permitted by this Agreement. The Seller shall not maintain joint bank accounts or other joint depository accounts; provided, that the Servicer may have access to the Controlled Accounts for purposes of collections and distributions of Pool Receivables and other proceeds of Subject Property pursuant to the terms hereof.

(l)    The Seller will maintain arm’s-length relationships with each other Seller Party. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller, on the one hand, nor any other Seller Party, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and each other Seller Party will immediately correct any known misunderstanding with respect to the foregoing, and they will not operate or purport to operate as an integrated economic unit with respect to each other or in their dealing with any other entity.

(m)    No Seller Party (other than the Seller) shall pay the salaries of the Seller’s employees, if any.

(n)    No Seller Party (other than the Seller) shall advance funds to, or guaranty debts of, the Seller, except as otherwise provided herein or in the other Transaction Documents; provided, that an Affiliate of the Seller may provide funds to the Seller in connection with its capitalization.

Exhibit IV-5

(o)    The Seller shall not guarantee, and shall not otherwise be liable, with respect to any obligation of any other Seller Party.

(p)    The Seller shall be, at all times, adequately capitalized to engage in the transactions contemplated in its limited liability company agreement and the Transaction Documents.

(q)    The Seller and each other Seller Party will take actions that are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Milbank LLP, as counsel for the Seller, in connection with this Agreement relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

* * * * * * *

Exhibit IV-6

EXHIBIT V TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)    any Seller Party shall fail to remit any payment, deposit or distribution required to be made by it under this Agreement or any other Transaction Document, including the full distribution of all amounts to be distributed pursuant to Section 1.4(e) with respect to the reduction of Capital and other Aggregate Unpaids (or there being insufficient funds for any such distribution) and, in the case of failure to pay any Yield or Fees, such failure shall continue unremedied for two (2) Business Days;

(b)    any Seller Party shall fail to comply with, perform or observe any term, covenant or agreement (i) under this Agreement or any other Transaction Document and, except as provided elsewhere in this Exhibit V, such failure shall continue for 30 days after any Seller Party has knowledge thereof or written notice thereof is delivered to the Seller or Servicer by the Administrative Agent, or (ii) set forth in Section 1.4(d)(i), Section 4.2(e), Section 4.2(f), Section
4.3 or Sections 2, 3 or 4 of Exhibit IV;

(c)	Covanta shall resign as Servicer hereunder;

(d)    any representation or warranty made or deemed made by the Seller, Covanta, any other Originator, or the Servicer (or any of their respective officers) in this Agreement or any other Transaction Document to which it is a party, or any information or report delivered by the Seller, Covanta, any other Originator, or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, or shall omit any material information necessary to make the information set forth therein not misleading, and the foregoing, if capable of being cured, shall remain uncured for 30 days after any Seller Party has knowledge thereof or written notice thereof is delivered to the Seller or Servicer by the Administrative Agent;

(e)    the Administrative Agent, for the benefit of the Secured Parties, shall for any reason not have a First Priority Interest in all of the Subject Property, fee and clear of all Adverse Claims;

(f)    the Seller, Covanta, any other Originator, or the Servicer shall be subject to any Insolvency Event;

(g)    (i) the average for three consecutive calendar months of (A) the Default Ratio shall exceed 3.25%; (B) the Delinquency Ratio shall exceed 4.25%; or (C) the Dilution Ratio shall exceed 4.00%; or (ii) at any time, (A) the Default Ratio shall exceed 4.75%; (B) the Delinquency Ratio shall exceed 5.50%; (C) the Dilution Ratio shall exceed 6.50%; or (D) Days’ Sales Outstanding shall exceed 48 days;

(h)	a Change in Control shall occur;

(i)    the sum of (i) the Aggregate Capital at any time plus (ii) the Total Reserves at such time, exceeds the sum of (A) the Net Receivables Pool Balance at such time plus, (B) the

Exhibit V-1

amount of Collections on deposit in the Concentration Account in excess of the amount required to be on deposit therein pursuant to Section 1.4(b)(ii)(A) and Section 1.4(b)(ii)(C);

(j)    the occurrence of (i) a Financial Covenant Breach, (ii) an “Event of Default” (as defined in the Credit Agreement), without giving effect to any cure thereof or any waiver thereof by the lenders under the Credit Agreement, or (iii) any failure by any Seller Party to pay any principal, interest, premium, fee or other amount payable under any Material Debt when the same becomes due or any other material breach by any Seller Party of any term or provision of any contract, agreement, mortgage, indenture or instrument that is material to such Seller Party or that evidences or relates to any Material Debt if, in any such case, such failure continues after the applicable grace period, if any, specified in the applicable contract, agreement, mortgage, indenture or instrument, but without giving effect to any waiver thereof by the parties thereto; provided, that for purposes of this clause (iii), any breach that would result in or permit any counterparty to declare (whether or not such declaration is actually made) termination thereof, acceleration of amounts due thereunder, or any mandatory redemption or defeasance thereunder shall be considered a material breach for purposes hereof;

(k)    there shall have been filed against any of the Seller, Covanta, any other Originator, the Servicer or any Affiliate thereof: (i) notice of a lien from the PBGC under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA for a failure to make a required installment or other payment to a Plan to which either of such sections applies and ten days shall have elapsed without such notice having been effectively withdrawn or such lien having been released or discharged, or (ii) a notice of any other lien the existence of which could reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect and ten days shall have elapsed without such notice having been effectively withdrawn or such lien having been released or discharged; provided, that the grace period under the foregoing clause (i) or (ii) shall not apply if such lien is against any of the Subject Property;

(l)    (i) any Transaction Document shall, in whole or in part, cease to be effective or to be the legally valid, binding and enforceable obligation of the any Seller Party that is party thereto, (ii) any Seller Party shall directly or indirectly dispute or contest such effectiveness, validity, binding nature or enforceability of any Transaction Document, or (iii) any Seller Party shall repudiate its obligations under any Transaction Document to which it is a party;

(m)    one or more judgments, writs, warrants, attachments or decrees shall have been entered against any of the Seller Parties or their respective assets and shall not have been vacated, dismissed, discharged or stayed within 60 days from the entry thereof, but with respect to any Seller Party other than Seller, only if the foregoing involves liabilities (not adequately covered by insurance from a solvent and unaffiliated insurance company that has not denied coverage) in excess of $50,000,000;

(n)    an event, circumstance, condition or change has occurred that has had or resulted, individually or in the aggregate, in a Material Adverse Effect; or

(o)    the Seller, the Servicer, Covanta or any other Originator fails to be Solvent on either a stand-alone basis or on a consolidated basis with its consolidated Subsidiaries (which, as

Exhibit V-2

measured on a stand-alone basis, shall give full effect to any intercompany debt, including the Covanta Notes).

* * * * * * *

Exhibit V-3

SCHEDULE I
CREDIT AND COLLECTION GUIDELINES

FOR COVANTA, EACH ORIGINATOR AND SERVICER
[ON FILE WITH THE ADMINISTRATIVE AGENT]

SCHEDULE II
COLLECTION ACCOUNTS AND CONCENTRATION ACCOUNT
[ON FILE WITH THE ADMINISTRATIVE AGENT]

SCHEDULE III
CORPORATE INFORMATION SELLER, SERVICER AND ORIGINATORS

Location of all Servicing Records regarding Pool Receivables as of Closing Date:
Covanta Energy, LLC 445 South Street
Morristown, NJ 07960

	Full Legal Name	Jurisdiction of Organization	Current or Former Trade Names/Fictitious Names; Prior Corporate Names
SELLER:
	CVA Finance, LLC	Delaware	None
SERVICER AND “COVANTA” (AS AN ORIGINATOR):
	Covanta Energy, LLC	Delaware	Ogden Corporation and Covanta Energy Corporation
OTHER ORIGINATORS:
1	Camden County Energy Recovery Associates, L.P.	New Jersey	None
2	Covanta 4Recovery Philadelphia LLC (f/k/a TransRiver Philadelphia LLC)	Delaware	TransRiver Philadelphia LLC
3	Covanta 4Recovery Transfer Systems LLC (f/k/a TransRiver Transfer Systems LLC)	Delaware	ARC Transfer Systems LLC and TransRiver Transfer Systems LLC
4	Covanta Abington Transfer Solutions LLC	Delaware	Veolia ES Abington, LLC, Montenay Abington, LLC, ONYX Pennsylvania Waste Services, LLC, and ONYX Abington LLC
5	Covanta Alexandria/Arlington, Inc.	Virginia	Ogden Martin Systems of Alexandria/Arlington, Inc., and Alexandria/Arlington Resource Recovery Corporation
6	Covanta Babylon, Inc.	New York	Ogden Martin Systems of Babylon, Inc.
7	Covanta Bristol, Inc.	Connecticut	Ogden Martin Systems of Bristol, Inc.
8	Covanta Dade Metals Recovery LLC	Florida	None
9	Covanta Dade Renewable Energy, LLC (f/k/a Covanta Dade Renewable Energy Ltd.)	Florida	Montenay-Dade, Ltd., and Covanta Dade Renewable Energy Ltd.

Schedule III-1

10	Covanta Delaware Valley, L.P.	Delaware	American Ref-Fuel Company of Delaware Valley, L.P., and American Ref-Fuel Company of Delaware County, L.P.
12	Covanta Energy Marketing LLC	Delaware	None
13	Covanta Environmental Solutions, LLC	Delaware	None
14	Covanta Essex Company	New Jersey	American Ref-Fuel Company of Essex County
15	Covanta Fairfax, Inc.	Virginia	Ogden Martin Systems of Fairfax, Inc., Ogden Martin Systems of Fairfax, Inc.
16	Covanta Harrisburg, Inc.	Delaware	None
17	Covanta Haverhill Associates, LLC (f/k/a Covanta Haverhill Associates)	Massachusetts	Ogden Haverhill Associates and Covanta Haverhill Associates
18	Covanta Hempstead Company	New York	American Ref-Fuel Company of Hempstead
19	Covanta Hennepin Energy Resource Co, LLC (f/k/a Covanta Hennepin Energy Resource Co., Limited Partnership)	Delaware	Hennepin Energy Resource Co., Limited Partnership, Covanta Hennepin Energy Resource Co., Limited Partnership
20	Covanta Hillsborough, Inc.	Florida	Ogden Martin Systems of Hillsborough, Inc.
21	Covanta Honolulu Resource Recovery Venture, LLC (f/k/a Covanta Honolulu Resource Recovery Venture)	Hawaii	Honolulu Resource Recovery Venture, Covanta Honolulu Resource Recovery Venture
22	Covanta Huntington, LLC (f/k/a Covanta Huntington Limited Partnership)	Delaware	Ogden Martin Systems of Huntington Limited Partnership, C-E Huntington Limited Partnership and Covanta Huntington Limited Partnership
23	Covanta Huntsville, Inc.	Alabama	Ogden Martin Systems of Huntsville, Inc.
24	Covanta Indianapolis, Inc.	Indiana	Massburn, Inc. and Ogden Martin Systems of Indianapolis, Inc.
25	Covanta Kent, Inc.	Michigan	Ogden Martin Systems of Kent, Inc.

Schedule III-2

26	Covanta Lake II, Inc.	Florida	New Covanta Lake Co.
27	Covanta Lancaster, Inc.	Pennsylvania	Ogden Martin Systems of Lancaster, Inc.
28	Covanta Lee, Inc.	Florida	Ogden Martin Systems of Lee, Inc.
29	Covanta Long Beach Renewable Energy Corp.	Delaware	Montenay Pacific Power Corporation and Veolia ES Long Beach Corporation
30	Covanta MacArthur Renewable Energy, Inc.	New York	Montenay Thiells Corporation, Montenay Islip Inc., and Veolia ES Islip Inc.
31	Covanta Marion, Inc.	Oregon	Ogden Martin Systems of Marion, Inc. and Trans Energy - Oregon, Inc.
32	Covanta Metals Marketing LLC	Delaware	None
33	Covanta Montgomery, Inc.	Maryland	Ogden Martin Systems of Montgomery, Inc.
34	Covanta Niagara I, LLC (f/k/a Covanta Niagara, L.P.)	Delaware	American Ref-Fuel Company of Niagara, L.P., and Covanta Niagara, L.P.
35	Covanta Pasco, Inc.	Florida	Ogden Martin Systems of Pasco, Inc.
36	Covanta Plymouth Renewable Energy, LLC (f/k/a Covanta Plymouth Renewable Energy Limited Partnership)	Delaware	Montenay Montgomery Limited Partnership and Covanta Plymouth Renewable Energy Limited Partnership
37	Covanta Stanislaus, Inc.	California	Ogden Martin Systems of Stanislaus, Inc., and Stanislaus Waste Energy Company
38	Covanta Sustainable Solutions, LLC (f/k/a Covanta 4Recovery, L.P.)	Delaware	TransRiver Marketing Company, L.P., Covanta 4Recovery, L.P., and Covanta 4Recovery, LLC
39	Covanta Tulsa Renewable Energy, LLC (f/k/a Covanta WBH, LLC)	Delaware	WBH Generating Company, LLC and Covanta WBH, LLC

Schedule III-3

Schedule III-4

40	Covanta York Renewable Energy LLC	Delaware	Montenay York Resource Energy Systems, LLC, Veolia ES York, LLC and Covanta Hudson Valley Renewable Energy LLC
41	ECOvanta, LLC	Delaware	None
42	GARCO, Inc.	North Carolina	None
43	Peabody Monofill Associates, Inc.	Massachusetts	None
44	SEMASS Partnership	Massachusetts	SEMASS Associates
45	Chesapeake Waste Solutions LLC	Delaware	Chesapeake Waste Solutions, Inc.
46	Covanta Environmental Solutions Carriers II, LLC	Wisconsin	Advanced Waste Services, Inc. and Advanced Waste Carriers, LLC
47	Advanced Waste Services of Indiana, LLC	Wisconsin	Advanced Waste Services of Indiana, Inc.
48	Waste Recovery Solutions, LLC	Florida	Waste Recovery Solutions, Inc., Covanta Environmental Solutions Carriers I, LLC
49	Environmental Pharmaceuticals, LLC	Arizona	None
50	Industrial Oil Tank Service Corporation	New York	None
51	Covanta Bondi, LLC	Delaware	None
52	Covanta Projects, LLC	Delaware	Ogden Projects, Inc. and Covanta Projects, Inc.
53	Covanta Palm Beach Resource Recovery LLC	Florida	Palm Beach Resource Recovery Corporation
54	Covanta Southeastern Connecticut Company	Connecticut	American Ref-Fuel Company of Southeastern Connecticut

* * * * * * *

Schedule III-4

SCHEDULE IV
NOTICE ADDRESSES AND DIRECTED ACCOUNT INFORMATION
[ON FILE WITH THE ADMINISTRATIVE AGENT]

ANNEX A
Receivables Purchase Agreement

FORM OF INFORMATION PACKAGE [PROVIDED SEPARATELY TO SELLER]

Annex A-1

Annex A-1

Annex A-2

ANNEX B
Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

    , [20 ]

Crédit Agricole Corporate and Investment Bank 1301 Avenue of the Americas
New York, NY 10019 Attention: GMD Securitization
Email: transaction.management@ca-cib.com; conduit.funding@ca-cib.com

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among CVA FINANCE LLC, as Seller (the “Seller”), COVANTA ENERGY, LLC, individually and as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Purchase Notice pursuant to Section 1.1(b) of the Receivables Purchase Agreement.

1.    Seller desires to sell the new Sold Receivables listed on the Sold Receivables Schedule attached hereto.

2.	The requested Purchase Date is:

3.	The Aggregate Funding Amount for the foregoing purchase is $ .

4.    After giving to the Purchase on the Purchase Date, the Capital Coverage Amount, as evidenced by the attached data file, shall be: $     .

5.	After giving to the Purchase on the Purchase Date, the Aggregate Capital shall be:
$     .

Annex B-1

6.    Seller hereby represents and warrants as of the date hereof, and is deemed to represent and warrant as of the date of the requested Purchase (both before and after giving effect to such Purchase), as follows:

(i)
the representations and warranties contained in Exhibit III to the Receivables Purchase Agreement are now and will be, on the date of such Purchase (both before and after giving effect thereto) true and correct in all material respects as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold;

(ii)	no Termination Event or Unmatured Termination Event exists or will result from the Purchase;

(iii)	the Aggregate Capital does not exceed the lesser of the Purchase Limit and the Capital Coverage Amount;

(iv)	the outstanding aggregate Capital of all Purchasers in any Purchaser Group does not exceed the Group Commitment of such Purchaser Group;

(v)	the outstanding Capital of each Committed Purchaser does not exceed the Commitment of such Committed Purchaser;

(vi)	the aggregate Outstanding Balance of Sold Receivables does not exceed the Aggregate Capital at such time and is not less than the Aggregate Capital at such time by $100,000 or more or 0.5% or more;

(vii)
each Sold Receivable newly set forth on the Sold Receivables Schedule attached hereto is an Eligible Receivable and each Pool Receivable included in the calculation of the Capital Coverage Amount (after giving effect to the Purchase) on this Purchase Notice is an Eligible Receivable; and

(viii)	the Facility Termination Date has not occurred.

7.	BANK ACCOUNT for receipt of funds:

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

CVA FINANCE LLC

By:     Name:     Title:

Annex B-2

ANNEX C
Receivables Purchase Agreement

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement dated as of [     ] (this “Assignment Agreement”) is by and between [Assignor Purchaser] (the “Assignor”) and [Assignee Purchaser] (the “Assignee”), and is consented to by Crédit Agricole Corporate and Investment Bank, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and the Purchaser Agent for the Assignee identified herein.

BACKGROUND

Reference is made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified through the date hereof, the “RPA”), among CVA Finance LLC, as Seller (the “Seller”), Covanta Energy, LLC, individually and as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and the Administrative Agent. Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the RPA.
Assignor and Assignee agree as follows:
A.    Assignment. As of the Assignment Effective Date, subject to the terms of Section 7.3 of the RPA, in consideration for payment of the Assignment Payment and other agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, all of the Assignor’s right, title and interest in, to and under the Assigned Interest. On the Assignment Effective Date, Assignee will pay the Assignment Payment to the account designated by the Assignor in immediately available funds.
For purposes hereof, the following terms have the following meanings:
“Assigned Percentage” means [ %].
“Assigned Interest” means the Assigned Percentage of each of the following (as determined immediately prior to the assignment hereunder): (i) if Assignor is a Committed Purchaser, Assignor’s Commitment, (ii) Assignor’s Capital, (iii) all fees, Yield, and other Aggregate Unpaids owing to Assignor as Purchaser pursuant to the RPA or any other Transaction Document, (iv) Assignor’s interest in, and rights and obligations under, the Transaction Documents and any certificates, documents or instruments delivered pursuant thereto, and (v) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor in its capacity as a Purchaser against any Person, whether known or unknown, arising under or in connection with the any Transaction Document, the transactions contemplated thereby, or in any way related to any of the foregoing (and not compensating Assignor for a loss actually incurred or suffered by Assignor).
“Assignment Effective Date” means [         ]. “Assignment Payment” means [     ].

Annex C-1

B.    Party to RPA. As of the Assignment Effective Date, upon acceptance and recording by the Administrative Agent of the assignment hereunder, (i) the Assignee will be a party to the RPA as a [Conduit Purchaser][Committed Purchaser] thereunder and have all rights and obligations of a [Committed][Conduit] Purchaser thereunder to the extent of the Assigned Interest, and (ii) the Assignor will relinquish its rights and be released from its obligations under the RPA to the extent of the Assigned Interest. Assignee hereby agrees to be bound by, and to comply with the terms applicable to it as a [Committed][Conduit] Purchaser under, all of the Transaction Documents.

C.    Purchaser Agent; Purchaser Group. The Assignee’s Purchaser Agent is [     ]. If such Purchaser Agent was not party to the RPA immediately prior to the Assignment Effective Date, by execution of the approval hereof, such Purchaser Agent hereby agrees to be bound by, and to comply with the terms applicable to it as, a Purchaser Agent under all of the Transaction Documents. If Assignee is a Conduit Purchaser, the parties acknowledge that the Purchaser Group of such Conduit Purchaser must be either (i) the Purchaser Group of the Assignor immediately prior to the assignment hereunder, or (ii) if a Committed Purchaser in the Purchaser Group of Assignor is assigning all or any part of its Commitment on the Assignment Effective Date to a Committed Purchaser in a different Purchaser Group, the Purchaser Group for such assignee Committed Purchaser.

D.    Details of Assigned Interest. From and after the Assignment Effective Date, payments and distributions (including Capital, Yield, fees and other amounts) shall be remitted in accordance with the Transaction Documents based on the information set forth in Columns B and C of the chart below.

	A	B	C
	Assignor Pre-Assignment	Assignor Post-Assignment (Col A - Col C)	Assignee Post-Assignment (Assigned Percentage of Col A)
Commitment (if Committed Purchaser)	$	$	$
Capital	$	$	$
Accrued Yield/Fees/Other Aggregate Unpaids (not Capital)	$	$	$

E.    No Recourse; Representations. The assignment of the Assigned Interest hereunder is without recourse to the Assignor. The Assignor hereby represents and warrants to the Assignee that immediately prior to the assignment hereunder, (i) the Assignor is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) the Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby. Except as set forth in the preceding sentence, Assignor makes no representation or warranty hereunder with respect to the Assigned Interest. Without limiting the generality of the foregoing, Assignor makes no representation or warranty and assumes no responsibility in any manner with respect to: (1) any statements, warranties or representations made in or in connection with any Transaction Document or any other instrument or document furnished pursuant thereto, (2) the execution, legality, validity, enforceability, genuineness,

Annex C-2

sufficiency or value of any Transaction Document or any other instrument or document furnished pursuant thereto; or (3) the financial condition of the Seller, Covanta, any other Originator, or any other Person, or the performance or observance by any Person of any of

Annex C-3

its respective obligations under any Transaction Document or any other instrument or document furnished pursuant thereto.

F.    Assignee Bound; Representations and Agreements of Assignee. Attached to this Assignment Agreement is any tax documentation required to be delivered by the Assignee as a Purchaser pursuant to the RPA. The Assignee represents, warrants and agrees that: (i) it is either an “Accredited Investor” as defined in Rule 501(a) under the Securities Act or a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act; (ii) it has experience and expertise in the making of or investing in financings such as the financing contemplated by the RPA; (iii) it will maintain the Assigned Interest for its own account in the ordinary course of its business and without a view to distribution within the meaning of any federal, State or other securities laws, it being understood that, subject to the terms of the RPA, the disposition of the Assigned Interest acquired by the Assignee hereunder will at all times remain within its exclusive control; (iv) it has received copies of the RPA, the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; and (v) it has made and will continue to make, independently and without reliance upon the Administrative Agent, any Purchaser Agent, the Assignor or any other Purchaser, and based on such documents and information as it will deem appropriate at the time, its own credit decisions in taking or not taking any action under any of the Transaction Documents; and (vi) this Assignment Agreement has been duly authorized, executed and delivered by the Assignee pursuant to proper power and authority and constitutes the legal, valid and binding obligation of the Assignee, enforceable against Assignee in accordance with its terms, subject to bankruptcy, insolvency and equitable principles.

G.    Appointments. Assignee hereby appoints and authorizes the Administrative Agent and its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under the RPA and the other Transaction Documents as are delegated to such Person in such agency capacity by the terms thereof, together with such powers as are reasonably incidental thereto.

H.    Effectiveness of Assignment; Register. This Assignment Agreement will be effective upon execution by the parties hereto, with any consents required pursuant to the RPA. The Administrative Agent will record the assignment in the Register pursuant to the terms of the RPA.

I.    GOVERNING LAW. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

J.    General Provisions. This Assignment Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, and the parties to the Transaction Documents. This Assignment Agreement may be executed in any number of counterparts, which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy, pdf attachment to email, or other electronic delivery will be effective as delivery of a manually executed counterpart of this Assignment Agreement.

[SIGNATURE PAGES TO FOLLOW]

Annex C-4

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their duly authorized representatives as of the date first above written.

ASSIGNOR:	ASSIGNEE:
By:_	By:_
Title:	Title:
ASSIGNEE NOTICE ADDRESS:
Accepted and Agreed:

[     ], as Purchaser Agent for Assignee By:
Name Printed:
Title:

[Address]

Consented and Accepted for Recordation:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent By:_
Name Printed:
Title:

By:_             Name Printed:      Title:

Annex C-5

ANNEX D-1
Receivables Purchase Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among CVA Finance LLC, as Seller (the “Seller”), Covanta Energy, LLC, individually and as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and Crédit Agricole Corporate and Investment Bank, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

Pursuant to the provisions of Section 7.6(b)(ii)(C) of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Seller and the Administrative Agent in writing and deliver promptly to the Seller and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Seller or Administrative Agent) or promptly notify the Administrative Agent and the Seller in writing of its legal ineligibility to do so, and
(2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF FOREIGN PURCHASER]

By:     Name:     Title:

Date:     , 20

Annex D-1-1

ANNEX D-2
Receivables Purchase Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among CVA Finance LLC, as Seller (the “Seller”), Covanta Energy, LLC, individually and as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and Crédit Agricole Corporate and Investment Bank, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

Pursuant to the provisions of Section 7.6(b)(ii)(D) of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Purchaser in writing and deliver promptly to such Purchaser an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Purchaser) or promptly notify such Purchaser in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:     Name:     Title:

Date:     , 20

Annex D-2-1

ANNEX D-3
Receivables Purchase Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among CVA Finance LLC, as Seller (the “Seller”), Covanta Energy, LLC, individually and as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and Crédit Agricole Corporate and Investment Bank, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

Pursuant to the provisions of Section 7.6(b)(ii)(D) of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the interest portfolio exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Purchaser with IRS Form W- 8IMY accompanied by one of the following forms from each of its Applicable Partners/Members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Purchaser in writing and deliver promptly to such Purchaser an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Purchaser) or promptly notify such Purchaser in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Annex D-3-1

[NAME OF PARTICIPANT]

By:     Name:     Title:

Date:     , 20

Annex D-3-2

ANNEX D-4
Receivables Purchase Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among CVA Finance LLC, as Seller (the “Seller”), Covanta Energy, LLC, individually and as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and Crédit Agricole Corporate and Investment Bank, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

Pursuant to the provisions of Section 7.6(b)(ii)(D) of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Commitment(s), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its Applicable Partners/Members: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Seller and the Administrative Agent in writing and deliver promptly to the Seller and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Seller or Administrative Agent) or promptly notify the Administrative Agent and the Seller in writing of its legal ineligibility to do so, and
(2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Annex D-4-1

[NAME OF FOREIGN PURCHASER]

By:     Name:     Title:

Date:     , 20

Annex D-4-2